As filed with the Securities and Exchange Commission on January 21, 2026

Registration No. 333-292173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
TurnOnGreen, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3679	20-5648820
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

____________________

1421 McCarthy Blvd.

Milpitas, California 95035

Tel: (510) 657-2635

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amos Kohn

Chief Executive Officer and Chairman

TurnOnGreen, Inc.

1421 McCarthy Blvd.

Milpitas, California 95035

Tel: (510) 657-2635

(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Copies to:

Donte Z. Bronaugh, Esq. General Counsel TurnOnGreen, Inc. 122 East 42nd Street, Suite 5000 New York, NY 10168 (646) 701-5496	Kenneth A. Schlesinger, Esq. Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, NY 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-292173) (the “Registration Statement”), which was originally filed with the U.S. Securities and Exchange Commission on December 16, 2025 and declared effective on December 29, 2025, is being filed to (i) update the date of the independent registered public accounting firm’s report included in the Registration Statement and to file a corresponding updated consent, (ii) update disclosures required by Item 402 of Regulation S-K to reflect the registrant’s most recently completed fiscal year, and (iii) update disclosures regarding the issuance and sale of securities that occurred subsequent to the effectiveness of the Registration Statement.

In addition, the Registration Statement has been updated in certain limited respects to make non-substantive, conforming, or ministerial changes. Except as expressly described above, no other changes have been made.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED _____, 2026

TurnOnGreen, Inc.

47,142,858 shares of Common Stock

This prospectus relates to the resale or other disposition from time to time in one or more offerings of up to 47,142,858 shares of common stock, par value $0.001 per share (“Common Stock”) (such amount includes the conversion of the principal amount of the Conversion Notes (as defined below)), issuable upon the conversion of convertible promissory notes based upon the minimum conversion price of $0.035 per share (the “Floor Price”), as described in more detail below, to be offered by the Selling Stockholder. The term “Selling Stockholder” refers to the Selling Stockholder named in this prospectus, or certain transferees, assignees or other successors-in-interest that may receive our Common Stock from the Selling Stockholder. We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholder.

On October 29, 2025, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with SJC Lending LLC, a Delaware limited liability company (“SJC”), pursuant to which SJC has agreed to purchase convertible promissory notes in the aggregate principal amount of up to $1,650,000 (the “Convertible Notes”) for a total purchase price of $1,500,000. The Securities Purchase Agreement provides that the purchase of the Convertible Notes will be made through seven separate tranche closings. The initial tranche closing, which occurred on October 29, 2025, consisted of the issuance of a Convertible Note to SJC in the principal amount of $440,000, for a purchase price of $400,000.

Pursuant to the Securities Purchase Agreement, SJC purchased the second tranche of Convertible Notes in the principal amount of $220,000 for a purchase price of $200,000 on December 16, 2025.

Additionally in accordance with the Securities Purchase Agreement, and subject to certain conditions being satisfied, SJC will purchase additional Convertible Notes having an aggregate principal face amount of $990,000 for a total purchase price of $900,000, to be funded in monthly increments consistent with the tranche schedule set forth in the Securities Purchase Agreement.

The Convertible Notes accrue interest at the rate of 12% per annum, unless an event of default (as defined in the Convertible Notes) occurs, at which time the Convertible Notes in excess of $300,000 would accrue interest at 20% per annum. Each Convertible Note will mature on the first anniversary of issuance of such Convertible Note. The Convertible Notes are convertible into shares of the Company’s Common Stock on the terms and conditions set forth in the Convertible Notes, at a conversion price (the “Conversion Price”) equal to the greater of (i) the Floor Price, which Floor Price shall not be adjusted for stock dividends, stock splits, stock combinations, or other similar transactions, and (ii) an amount representing a 20% discount to the Company’s lowest VWAP (as defined in the Convertible Notes) on any trading day during the ten (10) trading days immediately prior to the date of conversion.

The shares are being registered to satisfy an obligation included in the Securities Purchase Agreement providing for the registration of the shares of common stock issuable upon conversion of the Convertible Notes (the “Conversion Shares”).

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is quoted on the OTCID Market under the symbol “TOGI.” The quotations reported on the OTCID Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions. On January 20, 2026, the last reported sale price of our Common Stock was $0.059 per share.

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of our shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 70.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our Common Stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___, 2026

TABLE OF CONTENTS

TABLE OF CONTENTS	i
ABOUT THIS PROSPECTUS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	36
USE OF PROCEEDS	37
MARKET FOR OUR COMMON STOCK	38
DIVIDEND POLICY	39
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40
DESCRIPTION OF THE BUSINESS	44
MANAGEMENT AND BOARD OF DIRECTORS	57
EXECUTIVE AND DIRECTOR COMPENSATION	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61
DESCRIPTION OF CAPITAL STOCK	64
SELLING STOCKHOLDER	69
PLAN OF DISTRIBUTION	70
DESCRIPTION OF THE CONVERTIBLE NOTE FINANCING	72
LEGAL MATTERS	73
EXPERTS	73
WHERE YOU CAN FIND MORE INFORMATION	73
INDEX TO FINANCIAL STATEMENTS	F-1

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”). The Selling Stockholder may, from time to time, sell up to 47,142,858 shares of Common Stock, as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the Common Stock described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus filed with the SEC. Neither we nor the Selling Stockholder has authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any shares of Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States, neither we nor the Selling Stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Common Stock and the distribution of this prospectus outside the United States.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our company” and similar terms refer to TurnOnGreen, Inc. and its consolidated subsidiaries.

Industry and Market Data

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, and publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications, and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Trademarks

We own or have rights to use various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks, and tradenames of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, TM, or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because the following is only a summary, it does not contain all of the information you should consider before investing in our shares of Common Stock. Before making an investment decision, you should carefully read all of the information contained in this prospectus and the documents incorporated by reference, including the risks described under “Risk Factors” on page 8 herein and the Management’s Discussion and Analysis and our consolidated financial statements and the related notes included herein.

Company Overview

TurnOnGreen, Inc. (“TOGI” or the “Company”), a Nevada corporation, through its wholly owned subsidiaries Digital Power Corporation (“Digital Power” or “DPC”) and TOG Technologies, Inc. (“TOGT”), designs and manufactures innovative, feature-rich, and highly engineered power electronic solutions for mission-critical applications operating in some of the world’s most demanding environments. The Company serves a diverse set of industries, including defense and aerospace, medical and healthcare, telecommunications, industrial, and e-Mobility.

With more than 50 years of experience in high-performance power conversion, TOGI delivers reliable, high-efficiency products tailored to meet complex operational requirements. The Company collaborates closely with customers to develop customized solutions that enhance performance, sustainability, and system reliability across a broad range of applications.

Leveraging this long-standing expertise, TOGT has expanded TOGI’s proprietary power technology into the electric vehicle (“EV”) charging market. The Company began commercial sales of its high-speed EV charging solutions in 2021 and has developed a portfolio of hardware and networked charging systems for residential, commercial, and fleet use. These charging solutions feature compact power electronics, high output density, and configurable firmware and are designed to support customers across hospitality, workplace, healthcare, municipal, educational, and industrial locations.

Digital Power Corporation

At Digital Power, we provide a comprehensive range of advanced, integrated power system solutions engineered to meet the diverse and precise requirements of our customers with the highest levels of efficiency, flexibility, and scalability. The core focus of our business is the design, development, and manufacture of custom power systems for mission-critical defense and aerospace applications. These systems are built to operate with exceptional reliability in harsh, high-stress environments, including extreme temperatures, electromagnetic exposure, altitude variation, and rigorous shock and vibration conditions. Our defense-grade products are utilized in a wide variety of platforms and subsystems, including communications, surveillance, guidance, targeting, and unmanned systems.

Beyond defense and aerospace, our power solutions are deployed in demanding industrial, telecommunications, and medical instrumentation applications. Our products incorporate adaptive digital power management and configurable software control, enabling high power density, improved efficiency, and precise output performance to satisfy both end-user needs and original equipment manufacturer (“OEM”) specifications.

In addition to custom-engineered defense and industrial systems, Digital Power offers a broad range of industry-standard power products. These include our AC/DC Open Frame series, which we believe to be among the industry’s leading high-efficiency power switchers, available in highly compact formats and modular architectures that support configurable multiple DC outputs. We also supply high-power and high-voltage laser power solutions tailored for medical, dental, and industrial pulsed-energy applications, as well as high-performance power products used in data-center infrastructure, semiconductor fabrication equipment, and desktop computing. Our portfolio further includes ruggedized AC/DC and DC/DC conversion systems and value-added engineered solutions for customers requiring highly specialized performance characteristics.

1

TOG Technologies, Inc.

At TOG Technologies we provide electric vehicle (“EV”) drivers and site hosts with convenient, reliable, and high-speed charging solutions. TOGT designs, manufactures, resells, owns, operates, and supplies Level 2 alternating current (“AC”) and direct current fast charging (“DCFC”) EV charging solutions for residential, commercial, and fleet applications. Our Level 2 charging systems are deployed at single-family homes, multi-family residences, hospitality healthcare facilities, retail properties, municipalities, schools/universities, workplaces, and fleet depots. Our DCFC systems are designed for high-traffic urban, suburban, corridor, destination, and fleet locations, where rapid charging and high utilization are essential.

Leveraging more than 50 years of experience in high-performance power conversion, TOGT develops charging hardware and software solutions that address the expected global expansion of EV infrastructure and the increasing energy demands of battery-electric vehicles.

Recent Developments

On October 29, 2025, we entered into the Securities Purchase Agreement with SJC, pursuant to which SJC agreed to purchase up to an aggregate principal amount of $1,650,000 in Convertible Notes for a total purchase price of $1,500,000 (the “Loan”).

The Securities Purchase Agreement provides that the purchase of the Convertible Notes will occur in seven separate tranche closings, although SJC may, in its sole discretion, purchase any principal face amount of Convertible Notes prior to the scheduled tranche dates. The initial tranche closing, which occurred on October 29, 2025, consisted of the issuance of a Convertible Note in the principal amount of $440,000 for a purchase price of $400,000.

Pursuant to the Securities Purchase Agreement, SJC purchased the second tranche of Convertible Notes in the principal amount of $220,000 for a purchase price of $200,000 on December 16, 2025.

Additionally in accordance with the Securities Purchase Agreement, and subject to certain conditions being satisfied, SJC will purchase additional Convertible Notes having an aggregate principal face amount of $990,000 for a total purchase price of $900,000, to be funded in monthly increments consistent with the tranche schedule set forth in the Securities Purchase Agreement.

The Convertible Notes accrue interest at 12% per annum, increasing to 20% per annum on amounts in excess of $300,000 upon the occurrence of an event of default (as defined in the Convertible Notes). The Convertible Notes mature on the first anniversary of their respective issuance dates. The Convertible Notes are convertible into shares of our common stock at a conversion price equal to the greater of (i) $0.035 per share, which shall not be adjusted for stock dividends, stock splits, stock combinations, or other similar transactions, and (ii) an amount representing a 20% discount to the lowest VWAP (as defined in the Convertible Notes) of our common stock on any trading day during the 10 trading days immediately preceding the conversion date.

See “Description of the Convertible Note Financing” for more information.

Corporate Information

We were incorporated in Nevada in April 2005. On January 15, 2024, we changed our name to TurnOnGreen, Inc. As a result of having no business or revenues from at least 2005 through September 6, 2022, we were previously deemed a shell company. As of September 6, 2022, we are no longer a shell company.

The principal executive offices of TurnOnGreen are located at 1421 McCarthy Blvd., Milpitas, California 95035 and its telephone number is (510) 657-2635. TurnOnGreen maintains a corporate website at www.turnongreen.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

2

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. The risks described under the heading “Risk Factors” immediately following this prospectus summary may have an adverse effect on our business, cash flows, financial condition and results of operations. These principal risks include, but are not limited to, the following:

Risks Related to Our Business

•	We have incurred recurring losses, expect to continue incurring losses for the foreseeable future, and our auditors have issued a going-concern qualification, which raises substantial doubt about our ability to continue operations without obtaining additional capital.

•	We rely heavily on external financing, and future debt or equity financings may not be available on acceptable terms, or at all. Any such financing may impose restrictive covenants or result in significant dilution to our stockholders.

•	Our business model continues to evolve and may increase operational complexity, strain internal resources, and make it more difficult to forecast future results.

•	Our growth strategy includes acquisitions, which expose us to risks related to identifying suitable targets, integrating acquired businesses, achieving anticipated efficiencies, retaining key personnel, and maintaining customer relationships.

•	We depend on third-party suppliers and manufacturers, many located in China, Taiwan, and Israel—and disruptions caused by tariffs, political instability, supply chain issues, or trade policy changes may materially affect our operations.

•	Climate-related events, natural disasters, energy disruptions, or geopolitical instability may delay supply chains, impair operations, or reduce customer demand.

•	Weaknesses in our internal controls and financial reporting processes could impair the accuracy of our financial statements and reduce investor confidence.

Risks Related to This Offering

•	Our Comon Stock has a limited trading market and may experience extreme price volatility, making it difficult for investors to sell their shares at desired times or prices.

•	Our Comon Stock may be considered a “penny stock,” subjecting it to heightened SEC rules and broker-dealer requirements, which can limit liquidity and reduce investor interest.

3

•	Future issuances of Comon Stock—whether pursuant to financings, warrant exercises, option exercises, or other transactions—may cause substantial dilution to existing stockholders.

•	A small number of stockholders may control a significant portion of our outstanding shares and may influence or control important corporate decisions.

•	We may issue preferred stock without stockholder approval, which could have rights superior to those of Comon Stockholders and could adversely affect the value of our Comon Stock.

Risks Related to the EV Industry

•	Changes in U.S. and international fuel-economy standards, tax incentives, or regulatory policies may reduce demand for electric vehicles and related charging products.

•	Declining EV demand or slower-than-expected adoption of EV technologies may reduce the need for our products and services.

•	We operate in a competitive, rapidly evolving industry with larger, better-capitalized competitors who may develop superior technologies, reduce prices, or capture market share.

•	The EV industry is highly dependent on global supply chains, and disruptions in battery materials, electronics, or critical components could negatively affect demand and pricing.

Risks Related to Our Relationship With Hyperscale

•	We cannot rely on Hyperscale or any affiliated entity to provide future financial assistance, capital support, or operational resources, and any assumption that such support will continue could be incorrect.

•	Any financial instability, liquidity constraints, or strategic changes at Hyperscale could adversely impact our operations, reputation, or ability to raise capital.

•	Our reliance on Hyperscale for certain shared resources, relationships, or strategic initiatives may expose us to risks outside our direct control and could materially impact our ability to execute our business plan.

•	Conflicts of interest may arise between our company and Hyperscale, which could result in decisions that are not aligned with the interests of our other stockholders.

4

THE OFFERING — RESALE OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES

Issuer	TurnOnGreen, Inc.

Shares of Common Stock offered by the Selling Stockholder	Up to 47,142,858 shares of Common Stock to be issued upon the conversion of the Convertible Notes based upon the minimum conversion price of $0.035 per share.

Shares of Common Stock outstanding on January 20, 2026	183,983,122 shares of Common Stock

Shares of Common Stock outstanding after giving effect to issuance of all Conversion Shares	231,125,980 shares of Common Stock

Use of proceeds	We will not receive any proceeds from the resale of the Conversion Shares. See the section titled “Use of Proceeds.”

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the shares of Common Stock.

Plan of distribution	The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

OTCID Market trading symbol	“TOGI”

5

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods indicated. We have derived the following summary of our statements of operations data for the years ended December 31, 2024 and 2023 and the balance sheet data as of December 31, 2024 and 2023 from our audited financial statements included elsewhere in this prospectus. We have derived the following summary of our statements of operations data for the nine months ended September 30, 2025 and 2024 and balance sheet data as of September 30, 2025, from our unaudited financial statements included elsewhere in this prospectus. We have prepared the financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data in conjunction with the other financial information contained in this prospectus, including under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and the related notes included elsewhere in this prospectus.

Statements of Operations

	Year Ended December 31,		Nine Months Ended September 30,
	2024	2023	2025	2024
Revenue	$4,912,000	$4,201,000	$5,026,000	$3,751,000
Cost of revenue	2,790,000	3,306,000	2,898,000	1,950,000
Gross profit	2,122,000	895,000	2,128,000	1,801,000

Operating expenses:
General and administration	3,610,000	4,123,000	2,654,000	2,718,000
Selling and marketing	1,293,000	1,446,000	737,000	1,019,000
Write off EV assets	763,000	-	-	-
Total operating expenses	5,666,000	5,569,000	3,391,000	3,737,000
Operating loss	(3,544,000)	(4,674,000)	(1,263,000)	(1,936,000)
Other expense:
Interest expense, related party	368,000	160,000	414,000	257,000
Interest expense	56,000	-	22,000	-
Total other expense	424,000	160,000	436,000	257,000
Loss before income taxes	(3,968,000)	(4,834,000)	(1,699,000)	(2,193,000)
Income tax provision	5,000		2,000
Net loss	$(3,973,000)	$(4,834,000)	$(1,701,000)	$(2,193,000)
Preferred dividends	-	(2,028,000)	-	(1,011,000)
Net loss available to common stockholders	$(3,973,000)	$(6,862,000)	$(1,701,000)	$(3,204,000)

Net loss per common share basic and diluted	$(0.02)	$(0.04)	$(0.01)	$(0.02)

Weighted average common shares, basic and diluted	183,944,607	177,562,045	183,982,271	183,942,957

6

Balance Sheet Data

	Year Ended December 31,		Nine Months Ended September 30,
	2024	2023	2025
Total assets	$2,745,000	$4,717,000	$2,735,000
Total liabilities	8,477,000	9,143,000	10,165,000
Redeemable convertible preferred stock	25,000,000	25,000,000	25,000,000
Stockholders’ equity	16,355,000	13,688,000	16,358,000
Accumulated deficit	(47,087,000)	(43,114,000)	(48,788,000)
Total stockholders’ deficit	(30,732,000)	(29,426,000)	(32,430,000)
Total liabilities, redeemable preferred stock and stockholders’ deficit	$2,745,000	$4,717,000	$2,735,000

7

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors as well as the other information set forth in this prospectus, before deciding whether to invest in our Common Stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition and operating results may suffer, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to our Business and Operations

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives.

As of September 30, 2025 and December 31, 2024, we had cash of $0.0 million and $0.0 million, respectively, and negative working capital of $7.9 million and $6.5 million, respectively. We have incurred recurring losses, anticipate continuing losses, and reported losses available to common stockholders for the nine months ended September 30, 2025 and the years ended December 31, 2024 and December 31, 2023 of $1.7 million, $4.0 million and $6.9 million, respectively. Historically, we have financed our operations principally through investment by Hyperscale, our current parent company. On October 29, 2025, we entered into the Securities Purchase Agreement with SJC for up to $1,650,000 in principal amount of Convertible Notes; however, only the initial tranche has been funded, and the remaining tranche purchases are subject to conditions and may not occur in full, on time or at all. The Convertible Notes accrue interest at 12% per annum (and up to 20% per annum upon certain events of default), mature one year from issuance, and may require repayment or refinancing at a time when we lack sufficient liquidity. Even if additional funds are received or if our revenues increase, there can be no assurance that we will achieve or sustain profitability, improve gross margins or generate sufficient revenues to support operations. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. In addition, the prices we charge for our products may decrease, which would reduce our revenues and gross margins and harm our business. If we are unable to sell our products at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for the 12 months following the issuance of these financial statements.

Our business model will continue to evolve as we focus on our EV charging operating segment, which will increase the complexity of our business.

Our business model has evolved in the past and will continue to do so as we focus on our EV charging operating segment. In prior years we have added additional types of services and product offerings and in some cases, we have modified or discontinued those services and product offerings. We intend to continue to try to offer additional types of products or services, including with respect to our EV charging products and services, and we do not know whether any of them will be successful. From time to time, we have also modified aspects of our business model relating to our product mix. We do not know whether these or any other modifications will be successful. The additions and modifications to our business have increased the complexity of our business and placed significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. Future additions to or modifications of our business are likely to have similar effects. Further, any new business or website we launch that is not favorably received by the market could damage our reputation or our brand. The occurrence of any of the foregoing could have a material adverse effect on our business.

We will need, but may be unable to obtain, funding on satisfactory terms, or at all; any financing we do obtain could dilute our stockholders and investors or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, it is extremely unlikely that we will be able to generate any significant cash from our operating activities in the foreseeable future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to our Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on our business, prospects, financial condition and results of operations and we could lose our existing sources of funding and impair our ability to secure new sources of funding. You should not assume that Hyperscale will support us financially in the future. There can be no assurance that we will be able to generate any further investor interest in our securities or other types of funding, in which case you would likely lose the entirety of the value of our shares that will be distributed to you.

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Our obligations under the Loan are secured by substantially all of our assets, which could materially limit our flexibility and harm our business if we default.

In connection with the Loan, we and our subsidiaries granted SJC a continuing security interest in substantially all of our assets, including intellectual property, to secure repayment of the Convertible Notes. Under an Intellectual Property Security Agreement, SJC holds a security interest in our trademarks, copyrights, patents, and mask works; under a Security Agreement, SJC holds a security interest in substantially all of our other assets; and under a Pledge Agreement, we pledged the capital stock of our subsidiaries. If we default under the Loan, SJC could foreclose on these security interests and liquidate some or all of our assets, which could materially harm our business, financial condition and results of operations, potentially requiring us to reduce or cease operations and causing investors to lose all or part of their investment. Even absent a default, having substantially all of our assets pledged as collateral may limit our ability to obtain additional financing on favorable terms and could restrict our operational flexibility.

Our acquisition growth strategy is subject to a significant degree of risk.

Our growth strategy through acquisitions involves a significant degree of risk. Some of the companies that we have identified as acquisition targets may not have a developed business or are experiencing inefficiencies and incur losses. Therefore, we may lose our investment assuming we are able to make one, in the event that these companies’ businesses do not develop as planned or that they are unable to achieve the anticipated cost efficiencies or reduction of losses.

Further, in order to implement our growth plan, we have hired additional staff and consultants to review potential investments and implement our plan. As a result, we have substantially increased our infrastructure and costs. If we fail to quickly find new companies that provide revenue to offset our costs, we will continue to experience losses. No assurance can be given that our product development and investments will produce sufficient revenues to offset these increases in expenditures.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Whenever we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by several inherent risks, including, without limitation, the following:

•	The possibility that senior management and/or management of future acquired companies terminate their employment prior to or shortly following our completion of integration;

•	difficulty of integrating acquired products, services or operations;

•	integration of new employees and management into our culture while maintaining focus on operating efficiently and providing consistent, high-quality goods and services;

•	potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	unanticipated issues with transferring customer relationships;

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•	complexity associated with managing our combined company;

•	difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	effect of any government regulations which relate to the business acquired; and

•	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unsuccessful in addressing any of these risks or other problems encountered in connection with any acquisition, many of which cannot be presently identified. If we fail to satisfactorily address them, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may be unable to successfully expand our production capacity, which could result in material delays, quality issues, increased costs and loss of business opportunities, which may negatively impact our product margins and profitability.

Part of our future growth strategy is to increase our production capacity to meet increasing demand for our goods. Assuming we obtain sufficient funding to increase our production capacity, any projects to increase such capacity may not be constructed on the anticipated timetable or within budget. We may also experience quality control issues as we implement any production upgrades. Any material delay in completing these projects, or any substantial cost increases or quality issues in connection with these projects could materially delay our ability to bring our products to market and adversely affect our business, reduce our revenue, income and available cash, all of which could harm our financial condition.

If we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

The markets in which we operate are characterized by technological changes. Such changes, including evolving industry standards, changes in customer requirements and new product introductions and enhancements, could render our products obsolete. Accordingly, we are required to constantly monitor and anticipate technological changes in our industry and develop new product offerings and technologies or adapt or modify our existing offerings and technologies to keep pace with technological advances in our industry and remain competitive.

Our ability to implement our business strategy and continue to grow our revenues will depend on a number of factors, including our continuing ability to:

•	Identify emerging technological trends in our current and target markets.

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•	Identify additional uses for our existing technology to address customer needs in our current and future markets;

•	Enhance our offerings by adding innovative features that differentiate our offerings from those of our competitors; and

•	Design, develop, manufacture, assemble, test, market and support new products and enhancements in a timely and cost-effective manner.

We believe that, to remain competitive in the future, we will need to continue to invest significant financial resources in developing new offerings and technologies or to adapt or modify our existing offerings and technologies, including through internal product design and development, strategic acquisitions and joint ventures or other arrangements. However, these efforts may be more costly than we anticipate and there can be no assurance that they will be successful.

To the extent our customers adopt such new technology in place of our products, the sales of our products may be adversely affected. Such competition may also increase pricing pressure for our products and adversely affect the revenues from such products.

Our future success depends upon our ability to develop, and market differentiated, leading-edge power conversion products for larger customers as well as off-grid power generation and distribution technologies, potentially contributing to lengthy product development and sales cycles that may result in significant expenditures before revenues are generated.

The power system industry and the industries in which many of our customers operate are characterized by intense competition, rapid technological change, quickened product obsolescence, and price erosion for mature products, each of which could have an adverse effect on our results of operations. The development of new, innovative products is often a complex, time-consuming and costly process involving significant investment in research and development, with no assurance of return on investment. Although we have introduced many products over recent years, there can be no assurance we will be able to continue to develop and introduce new and improved products and power system concepts in a timely or efficient manner. Similarly, there can be no assurance that recently introduced or to be developed products will achieve customer acceptance.

Our future success depends substantially upon customer acceptance of our innovative products and services. As we have been in the early stages of market penetration for our EVSE infrastructure and eMobility service, we have experienced lengthy periods during which we have focused our product development efforts on the specific requirements of a limited number of large customers, followed by further periods of delay before meaningful purchase orders are received. As a result, we may incur significant product development expenses, as well as significant sales and marketing expenses, before we generate the related revenues for these products.

We cannot offer any assurance that the markets we currently serve will grow in the future, our power products, including EVSE infrastructure and services, will meet respective market requirements, or we can maintain adequate gross margins or operating profits in these markets.

Our future results will depend on our ability to maintain and expand our existing sales channels and to build out our marketing, business development and sales functions.

To grow our business, we must add new customers for our products in addition to retaining and increasing sales to our current customers. Currently, we have a limited sales force focused on establishing relationships with customers that we expect to expand over time. We have historically relied on key executives to drive growth through return business with existing customers. Building out marketing, business development and sales functions in all operating subsidiaries is critical to drive significant growth in line with our strategic plans. We plan to contract for marketing services to improve our websites, manage public relations and optimize our social media presence. Failure to recruit and retain the business development and sales personnel to execute on outreach and capture of new business, or the failure of those new hires or marketing services to perform as expected, will limit our ability to achieve our growth targets.

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The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

We depend upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed.

We depend upon a few major customers for a majority of our revenues, and the loss of any of these customers, or the substantial reduction in the quantity of products that they purchase from us, would significantly reduce our revenues.

We currently depend upon a few major OEMs and other customers for a significant portion of our revenues. Given the nascent stage of the industry, a limited number of contractual commercial customers and OEM partners currently account for a substantial portion of our income. Our operating projections are currently contingent on our performance under our commercial contracts with, medical and healthcare, defense and aerospace, and industrial and telecommunications customers. We expect that a majority of our sales outside of our new eMobility market may continue to come from a concentrated number of commercial customers and OEM partners. We expect a substantial portion of our revenues in the near future to be from our eMobility market and as a result, to be subject to any risks specific to those entities and the jurisdictions and markets in which they operate, including their ability to develop a portfolio of EV charging infrastructure models and attract customers for those models. We may be unable to accomplish our business plan to diversify and expand our customer and OEM partner base by attracting a broad array of customers and OEM partners, which could negatively affect our business, results of operations and financial condition.

If our major OEM customers reduce or cancel their orders scaling back some of their activities, our revenues would be significantly reduced. Further, diversions in the capital spending of certain of these customers to new network elements have and could continue to lead to their reduced demand for our products, which could, in turn, have a material adverse effect on our business and results of operations. If the financial condition of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result. We are dependent on the electronic equipment industry and accordingly will be affected by the impact on that industry of current economic conditions.

Substantially all of our existing customers are in the electronic equipment industry, and they manufacture products that are subject to rapid technological change, obsolescence, and large fluctuations in demand. This industry is further characterized by intense competition and volatility. The OEMs serving this industry are pressured for increased product performance and lower product prices. OEMs, in turn, make similar demands on their suppliers, such as us, for increased product performance and lower prices. Such demands may adversely affect our ability to successfully compete in certain markets or our ability to sustain our gross margins.

We anticipate growing international sales for a portion of our revenues, for which there can be no assurance.

Sales to customers outside of North America accounted for 2%, 10%, and 4% of revenues for the years ended December 31, 2024 and 2023, and for the nine months ended September 30, 2025, respectively, and we expect that international sales will represent an increasing portion of our total revenues. International sales are subject to the risks of international business operations as described above, as well as generally longer payment cycles, greater difficulty collecting accounts receivable and currency restrictions.

Our backlog is subject to reduction and cancellation and unavailability of raw materials used in our products, which could negatively impact our revenues and results of operations.

Backlog represents products or services that our customers have committed by contract to purchase from us. Many of the orders that comprise our backlog may be canceled by our customers, and we cannot be certain that the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce backlog and, consequently, future revenues. Our failure to replace orders for canceled backlog or replace decreased backlog could negatively impact our revenues and results of operations. Further, disruption in the supply chain of electronic components and material parts used as raw materials in our products may affect our ability to manufacture products which could substantially reduce backlog.

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Although we depend on sales of our legacy products for a meaningful portion of our revenues, these products are mature, and their sales will decline.

A relatively large portion of our sales have historically been attributable to our legacy products. We expect that these products may continue to account for a meaningful percentage of our revenues for the foreseeable future. However, these sales are declining. Although we are unable to predict future prices for our legacy products, we expect that prices for these products will continue to be subject to significant downward pressure in certain markets for the reasons described above. Accordingly, our ability to maintain or increase revenues will be dependent on our ability to expand our customer base, increase unit sales volumes of these products and successfully, develop, introduce, and sell new products such as custom design and value-added products. We cannot assure you that we will be able to expand our customer base, increase unit sales volumes of existing products or develop, introduce and/or sell new products.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose the services of Amos Kohn, our Chief Executive Officer and Chief Financial Officer, Marcus Charuvastra, our President, and Douglas Gintz, our Chief Technology Officer, and/or certain key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of these individuals and certain key employees. Although we have entered into employment agreements with Mr. Kohn and we may enter into employment agreements with Mr. Charuvastra and additional key employees in the future, we cannot guarantee that we will be successful in retaining the services of these individuals. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Furthermore, competition for employees can be intense, particularly in Silicon Valley where TurnOnGreen is headquartered, and the ability to attract, hire and retain them depends on TurnOnGreen’s ability to provide competitive compensation. In addition, job market dynamics have been impacted by the “great resignation,” with a significant number of people leaving the workforce, and future challenges related to TurnOnGreen’s “return-to-office” plans, hybrid work model or workplace practices could lead to attrition and difficulty attracting high-quality employees. TurnOnGreen may not be able to attract, assimilate, develop, or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its global business strategy.

If we are unable to identify, attract, train and retain qualified personnel, especially our design and technical personnel, our business and results of operations would be materially and adversely affected, and we may not be able to effectively execute our business strategy.

Our performance and future success largely depend on our continuing ability to identify, attract, train, retain and motivate qualified personnel, including our management, sales and marketing, finance and in particular our engineering, design and technical personnel. For example, we currently have a limited number of qualified personnel for the assembling and testing processes. We do not know whether we will be able to retain all these personnel as we continue to pursue our business strategy. Our engineering, design and technical personnel represent a significant asset. The competition for qualified personnel in our industry is intense and constrains our ability to attract qualified personnel. The loss of the services of one or more of our key employees, especially of our key engineering, design and technical personnel, or our inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our business, financial condition and operating results.

Our technology is generally unpatented, and others may seek to copy it.

We operate in an industry in which the ability to compete depends on the development or acquisition of proprietary technologies that must be protected to preserve the exclusive use of such technologies. We devote substantial resources to establish and protect our proprietary rights. This protection, however, may not prevent competitors from independently developing products similar or superior to our products. We may be unable to protect our IP that competitors could restrict or replicate, of which may have a material adverse effect on our competitive position. In addition, the intellectual property laws of foreign countries may not protect our rights to the same extent as those of the United States.

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We generally do not patent technology developed by us and we cannot be sure that others will not independently develop the same or similar technology or otherwise obtain access to our technology. To protect our rights in these areas, we require all employees, consultants and others who work for or with us to enter into confidentiality agreements. We cannot be sure, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other information in the event of any unauthorized use, misappropriation or disclosure.

Failure of our information technology infrastructure to operate effectively could adversely affect our business.

We depend heavily on information technology infrastructure to achieve our business objectives. If a problem occurs that impairs this infrastructure, the resulting disruption could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on business in the normal course. Any such event could cause us to lose customers or revenue and could require us to incur significant expenses to remediate.

Our insurance coverage and indemnity may be insufficient to cover potential liabilities we may face due to the risks inherent in the products and services we provide.

We are exposed to liabilities that are unique to the products and services we provide. A significant portion of our business relates to designing, developing and manufacturing components, integrated assemblies and subsystems for advanced defense, medical, transportation, industrial, technology and communications systems and products. New technologies associated with these systems and products may be untested or unproven. Components of certain defense systems and products we develop are inherently dangerous. Failures of satellites, missile systems, air traffic control systems, homeland security applications and aircraft have the potential to cause loss of life and extensive property damage. In most circumstances, we may receive indemnification from the government end users of our defense offerings in the United States, the United Kingdom and Israel. In addition, failures of products and systems that we manufacture or distribute for medical devices, transportation controls or industrial systems also have the potential to result in loss of life, personal injury and/or extensive property damage.

While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. It also is not possible for us to obtain insurance to protect against all operational risks and liabilities. Substantial claims resulting from an incident in excess of government indemnity and our insurance coverage would harm our financial condition, results of operations and cash flows. Moreover, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

We rely heavily on information technology systems to operate our business and any disruptions to or data breach of these technology systems or if these systems were made unavailable for use, may have a material adverse effect on our business.

We rely extensively on our information technology systems and those of third parties to operate our business. Our information technology systems may be subject to damage or interruption from a number of factors, including but not limited to, electricity outages, equipment failure, telecommunications failures, security breaches, cyber-attacks, computer viruses, malware or other methods and causes. The rapid evolution and increased adoption of emerging technologies, such as artificial intelligence, may also increase the frequency and magnitude of cyber-attacks. Although we make efforts to maintain the security, integrity and redundancy of our systems and have implemented various measures to manage the risk of system disruptions or failures, there can be no assurance that our efforts and measures will be effective. If any of our information technology systems or those of third parties on which we rely are damaged or made unavailable to us, it could have a material negative impact on our operations and profits.

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We depend on a limited number of suppliers and key contract manufacturers who could disrupt our business and technology development activities if they stopped, decreased, delayed or were unable to meet our demand for shipments of their products or manufacturing of our products.

We depend on a limited number of suppliers of epitaxial wafers and contract manufacturers for our Indium Phosphide (“InP”) laser developments and optical interposer production activities. Some of these suppliers are sole source suppliers. We typically have not entered into long-term agreements with our suppliers. As a result, these suppliers generally may stop supplying us materials and other components at any time. Our reliance on a sole supplier or limited number of suppliers could result in delivery problems, reduced control over technology development, product development, pricing and quality, and an inability to identify and qualify another supplier in a timely manner. Some of our suppliers that may be small or under-capitalized may experience financial difficulties that could prevent them from supplying us materials and other components. In addition, our suppliers, including our sole source suppliers, may experience manufacturing delays or shutdowns due to circumstances beyond their control such as pandemics, earthquakes, floods, fires, labor unrest, political unrest or other natural disasters. A change in supplier could require technology transfer that could require multiple iterations of test wafers. This could result in significant delays in resumption of production.

Any supply deficiencies relating to the quality or quantities of materials or equipment we use to manufacture our products could materially and adversely affect our ability to fulfill customer orders and our results of operations. Lead times for the purchase of certain materials and equipment from suppliers have increased and, in some cases, have limited our ability to rapidly respond to increased demand, and may continue to do so in the future. To the extent we introduce additional contract manufacturing partners, introduce new products with new partners and/or move existing internal or external production lines to new partners, we could experience supply disruptions during the transition process. In addition, due to our customers’ requirements relating to the qualification of our suppliers and contract manufacturing facilities and operations, we cannot quickly enter into alternative supplier relationships, which prevent us from being able to respond immediately to adverse events affecting our suppliers.

Risks Related to the Offering

There could be a depressive effect on our market price from the sales of our Common Stock upon conversion of the Convertible Notes or the perception that such sales could occur.

The sale of shares of Common Stock upon the conversion of the Convertible Notes, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Given the number of shares of Common Stock registered for potential resale by the Selling Stockholder, the sale of shares by it, or the perception in the market that it intends to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock.

It is not possible to predict the actual number of shares of Common Stock that we will issue to the Selling Stockholder upon conversion of the Convertible Notes.

In connection with the Conversion Notes and assuming that the conversion price is the Floor Price of $0.035 per share, the Selling Stockholder is offering up to 47,142,858 Conversion Shares through this prospectus. However, there can be no assurance that the Selling Stockholder will elect to convert its Convertible Notes, when it may do so, or what the conversion price for the portion of any Convertible Note will be at the time of conversion of such portion. Consequently, we cannot predict how many Conversion Shares will actually be issued to the Selling Stockholder pursuant to this prospectus.

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Conversions of the Convertible Notes may result in substantial dilution, and the timing, volume, and discounted pricing of such conversions and resales could cause the market price of our Common Stock to decline.

The Selling Stockholder may convert all, some, or none of its Convertible Notes into shares of our Common Stock, and may sell any or all of those shares at any time and from time to time in its sole discretion. Such conversions will dilute the ownership interests of existing stockholders, and actual or anticipated sales of the Conversion Shares could place downward pressure on the market price of our Common Stock. The Convertible Notes are convertible at a price that represents a discount to the market price of our Common Stock, subject to a floor price, which may allow the Selling Stockholder to convert the entire principal amount of the Convertible Notes into Common Stock upon the effectiveness of this registration statement. Because the conversion price fluctuates with the market price of our Common Stock and a number of factors outside our control, the number of shares issuable upon conversion may increase if our stock price declines, which could further intensify dilution and negatively affect the trading price of our Common Stock.

Risks Related to the Company and Financial Condition

Our business and operations are growing, and if we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and may continue to experience, growth in our operations. This has placed, and may continue to place, significant demands on our management, operational and financial infrastructure. If we do not manage our growth effectively, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage our growth, we must continue to improve our operational, financial and management controls and reporting systems and procedures. These systems improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

There is no assurance of successful expansion of operations.

Our significant increase in the scope and the scale of our operations, including the hiring of additional personnel, has resulted in significantly higher operating expenses. We anticipate that our operating expenses will continue to increase. Expansion of our operations may also make significant demands on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. We cannot assure that significant problems in these areas will not occur. Failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. We cannot assure that attempts to expand our marketing, sales, manufacturing and customer support efforts will succeed or generate additional sales or profits in any future period. As a result of the expansion of our operations and the anticipated increase in our operating expenses, along with the difficulty in forecasting revenue levels, we expect to continue to experience significant fluctuations in our results of operations.

We may be unable to successfully expand our production capacity, which could result in material delays, quality issues, increased costs and loss of business opportunities, which may negatively impact our product margins and profitability.

Part of our future growth strategy is to increase our production capacity to meet increasing demand for our goods. Assuming we obtain sufficient funding to increase our production capacity, any projects to increase such capacity may not be constructed on the anticipated timetable or within budget. We may also experience quality control issues as we implement any production upgrades. Any material delay in completing these projects, or any substantial cost increases or quality issues in connection with these projects could materially delay our ability to bring our products to market and adversely affect our business, reduce our revenue, income and available cash, all of which could harm our financial condition.

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Our future success depends upon our ability to develop, and market differentiated, leading-edge power conversion products for larger customers as well as off-grid power generation and distribution technologies, potentially contributing to lengthy product development and sales cycles that may result in significant expenditures before revenues are generated.

The power system industry and the industries in which many of our customers operate are characterized by intense competition, rapid technological change, quickened product obsolescence, and price erosion for mature products, each of which could have an adverse effect on our results of operations. The development of new, innovative products is often a complex, time-consuming and costly process involving significant investment in research and development, with no assurance of return on investment. Although we have introduced many products over recent years, there can be no assurance we will be able to continue to develop and introduce new and improved products and power system concepts in a timely or efficient manner. Similarly, there can be no assurance that recently introduced or to be developed products will achieve customer acceptance.

Our future success depends substantially upon customer acceptance of our innovative products and services. As we have been in the early stages of market penetration for our EVSE infrastructure and eMobility service, we have experienced lengthy periods during which we have focused our product development efforts on the specific requirements of a limited number of large customers, followed by further periods of delay before meaningful purchase orders are received. As a result, we may incur significant product development expenses, as well as significant sales and marketing expenses, before we generate the related revenues for these products.

We cannot offer any assurance that the markets we currently serve will grow in the future, our power products, including EVSE infrastructure and services, will meet respective market requirements, or we can maintain adequate gross margins or operating profits in these markets.

Our future results will depend on our ability to maintain and expand our existing sales channels and to build out our marketing, business development and sales functions.

To grow our business, we must add new customers for our products in addition to retaining and increasing sales to our current customers. Currently, we have a limited sales force focused on establishing relationships with customers that we expect to expand over time. We have historically relied on key executives to drive growth through return business with existing customers. Building out marketing, business development and sales functions in all operating subsidiaries is critical to drive significant growth in line with our strategic plans. We plan to contract for marketing services to improve our websites, manage public relations and optimize our social media presence. Failure to recruit and retain the business development and sales personnel to execute on outreach and capture of new business, or the failure of those new hires or marketing services to perform as expected, will limit our ability to achieve our growth targets.

The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

We depend upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed.

Furthermore, competition for employees can be intense, particularly in Silicon Valley where TurnOnGreen is headquartered, and the ability to attract, hire and retain them depends on TurnOnGreen’s ability to provide competitive compensation. In addition, job market dynamics have been impacted by the “great resignation,” with a significant number of people leaving the workforce, and future challenges related to TurnOnGreen’s “return-to-office” plans, hybrid work model or workplace practices could lead to attrition and difficulty attracting high-quality employees. TurnOnGreen may not be able to attract, assimilate, develop, or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its global business strategy.

Failure of our information technology infrastructure to operate effectively could adversely affect our business.

We depend heavily on information technology infrastructure to achieve our business objectives. If a problem occurs that impairs this infrastructure, the resulting disruption could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on business in the normal course. Any such event could cause us to lose customers or revenue and could require us to incur significant expenses to remediate.

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Our insurance coverage and indemnity may be insufficient to cover potential liabilities we may face due to the risks inherent in the products and services we provide.

We are exposed to liabilities that are unique to the products and services we provide. A significant portion of our business relates to designing, developing and manufacturing components, integrated assemblies and subsystems for advanced defense, medical, transportation, industrial, technology and communications systems and products. New technologies associated with these systems and products may be untested or unproven. Components of certain defense systems and products we develop are inherently dangerous. Failures of satellites, missile systems, air traffic control systems, homeland security applications and aircraft have the potential to cause loss of life and extensive property damage. In most circumstances, we may receive indemnification from the government end users of our defense offerings in the United States, the United Kingdom and Israel. In addition, failures of products and systems that we manufacture or distribute for medical devices, transportation controls or industrial systems also have the potential to result in loss of life, personal injury and/or extensive property damage.

While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. It also is not possible for us to obtain insurance to protect against all operational risks and liabilities. Substantial claims resulting from an incident in excess of government indemnity and our insurance coverage would harm our financial condition, results of operations and cash flows. Moreover, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

Risks Related to Our EV Charging Business and the EV Charging Industry

We are dependent upon our and our contract manufacturers’ ability to timely procure electronic components.

Because of the global economy, many raw material vendors have reduced capacities, closed production lines and, in some cases, even discontinued their operations. As a result, there is a global shortage of certain electronic or mineral components, which may extend our production lead-time and our production costs. Some materials are no longer available to support some of our products, thereby requiring us to search for cross materials or, even worse, redesign some of our products to support currently available materials. Such redesign efforts may require certain regulatory and safety agency re-submittals, which may cause further production delays. While we have initiated actions that we believe will limit our exposure to such problems, the dynamic business conditions in many of our markets may challenge the solutions that have been put in place, and issues may recur in the future.

In addition, most of our products are manufactured, assembled and tested by third party subcontractors and contract manufacturers located in Asia, and particularly China. While we have had relationships with many of these third parties in the past, we cannot predict how or whether these relationships will continue in the future. In addition, changes in management, financial viability, manufacturing demand or capacity, or other factors, at these third parties could hurt our ability to manufacture our products.

We may not be able to procure necessary key components or raw materials, or we may purchase excess raw material inventory or unusable inventory, which increases the risk of reserve charges to reduce the value of any inventory deemed excess or obsolete, thereby reducing our profitability.

The power systems industry, and the electronics industry as a whole, can be subject to pronounced, lengthy business cycles and otherwise subject to sudden and sharp changes in demand. Our success is, in part, dependent on our ability to forecast and procure inventories of components and materials to match production schedules and customer delivery requirements. Many of our products require raw materials supplied by a limited number of vendors and, in some instances, a single vendor. During certain periods, key components or materials required to build our products may become unavailable in the timeframe required for us to meet our customers’ needs. Our inability to secure sufficient raw materials to manufacture products for our customers has reduced, in the past, our revenue and profitability and could do so again.

We may choose, and have chosen, to mitigate our inventory risks by increasing the levels of inventory for certain products, components and materials. Such increased inventory levels may increase the potential risk for excess or obsolete inventories, should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets, leading to order cancellation. If we identify excess inventory or determine certain inventory is obsolete (i.e., unusable), we likely will record additional inventory reserves (i.e., expenses representing the write-off of the excess or obsolete inventory), which could have an adverse effect on our gross margins and on our operating results.

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We depend on international operators for a substantial portion of our components and products.

We purchase a substantial portion of our components from foreign manufacturers and have a substantial portion of our commercial products assembled, packaged and tested by subcontractors located outside the United States. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions, changes in trade policies, governmental regulations, currency exchange fluctuations, reduced protection for intellectual property, war and other military activities, terrorism, changes in social, political, or economic conditions, and other disruptions or delays in production or shipments, any of which could have a materially adverse effect on our business, financial condition, and/or operating results.

Although no assurance can be given that future disruptions will not occur, to date, we have not experienced any disruptions due to our reliance on foreign manufacturers. In the future, if any one of our foreign manufacturers experiences an extensive disruption in the production of the products that we need, we will have to pursue alternative plans of production, such as finding an alternative manufacturer to produce those products affected by such disruption. Alternative manufacturers that produce the products that we need do exist. Nonetheless, having to locate an alternative supplier may cause a material disruption in our ability to produce and supply products to our customers. If we have to pursue alternative plans of production, it could have a materially adverse effect on our business, financial condition, and operating results.

We may face significant risks and operational disruptions in transitioning to a new contract manufacturer, which could adversely affect our business, results of operations, and customer relationships.

Shifting production to a new contract manufacturer (“CM”) involves numerous challenges and introduces substantial risks that could materially impact our operations. The transition may result in technical and engineering setbacks, including the loss of specialized expertise and difficulties in re-qualifying manufacturing processes and replicating established workflows at the new facility. We may also face quality and reliability issues as the new CM ramps up production, potentially resulting in increased product defects or variability in quality standards. The change could disrupt our supply chain due to uncertainty in sourcing raw materials and components, extended lead times, or diminished supplier reliability.

Additionally, the transition may require significant capital expenditures related to new equipment, tooling, and inventory adjustments, as well as increased operational costs during the ramp-up period. We may experience delays in production output and reduced capacity during this time, which could impair our ability to meet customer demand. There is also a heightened risk of intellectual property leakage or confidentiality breaches associated with onboarding a new CM, along with potential compliance and regulatory hurdles that could delay necessary certifications.

Such disruptions may negatively impact customer satisfaction and damage our brand reputation, especially if product delivery timelines or quality expectations are not met.

Collectively, these risks could impair our ability to deliver products reliably, fulfill contractual obligations, and maintain our competitive position in the market.

Changes in U.S. and international trade policies, particularly with respect to China, and key trading countries, may adversely impact our business and operating results.

We currently rely on foreign third-party manufacturers, and parts suppliers, including those in China, Taiwan, Israel, and other countries. The U.S. government has recently implemented tariffs on certain imports from multiple countries, including a tariff rate of up to 145% on goods imported from China. Additional baseline and supplemental duties have been imposed on goods from other countries, including Taiwan and Israel, though rates vary by product category and are subject to change. Tariff rates, exemptions, and exclusions may be revised or revoked over time, and new trade actions may be taken in response to evolving economic or political conditions. If these tariffs are maintained, increased, or extended to other countries, or if trade disputes escalate, our costs of goods and operating expenses could increase, and our supply chains could be disrupted. The extent and duration of any tariffs and the resulting impact on general economic conditions and on our business are uncertain and depend on various factors, such as negotiations between the United States and China and/or other countries, the response of such countries, exemptions or exclusions that may be granted, availability.

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 Disruption of our manufacturing facilities or other operations or those of our suppliers, or in the operations of our customers, due to climate change, earthquake, flood, other natural catastrophic events, public health crises or terrorism could result in cancellation of orders, delays in deliveries or other business activities, or loss of customers and could seriously harm our business.

We have operations, suppliers and customers located in the U.S., China and Israel. Operations at our manufacturing facilities and our assembly subcontractors and those of our suppliers, as well as our other operations and those of our customers, are subject to disruption for a variety of reasons, including work stoppages, acts of war such as Russia’s invasion of Ukraine, terrorism, public health crises , fire, earthquake, volcanic eruptions, drought, storms, sea-level rise, extreme temperatures, energy shortages, spikes in energy demand or power blackouts, disruptions in the availability of water necessary for our operations (including, but not limited to, in areas of relatively high water stress), flooding or other natural disasters; and certain of these events may become more frequent or intense as a result of climate change. Such disruption could in the future cause inefficiencies in our workforce and delays in, among other things, shipments of products to our customers, our ability to perform services requested by our customers, the ability of our suppliers to supply us components for our products in a timely manner, or the timely installation and acceptance of our products at customer sites. Such disruptions could also induce illiquidity for our customers and suppliers, further straining our supply chain and causing continued uncertainty in customers’ abilities to pay for the products they purchase and their demand for our products and services. In case of any disruptions in our supply chain, we may need to commit to increased purchases and provide longer lead times to secure critical components, which could increase inventory obsolescence risk.

Changes to fuel economy standards may negatively impact the EV market and thus the demand for our products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the current litigation between the state of California and the National Highway Transit Safety Administration could impact California’s ability to set fuel economy standards that encourage the adoption of EVs and are followed by many other states. If any of the above causes or contributes to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect our business, operating results, financial condition and prospects.

The EV market has historically benefitted from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect our financial results.

Although energy costs for EVs are generally lower than for similar conventional vehicles, purchase prices can be significantly higher. Prices are likely to equalize with conventional vehicles, as production volumes increase and battery technologies continue to mature. Also, initial costs have historically been offset by fuel cost savings, federal tax credits, and state and utility incentives. The federal Clean Vehicle Tax Credits remain available to consumers, fleets, businesses, and tax-exempt entities only for clean vehicles acquired on or before September 30, 2025, including all-electric vehicles, plug-in hybrid electric vehicles, fuel cell EVs and EV charging infrastructure. Some states and electric utilities continue to offer additional incentives.

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The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. For example, on August 16, 2022, President Biden signed the Inflation Reduction Act, which includes thousands of dollars in tax credits and rebates for consumers who buy electric vehicles, install solar panels or make other energy-efficient upgrades to their homes. However, makers of EV’s may well increase their prices for such vehicles by an equal amount, thereby removing any benefit that a prospective customer may have been eligible to receive.

We also derive other revenue from regulatory credits. If government support of these credits declines, our ability to generate this other revenue in the future would be adversely affected. The availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. On August 25, 2022, the California Air Resources Board issued the Advanced Clean Cars II, a rule that establishes a year-by-year roadmap so that by 2035 100% of new cars and light trucks sold in California will be zero-emission vehicles, including plug-in hybrid electric vehicles. The regulation codifies the light-duty vehicle goals set out in the EO. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, our revenue from these credits would be adversely impacted.

In addition, the California Energy Commission Clean Transportation Program provides grants to light-duty local government and tribal government fleets for the purchase, installation, and maintenance of Level 2 and DCFC. Applicants may receive up to $12,500 per Level 2 port and up to $100,000 per DC fast charging port. Eligible projects must install a minimum of 100 charging ports. Applicants must be in California and provide a cost share of at least 30% for limited segments.

Taxpayers who purchase an eligible vehicle may qualify for a tax credit of up to $7,500 for qualified new vehicles and up to $4,000 for qualified pre-owned vehicles, provided that any such vehicle was acquired on or before September 30, 2025 and all eligibility requirements are met, including income and vehicle specifications.

The size and composition of the national public charging network will ultimately depend on evolving consumer behavior and will vary by community.

While growth in all types of charging is necessary, the eventual size and composition of the national public charging network will ultimately depend on the national rate of EV adoption, EV preferences across urban, suburban, and rural locations, access to residential/overnight charging, and individual charging preferences. The size (as measured by number of ports) of the national public charging network could vary by up to 50% (excluding privately accessible infrastructure) by varying the share of plug-in hybrids, driver charging etiquette, and access to private workplace charging. Additionally, the national network is expected to vary dramatically by community. For example, densely populated areas will require significant investments to support those without residential access and ride-hailing electrification, while more rural areas are expected to require fast charging along highways to support long-distance travel for those passing through.

Continued investments in U.S. charging infrastructure are necessary. A cumulative national capital investment of $53–$127 billion in charging infrastructure is needed by 2030 (including private residential charging) to support 33 million PEVs. The large range of potential capital costs found in this study is a result of variable and evolving equipment and installation costs observed within the industry across charging networks, locations, and site designs. The estimated cumulative capital investment includes:

•	$22–$72 billion for privately accessible Level 1 and Level 2 charging ports;

•	$27–$44 billion for publicly accessible fast charging ports; and

•	$5–$11 billion for publicly accessible Level 2 charging ports.

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As mentioned earlier, the lack of substantial investment by federal and state entities in energy generation, grid upgrades, and energy distribution networks will significantly hinder the adoption of electric vehicles. Consequently, this will impede our ability to achieve our growth objectives.

Our revenue growth ultimately depends on consumers’ willingness to adopt electric vehicles in a market that is still in its early stages.

Our growth is highly dependent upon the adoption by consumers of EVs, and we are subject to the risk of reduced demand for EVs. If the market for EVs does not gain broader market acceptance or develops slower than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, long development cycles for EV original equipment manufacturers, and changing consumer demands and behaviors.

We are in a highly competitive EV charging services industry and there can be no assurance that we will be able to compete with many of our competitors, which are larger and have greater financial resources.

We face strong competition from competitors in the EV charging services industry, including competitors who could duplicate our model. Many of these competitors may have substantially greater financial, marketing and development resources and other capabilities than us. In addition, there are very few barriers to entry into the market for our services. There can be no assurance, therefore, that any of our current and future competitors, many of whom may have far greater resources, will not independently develop services that are substantially equivalent or superior to our services. Therefore, an investment in our company is very risky and speculative due to the competitive environment in which we may operate.

Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence and driver price. Further, many of our competitors may be able to utilize substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages.

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

We do not typically install charging stations at customer sites. These installations are often performed by our partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and frequently requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact customer relationships, either of which could impact our business and profitability.

Further, we may install charging stations at customer sites or manage contractors, primarily as part of offering customers a turnkey solution. Working with contractors may require us to obtain licenses or require us or our customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability or cause customers to become dissatisfied with the solutions we offer, and our overall reputation would be harmed.

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If we fail to offer high-quality support to charging station owners and drivers, our business and reputation will suffer.

Once a customer has installed our charging stations and subscribed to our services, station owners and drivers will rely on us to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and drivers can receive reliable charging for their EVs. The importance of high-quality customer support will increase as we seek to expand our business and pursue new customers and geographies. If we do not quickly resolve issues and provide effective support, our ability to retain customers or sell additional products and services to existing customers could suffer and our brand and reputation could be harmed.

We rely on charging station manufacturing and other partners, and a loss of any such partner or interruption in the partner’s production could have a material adverse effect on our business.

If we experience a significant increase in demand for our charging stations and services, or if we need to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers, or an interruption in their production, could have an adverse effect on our business, financial condition and operating results.

Moreover, the bi-directional EV charging station market as a whole is relatively new and charging station manufacturers are even more limited and requirements are evolving. Though we work with multiple vendors, it is likely that at the time a new product is launched, and new requirements are rolled out, we may rely on a single vendor. Certifications might also be delayed, as tests are not always available at the time of commercial launch. Certain of these requirements might at times apply to technology inside the vehicles, in which case such risks could also be pushed on the vehicle OEMs. To the extent we rely on a single supplier, the risks to us would be intensified.

Our future results are dependent on our ability to establish, maintain and expand our manufacturers’ representative OEM relationships and our other relationships.

We market and sell our products through domestic and international OEM relationships and other distribution channels, such as manufacturers’ representatives and distributors. Our future results are dependent on our ability to establish, maintain and expand our relationships with OEMs as well as with manufacturers’ representatives and distributors to sell our products. If, however, the third parties with whom we have entered into such OEM and other arrangements should fail to meet their contractual obligations, cease doing, or reduce the amount of their, business with us or otherwise fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

We rely on third-party vendors and subcontractors for supply of components, assemblies, and services and, therefore, cannot control the availability or quality of such components, assemblies, and services. Any interruptions in goods provided by these third parties may impair our ability to support our customers.

We depend on third-party vendors and subcontractors to supply components, assemblies and services used to manufacture our products, some of which are supplied by a single vendor. We have experienced shortages of certain semiconductor and electronic components and delays in service delivery, have incurred additional and unexpected costs to address the shortages and delays, and have experienced our own delays in production and shipping.

If suppliers or subcontractors cannot provide their products or services on time or to our specifications, we may not be able to meet the demand for our products and our delivery times may be negatively affected. In addition, we cannot directly control the quality of the products and services provided by third parties. In order to expand revenue, we likely will need to identify and qualify new suppliers and subcontractors to supplant or replace existing suppliers and subcontractors, which may be a time-consuming and expensive process. In addition, any qualification of new suppliers may require customers of our products utilizing products and services from new suppliers and service providers to undergo a re-qualification process. Such circumstances likely would lead to disruptions in our production, increased manufacturing costs, delays in shipping to our customers, and/or increases in prices paid to third parties for products and services.

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We rely on a third-party partner to provide certain manufacturing steps associated with some of our proprietary processes to support our power products and solutions. This process, developed with the third-party partners, involves complex printed circuit board assembly, advanced environmental conditioning and accelerated testing performed on equipment developed by us or the third-party partners. An important, differentiating benefit of this proprietary process is that it does not generate problematic effluent, resulting in an environmentally safe approach to our products with minimal waste. We have entered into agreements with a third-party partner for production and transfer of technologies and process know-how, including the purchase of the enabling equipment developed by the third-party partner.

To date, we have successfully relied upon this third-party partner to perform these manufacturing steps, although we have experienced delivery delays associated with the third-party partner’s volume constraints. This experience caused us to accelerate our schedule for establishing our own high-volume capabilities in-house, modifying, in 2020, our construction plans to accommodate a dedicated, on-premises metal surface finishing facility. We expect to rely on our third-party partner for production requirements through the installation and qualification for production of our products. We also expect to rely on our third-party partner in the future for surge capacity requirements.

In the event one of our third-party vendors experiences a cybersecurity incident, we have taken steps to mitigate potential damages to our operations by diversifying our sources of supply to such an extent that we have the ability to move production of a product impacted by such cybersecurity incident to an alternative third-party vendor. Due to our diverse sources of supply, we do not believe that cybersecurity incidents at the third-party vendor level of our supply chain will have a material impact on our business. However, if our third-party partner experiences a cybersecurity incident, our operations related to manufacturing associated with some of our proprietary processes supporting our power products and solutions could be disrupted, or otherwise negatively affected. If we are unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, third-party supply unavailability could result in customer dissatisfaction, regulatory scrutiny and damage to our reputation and brand, and other consequences that could adversely affect our business.

We are dependent on information technology in our operations and the failure of such technology may adversely affect our business. Potential security breaches of our information technology systems, including cyber-attacks, could lead to liability or could damage our reputation and financial results.

Although no assurance can be given that future disruptions will not occur, to date we have not experienced problems with the operations of our current technology systems or the technology systems of third parties on which we rely. In the future, we may experience such problems, as well as with the development and deployment of new information technology systems, which could adversely affect, or even temporarily disrupt, all or a portion of our operations until resolved. Inabilities and delays in implementing new systems can also affect our ability to realize projected or expected cost savings. Any system’s failures could impede our ability to timely collect and report financial results in accordance with applicable laws.

Information technology system and/or network disruptions could harm the company’s operations. Failure to effectively prevent, detect and recover from security breaches, including cyber-attacks, could result in the misuse of company assets, unauthorized use or publication of our trade secrets and confidential business information, disruption to the company, diversion of management resources, regulatory inquiries, legal claims or proceedings, reputational damage, loss of sales, reduction in value of our investment in research and development, among other costs to the company. Although we have not experienced any attempts to gain unauthorized access to our information technology systems on which we maintain proprietary and confidential information, in the future, we may experience such attempts. The risk of a security breach or disruption, particularly through cyber-attacks, or cyber intrusion, including by computer hackers, and cyber terrorists, has generally increased as cyber-attacks have become more prevalent and harder to detect and fight against. Additionally, outside parties may attempt to access our confidential information through other means, for example by fraudulently inducing our employees to disclose confidential information. We actively seek to prevent and detect any unauthorized access. These threats are also continually evolving and, as a result, might become increasingly difficult to detect.

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We face intense industry competition, price erosion and product obsolescence, which, in turn, could reduce our profitability.

We operate in an industry that is generally characterized by intense competition. We believe that the principal bases of competition in our markets are breadth of product line, quality of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion, and rapid product obsolescence due to technological improvements are therefore common in our industry as competitors strive to retain or expand their market share. Product obsolescence can lead to increases in unsaleable inventory that may need to be written off and, therefore, could reduce our profitability. Similarly, price erosion can reduce our profitability by decreasing our revenues and our gross margins. In fact, we have seen price erosion over the last several years on most of the products we sell, and we expect additional price erosion in the future.

If we are unable to satisfy our customers’ specific product quality, certification or network requirements, our business could be disrupted, and our financial condition could be harmed.

Our customers demand that our products meet stringent quality, performance and reliability standards. We have, from time to time, experienced problems in satisfying such standards. Defects or failures have occurred in the past, and may in the future occur, relating to our product quality, performance and reliability. From time to time, our customers also require us to implement specific changes to our products to allow these products to operate within their specific network configurations. If we are unable to remedy these failures or defects or if we cannot affect such required product modifications, we could experience lost revenues, increased costs, including inventory write-offs, warranty expense and costs associated with customer support, delays in, or cancellations or rescheduling of, orders or shipments and product returns or discounts, any of which would harm our business.

Risks Related to Our Relationship with Hyperscale

As long as Hyperscale controls us, your ability to influence matters requiring stockholder approval will be limited.

As of January 20, 2026, Hyperscale beneficially owns approximately 26 million shares of our Common Stock and approximately 33.5 million through its ownership of shares of our Series A Preferred Stock, the Preferred Stock is subject to a 19.9% beneficial ownership limitation, representing approximately 17% of the combined voting power of our outstanding Common Stock. For so long as Hyperscale beneficially owns shares of our Common Stock representing at least a majority of the votes entitled to be cast by the holders of outstanding Common Stock, and potentially even a number of beneficially owned shares that falls short of a majority, Hyperscale will be able to elect all of the members of our board of directors (the “Board”). For so long as any of the shares of Series A Preferred Stock remains issued and outstanding, Hyperscale will have the ability to appoint a majority of our Board.

In addition, until such time as Hyperscale beneficially owns shares of our Common Stock representing less than a majority of the votes entitled to be cast by the holders of outstanding Common Stock, Hyperscale will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting, and stockholders will not be able to affect the outcome of any stockholder vote during this period. As a result, Hyperscale will have the ability to control all matters affecting us, including:

•	the composition of our Board and, through our Board, any determination with respect to our business plans and policies;

•	any determinations with respect to mergers, acquisitions and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	changes to our articles of incorporation and bylaws;

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•	corporate opportunities that may be suitable for us and Hyperscale;

•	determinations with respect to enforcement of rights we may have against third parties, including with respect to intellectual property rights;

•	the payment of dividends on our common stock;

•	the number of shares available for issuance under our stock plan for our prospective and existing employees; and

•	the strategy, direction and objectives of our business.

It should be noted that Hyperscale may not require beneficial ownership amounting to an outright majority to control or very strongly influence any of the above matters, in part because many stockholders would not attend, whether in person or not, any of our stockholder meetings(s). If Hyperscale does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. Hyperscale’s voting control and its additional rights described above may discourage transactions involving a change of control of us, including transactions in which you as a holder of our Common Stock might otherwise receive a premium for your shares over the then-current market price. Hyperscale is not prohibited from selling a controlling interest in us to a third party and may do so without your or our approval and without providing for a purchase of your shares of Common Stock. Accordingly, your shares of Common Stock may be worth less than they would be if Hyperscale did not maintain voting control over us or have the additional rights described above.

Hyperscale’s interests and objectives as a stockholder may not align with, or may even directly conflict with, your interests and objectives as a stockholder. For example, Hyperscale may be more or less interested in us entering into a transaction or conducting an activity due to the impact such transaction or activity may have on Hyperscale as a company, independent of us. In such instances, Hyperscale may exercise its control over us in a way that is beneficial to Hyperscale, and you will not be able to affect the outcome so long as Hyperscale continues to hold a majority of the outstanding shares entitled to vote. Even if Hyperscale were to reduce its ownership below a majority of the aggregate voting power of the Common Stock, it could still retain effective control of our company provided that it maintained a significant number of our outstanding Common Stock.

In the event Hyperscale is acquired or otherwise undergoes a change of control, any acquirer or successor will be entitled to exercise the voting control and contractual rights of Hyperscale and may do so in a manner that could vary significantly from what Hyperscale would have done or not done.

Our historical financial information as a subsidiary of Hyperscale may not be representative of our results as an independent public company.

The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include an allocation for certain corporate functions historically provided by Hyperscale, including tax, accounting, treasury, legal, human resources, compliance, insurance, sales and marketing services. The historical financial information is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes thereto.

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Risks Relating to the Ownership of Our Common Stock

There is a limited public market for our Common Stock.

Although our Common Stock has been publicly traded since 2007, due to the relatively few number of shares held in the “public float,” the relatively few number of stockholders and the infrequency of trading, there is currently only a limited trading market for our Common Stock and there can be no assurance as to the extent of the trading market that will develop.

An active, liquid trading market for our Common Stock does not currently exist and may not develop after this report, and as a result, you may not be able to sell your Common Stock at or above the public offering price, or at all.

A relatively inactive trading market exists for our Common Stock on the OTCID Market. No assurance can be given as to the following:

•	that we will be successful in causing our Common Stock to become listed on the OTCQB Market or, in the future, any national securities exchange such as The Nasdaq Capital Market or NYSE American;

•	the likelihood that a more active trading market for shares of our Common Stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of Common Stock; or

•	the price that our stockholders may obtain for their shares of Common Stock.

If an active market does not develop for our Common Stock or is not maintained, the market price of our Common Stock may decline and you may not be able to sell your shares. The market price of our Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Common Stock.

Because our Common Stock is a penny stock, you may have difficulty selling our Common Stock.

Our Common Stock is a penny stock, as defined by the SEC regulations, and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock by making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks.

The price of our Common Stock may have little or no relationship to the historical bid prices of our Common Stock on the OTCID Market.

There has been no public market for our capital stock other than on the OTCID Market. Given the limited history of sales and the lack of publicly available information about our business, financing and financial results available, among other factors, this information may have little or no relation to broader market demand for our Common Stock and thus the price of our Common Stock. As a result, you should not rely on these historical sales prices as they may differ materially from subsequent prices of our Common Stock following the Distribution.

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Future sales, or the perception of future sales, of a substantial amount of our shares of Common Stock could depress the trading price of our Common Stock.

If we or our stockholders sell substantial amounts of our shares of Common Stock in the public market or if the market perceives that these sales could occur, the market price of shares of our Common Stock could decline. These sales may make it more difficult for us to sell equity or equity-linked securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

As of the date of this filing, we have 2,000,000,000 shares of Common Stock and 50,000,000 shares of “blank check” preferred stock authorized. As of January 20, 2026, we had 183,983,122 shares of Common Stock outstanding. Of these shares, 170,808,311 shares of Common Stock are currently held by unaffiliated stockholders. However, these figures do not take into account issuances of Common Stock that we may make in the future, including shares that may be issued upon conversion of Hyperscale’s preferred stock, grants under equity incentive plans or other transactions.

The rights of the holders of Common Stock may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our Board the right to create new series of preferred stock. As a result, the Board may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation, or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying, or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our Common Stock. Although we have no present intention to issue any shares of preferred stock in addition to those issued to Hyperscale in the Acquisition, we may issue such shares in the future.

Because we do not intend to pay dividends on our Common Stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment. If an active and liquid trading market does not develop, you may be unable to sell your shares of Common Stock at the time you would like to sell.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our Common Stock.

Our corporate documents and Nevada law contain provisions that may enable our Board to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions authorize the issuance of “blank check” preferred stock that could be issued by our Board to help defend against a takeover attempt. Further, Nevada law prohibits large stockholders, in particular those owning 10% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Nevada law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

The regulation of penny stocks by the SEC and FINRA may have an effect on the tradability of our securities.

Our shares of Common Stock are currently quoted on the OTCID Market. Our Common Stock is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 for the past two years (or that, when combined with a spouse’s income, exceeds $300,000).

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For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of sellers to sell their securities in any market that might therefore develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of our Common Stock to sell our securities in any market that might develop for them.

Stockholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) ”boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The shares of our Common Stock may be thinly traded on the OTCID Market, meaning that the number of persons interested in purchasing our shares of Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of Common Stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of Common Stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of our Common Stock.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our Common Stock could decline.

The trading market for our Common Stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our Common Stock could decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our Common Stock, which in turn could cause our stock price to decline.

Our charter provides for limitations of director liability and indemnification of directors, officers and employees.

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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•	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in the Nevada Revised Statutes; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

General Risk Factors

If we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the most recent period covered by this report. Based on the foregoing, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses described below.

A material weakness is a deficiency, or a combination of deficiencies, within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 5, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which have caused management to conclude that as of December 31, 2024, our internal control over financial reporting (“ICFR”) was not effective at the reasonable assurance level:

•	We do not have sufficient resources in our accounting function, which restricts our ability to gather, analyze and properly review information related to financial reporting, including fair value estimates, in a timely manner. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. The company's primary user access controls to ensure appropriate authorization and segregation of duties that would adequately restrict user and privileged access to the financially relevant systems and data to appropriate personnel were not designed and/or implemented effectively.

•	The insufficient resources in our accounting function also resulted in a deficiency over design and implementation of effective revenue recognition policies, procedures and controls with respect to the identification, timing and treatment of various new contracts with customers.

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•	Management also concluded that there was a deficiency in internal controls over financial reporting relating to the accounting treatment for complex financial instruments which resulted in the failure to properly account for such instruments, specifically with respect to the classification and proper accounting treatment of preferred shares.

•	We did not design and maintain effective controls associated with related party transactions and disclosures. The controls in place were not designed at a sufficient level of precision or rigor to effectively prepare and review the financial records in such manner as to identify and properly disclose the nature and financial data of all our related party relationships.

Management evaluated the impact of our failure to have segregation of duties, inadequacy in design of revenue recognition policies and procedures, failure to properly account for and provide adequate disclosures of complex financial instruments and deficiency in identification and a disclosure of related party transactions and concluded that the multiple control deficiencies that resulted represented material weaknesses.

While management evaluates the effectiveness of our internal controls on a regular basis, these controls may not always be effective. There are inherent limitations on the effectiveness of internal controls, including collusion, management override, and failure in human judgment. In addition, control procedures are designed to reduce rather than eliminate business risks. In the event our Chief Executive Officer or Chief Financial Officer, our certifying officers under the Sarbanes-Oxley Act of 2002 (the “SOX”), or our independent registered public accounting firm determines our internal controls over financial reporting are not effective as defined under Section 404 of SOX, we may be unable to produce reliable financial reports or prevent fraud, which could materially harm our business. In addition, we may be subject to sanctions or investigation by government authorities or self-regulatory organizations, such as the SEC or the Financial Industry Regulatory Authority (“FINRA”). Any such actions could affect investor perceptions of our company and result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our Common Stock to decline or limit our access to capital.

We have begun to implement the actions noted below (including appropriate staffing to execute such actions) in the following areas to strengthen our internal control over financial reporting in an effort to remediate the material weaknesses.

Inventory. We have enhanced the design of existing controls and implemented new controls over the accounting, processing and recording of inventory. Specifically, we have strengthened the design of the management review control over inventory-in-transit. We have implemented processes to ensure timely identification and evaluation of inventory cut-off, and we are requiring additional accountability from counterparties on the accuracy of incoming and outgoing shipment documentation. We have deployed information system enhancements and have made better use of current system capabilities in order to improve the accuracy of inventory cut-off, reporting and reconciliation. In addition, we have been creating an assembly bill of materials (“BOM”) in our business software to facilitate efficient and accurate manufacturing and provide proper recording of raw materials inventory. The BOM structure ultimately minimizes inventory inaccuracies and production delays, and we have been increasing cycle counting of inventory used in production to improve accuracy. Lastly, we have recently hired a material specialist whose responsibility is to maintain inventory records.

Revenue Recognition. We intend on enhancing the design of existing controls and implement new controls over the review of the application and recording of revenue for customer contracts under the guidance outlined in ASC 606. We also intend on implementing more thorough reviews of contracts by evaluating contractual terms and determining whether certain contracts should be consolidated, involve related parties and the proper timing of revenue recognition. These reviews will include more comprehensive contractual analysis from our legal team while ensuring qualified resources are involved and adequate oversight is performed during the internal technical accounting review process.

Accounts Receivable. We intend on enhancing the design of existing controls and implementing new controls over the processing and review of accounts receivable billings. We plan to supplement our accounting staff with more experienced personnel. We will also evaluate information system capabilities in order to reduce the manual calculations within this business process.

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Complex Financial Instruments. We will design and implement controls to properly identify and implement the proper accounting treatment and classifications of our complex financial instruments to ensure our equity accounting and treatment is in accordance with U.S. generally accepted accounting principles. We intend to accomplish this by implementing more thorough reviews of certain details regarding all rights, penalties, record holders and negative covenants of the financial instruments in order to apply the correct accounting guidance (liabilities vs. equity vs. temporary equity).

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting. We will continue to diligently review our internal control over financial reporting.

Our operating results may vary from quarter to quarter.

Our operating results have in the past been subject to quarter-to-quarter fluctuations, and we expect that these fluctuations will continue, and may increase in magnitude, in future periods. Demand for our products is driven by many factors, including the availability of funding for our products in our customers’ capital budgets. There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other concerns can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessarily indicative of our revenues in any future period. In addition, the number and timing of large individual sales and the ability to obtain acceptances of those sales, where applicable, have been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results for such quarter. It is possible that, in some quarters, our operating results will be below the expectations of public market analysts or investors. In such events, or in the event adverse conditions prevail, the market price of our Common Stock may decline significantly.

Many of our competitors are larger and have greater financial and other resources than we do.

Our products compete and will compete with similar if not identical products produced by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distribution personnel, and other resources than we do. Using said resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors. They can introduce new products to new markets more rapidly. In certain instances, competitors with greater financial resources may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that consumers may find attractive.

Existing or new competitors may develop products or technologies that more effectively address the demands of our customers and markets with enhanced performance, features and functionality or lower cost. Larger competitors frequently seek to maintain market share and protect customer relationships through heavily discounted pricing, which we may not be able to match. If we fail to develop and commercialize leading-edge technologies and products that are cost effective and maintain high standards of quality and introduce them to the market on a timely basis, our competitive position and results of operations could be materially adversely affected.

Changes in the U.S. tax and other laws and regulations may adversely affect our business.

The U.S. government may revise tax laws, regulations or official interpretations in ways that could have a significant adverse effect on our business, including modifications that could reduce the profits that we can effectively realize, or that could require costly changes to those operations, or the way in which they are structured. For example, the effective tax rates for most U.S. companies reflect the fact that income earned and reinvested outside the U.S. is generally taxed at local rates, which may be much lower than U.S. tax rates. If we expand abroad and there are changes in tax laws, regulations or interpretations that significantly increase the tax rates on non-U.S. income, our effective tax rate could increase, and our profits could be reduced. If such increases resulted from our status as a U.S. company, those changes could place us at a disadvantage to our non-U.S. competitors if those competitors remain subject to lower local tax rates.

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Our sales and profitability may be affected by changes in economic, business and industry conditions.

If the economic climate in the United States or abroad deteriorates, customers or potential customers could reduce or delay their technology investments. Reduced or delayed technology and entertainment investments could decrease our sales and profitability. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and professional services. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors which could affect our business, including:

•	the introduction and market acceptance of new technologies, products and services;

•	new competitors and new forms of competition;

•	the size and timing of customer orders (for retail distributed physical product);

•	the size and timing of capital expenditures by our customers;

•	adverse changes in the credit quality of our customers and suppliers;

•	changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•	changes in the terms of our contracts with our customers or suppliers;

•	the availability of products from our suppliers; and

•	variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Our limited ability to protect our proprietary information and technology may adversely affect our ability to compete, and our products could infringe upon the intellectual property rights of others, resulting in claims against us, the results of which could be costly.

Many of our products consist entirely or partly of proprietary technology owned by us. Although we seek to protect our technology through a combination of copyrights, trade secret laws and contractual obligations, these protections may not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. In order to defend our proprietary rights in the technology utilized in our products from third party infringement, we may be required to institute legal proceedings, which would be costly and would divert our resources from the development of our business. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, our future results could be adversely affected.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we may become subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, require us to reengineer or cease sales of our products or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad.

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If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed and our customers could seek to recover their damages from us.

Our products are complex, and despite extensive testing, may contain defects or undetected errors or failures that may become apparent only after our products have been shipped to our customers and installed in their network or after product features or new versions are released. Any such defect, error or failure could result in failure of market acceptance of our products or damage to our reputation or relations with our customers, resulting in substantial costs for us and our customers, as well as the cancellation of orders, warranty costs and product returns. In addition, any defects, errors, misuse of our products or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate.

The elimination of monetary liability against our directors, officers and employees under law and the existence of indemnification rights for or obligations to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with SOX, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by SOX include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. Commencing with our fiscal year ending 2024, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 10-K filing for that year, as required by Section 404 of SOX. We have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

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We anticipate that the process of building our accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. We expect that we will need to implement a new internal system to combine and streamline the management of our financial, accounting, human resources and other functions. However, such a system would likely require us to complete many processes and procedures for the effective use of the system or to run our business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention. In addition, we may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of SOX in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. The factors described under “Risk Factors” in this prospectus or any accompanying prospectus supplement and other factors could cause our or our industry’s future results to differ materially from historical results or those anticipated or expressed in any of our forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

This prospectus relates to Conversion Shares that may be offered and sold from time to time by the Selling Stockholder. All of the Conversion Shares offered by the Selling Stockholder pursuant to this prospectus are issuable upon conversion of the Convertible Notes at an assumed price of $0.035 per share and will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales.

We will bear all costs, expenses and fees in connection with the registration of the Conversion Shares for resale by the Selling Stockholder. Expenses expected to be incurred by us in connection with this registration statement are estimated to be approximately $50,000. The Selling Stockholder will pay all brokerage commissions and discounts attributable to the sale or disposition of the Conversion Shares, or interests therein, held by it.

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MARKET FOR OUR COMMON STOCK

Market Information

Our Common Stock is quoted on the OTCID Market under the symbol “TOGI.” The quotations reported on the OTCID Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions. On January 20, 2026, the last reported sale price of our Common Stock was $0.059 per share.

Holders

As of January 20, 2026, there were 190 shareholders of record of our common stock based upon the records of the shareholders provided by our transfer agent. Our transfer agent is Computershare, Inc. A number of holders of our common stock are “street name” or beneficial holders whose shares of record are held by banks, brokers, and other financial institutions.

Securities Authorized for Issuance Under Equity Compensation Plans

On June 27, 2023, the Company held a special meeting of shareholders, and the shareholders voted and approved the TurnOnGreen, Inc. 2023 Stock Incentive Plan which reserved 100,000,000 shares for issuance. As of December 31, 2025, no shares had been issued under the plan.

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DIVIDEND POLICY

We have never declared nor paid any cash dividends on our Common Stock and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our Common Stock will be at the discretion of the Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to several factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus.

 Plan of Operations

We are a premium custom power products and emerging EV electrification infrastructure solutions company, through our wholly owned subsidiaries DPC and TOGT, design, develop, manufacture and sell highly engineered, feature-rich, high-grade-power conversion and power system solutions to diverse industries and markets including e-Mobility, medical, military, telecommunications, and industrial as well as design and provide a line of advanced EV charging solutions. Through DPC, we provide solutions which leverage a combination of low leakage power emissions, very high-power density with power efficiency, flexible design leveraging customized firmware and short time to market. Our designed and manufactured, highly engineered, precision power conversion and control solutions serve mission-critical applications and processes. Through TOGT, we market and sell a line of scalable EV residential, commercial and ultra-fast charging products and comprehensive charging management software and network services. The business represents a natural outgrowth from our proprietary core power technologies to optimizing the design and performance of EV charging solutions.

Our strategy is to be the supplier of choice across numerous markets that require high-quality power system solutions where custom design, superior product, high quality, time to market and competitive prices are critical to business success. We believe that we provide advanced custom product design services to deliver high-grade products that reach a high level of efficiency and density and can meet rigorous environmental requirements. Our customers benefit from a direct relationship with us that supports all their needs for designing and manufacturing power solutions and products. By implementing our proprietary core technology, including process implementation in integrated circuits, we can provide cost reductions to our customers by replacing their existing power sources with our custom design cost-effective products.

Factors Affecting Our Performance

We believe that the growth of our business and our future success depend on various opportunities, challenges, trends and other factors, including the following:

•	Our business model is evolving and we will need to invest a substantial amount of operating capital on an ongoing basis to support our EV charging solutions business. We expect to use the largest portion of any capital we may be able to raise to purchase EV components and inventory in connection with future sales and installations. To the extent that the capital expenditure requirements of our EV charging solutions business are greater than anticipated, any funds we have will be unavailable for our other operations. It is likely that we will need substantial additional funds for our working capital and capital expenditure requirements as we grow our EV charging solutions business.

•	Our ability to provide our products and systems on a timely basis relies heavily on obtaining essential electronic components used not only in our products but also in our customers’ products. As an electronics technology original design manufacturer (“ODM”) and OEM, we continue to face significant challenges in producing some of our products due to shortages and delays in electronic components and raw materials. Various factor, heightened demand for electronics, and disruptions in the supply chain, have led to a widespread scarcity of these crucial materials. Some of our customers face similar challenges, affecting their demand for our products promptly.

•	We are still experiencing long lead times and shortages of critical components used in our products. While the global chip shortage has eased, certain high-demand components (such as power semiconductors and automotive semiconductor chips), continue to face supply bottlenecks due to limited fab capacity and ongoing geopolitical factors.

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•	Tensions between major economies (e.g., U.S.-China, Taiwan-China) have led to export controls, further restricting the availability of essential electronic components. These prolonged lead times and supply constraints have negatively impacted our operations throughout 2024, disrupting our supply chain for semiconductors, electronic components, and raw materials from key vendors.

•	Global manufacturing operations continue to face significant disruptions due to ongoing geopolitical tensions, supply chain bottlenecks, and the lingering effects of past production suspensions. While the semiconductor shortage has eased in some areas, demand for critical electronic components (especially power semiconductors and specialized chips) remains high, straining production capacity and increasing procurement challenges. These disruptions, combined with raw material price volatility, have led to a sustained increase in costs across our supply chain. Prices for essential materials such as lithium, copper, and rare earth metals remain elevated due to rising demand, resource constraints, and global trade restrictions. As a result, we estimate that our costs have increased by approximately 25% since 2020, with continued inflationary pressures affecting procurement and production.

•	To date, our operations were financed principally through investments by Hyperscale and took advantage of Hyperscale’s size and purchasing power in procuring goods, technology, and services, including insurance, employee benefit support and audit, and other professional services. Though Hyperscale is now a controlling shareholder after the completion of the Acquisition, we may not have access to Hyperscale’s financial and other resources in the future.

Results of Operations

For the Three Months Ended September 30, 2025, and 2024:

	2025	2024	Change ($)	Change (%)
Revenue	$1,742,000	$1,290,000	$452,000	35%
Cost of revenue	1,025,000	615,000	410,000	67%
Gross profit	717,000	675,000	42,000	6%
Operating expenses:
General and administrative	718,000	812,000	(94,000)	-12%
Selling and marketing	243,000	326,000	(83,000)	-25%
Research and development	105,000	97,000	8,000	8%
Total operating expenses	1,066,000	1,235,000	(169,000)	-14%
Operating loss	(349,000)	(560,000)	211,000	38%
Other expense:
Interest expense, related party	152,000	100,000	52,000	52%
Interest expense	8,000	-	8,000	100%
Total other expense	160,000	100,000	60,000	60%
Net loss	(509,000)	(660,000)	151,000	23%
Preferred dividends	-	-	-
Net loss available to common shareholders	$(509,000)	$(660,000)

Revenue and Gross (Loss) Profit

During the three-month period ended September 30, 2025, we had increased revenues of $452,000 and increased gross profits of $42,000 compared to the three-month period ended September 30, 2025, primarily due to increased sales of approximately $599,000 from one of our defense industry customers less $198,000 decreased sales from another defense customers, and increased sales of $73,000 from a new commercial customer during the three-month period ended September 30, 2025, compared to the three-month period ended September 30, 2024. The increase in gross profit during the three-month period ended September 30, 2025, was negatively impacted by increased costs for components sourced from China and related tariffs.

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Net Loss and Operating Expenses

During the three months ended September 30, 2025, our net loss decreased by $151,000 compared to the three-month period ended September 30, 2024, primarily due to the increase in gross profit as described above and an $83,000 decrease in selling and marketing, and $96,000 decrease in professional fees and outside services somewhat offset by an increase in total interest expenses of $60,000 compared to the three-month period ended September 30, 2024.

For the Nine Months Ended September 30, 2025, and 2024:

	2025	2024	Change ($)	Change (%)
Revenue	$5,026,000	$3,751,000	$1,275,000	33%
Cost of revenue	2,898,000	1,950,000	948,000	49%
Gross profit	2,128,000	1,801,000	327,000	18%
Operating expenses:
General and administrative	2,317,000	2,408,000	(91,000)	-4%
Selling and marketing	737,000	1,019,000	(282,000)	-29%
Research and development	337,000	310,000	27,000	9%
Total operating expenses	3,391,000	3,737,000	(346,000)	-9%
Operating loss	(1,263,000)	(1,936,000)	673,000	34%
Other expense:
Interest expense, related party	414,000	257,000	157,000	-61%
Interest expense	22,000	-	22,000	100%
Total other expense	436,000	257,000	179,000	70%
Net loss before tax provision	(1,699,000)	(2,193,000)	494,000	22%
Provision for income taxes	2,000	-	(2,000)	100%
Net loss	(1,701,000)	(2,193,000)	492,000	22%
Preferred dividends	-	(1,011,000)	1,011,000	-100%
Net loss available to common shareholders	$(1,701,000)	$(3,204,000)

Revenue and Gross (Loss) Profit

During the nine-month period ended September 30, 2025, we had increased revenues of $1,275,000 and increased gross profits of $327,000 compared to the nine-month period ended September 30, 2024, primarily due to increased sales of approximately $779,000 from our significant defense industry customers and an increase of approximately $819,000 from commercial customers, somewhat offset by approximately $329,000 less sales from expired projects with our medical and commercial customers during the nine-month period ended September 30, 2025, compared to the nine-month period ended September 30, 2024. The increase in gross profit during the nine-month period ended September 30, 2025, was negatively impacted by increased costs of components sourced from China and tariffs on those products.

Net Loss and Operating Expenses

During the nine months ended September 30, 2025, our net loss decreased by $492,000 compared to the nine-month period ended September 30, 2024, primarily due to the increase in gross profit as described above as well as by decreased selling and marketing expenses of $282,000, decreased professional fees and outside services of $137,000, and decreased overhead allocation expense of $106,000 somewhat offset by an increase in interest expenses of $201,000, salaries and benefits of $79,000, research and development of $27,000, software costs of $22,000, and $19,000 in occupancy costs compared to the nine-month period ended September 30, 2024.

Net Loss Available to Common Shareholders

The Company amended and restated its certificate of designations of rights and preferences of the Series A Convertible Redeemable Preferred Stock. Pursuant to the Series A Amendment, the holder of the preferred stock, which is a related party, waived all accrued and future dividends in exchange for an increase in the liquidation preference to 125%.

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The waived dividends resulted in a decrease in accrued preferred dividends for the nine months ended September 30,2025 of $1,011,000 compared to the nine months ended September 30, 2024.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We have incurred recurring net losses and operations have not provided sufficient cash flows. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our products. Our inability to continue as a going concern could have a negative impact on our Company, including our ability to obtain the necessary financing. In view of these matters, there is substantial doubt about our ability to continue as a going concern. We intend to finance our future development activities and its working capital needs largely through the sale of equity securities with some additional funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern. As of September 30, 2025, we had cash and cash equivalents of $0.1 million and negative working capital of $7.9 million.

Securities Purchase Agreement

On October 29, 2025, the Company entered into a Securities Purchase Agreement with SJC Lending LLC, pursuant to which the Company agreed to sell to SJC convertible promissory notes in the aggregate principal amount of up to $ 1,650,000 for a total purchase price of up to $ 1.5 million.

The Agreement provides that the Loan shall be conducted through seven (7) separate tranche closings, provided, that SJC has the ability, exercisable in its sole discretion, to purchase any principal face amount of Convertible Notes prior to the dates of the tranche closings provided for in the Agreement.

Pursuant to the Securities Purchase Agreement, SJC purchased the second tranche of Convertible Notes in the principal amount of $220,000 for a purchase price of $200,000 following the filing with the SEC of the Company’s prior registration statement on December 16, 2025, which registered the resale of the Conversion Shares under the Securities Act.

Pursuant to the Securities Purchase Agreement, and subject to certain conditions being satisfied, SJC will purchase additional Convertible Notes having an aggregate principal face amount of $990,000 for a total purchase price of $900,000, to be funded in monthly increments consistent with the tranche schedule set forth in the Securities Purchase Agreement.

Critical Accounting Estimates

Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles we use require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and amounts of income and expenses during the reporting periods presented. We believe in the quality and reasonableness of our critical accounting policies; however, materially different amounts may be reported under different conditions or using assumptions different from those that we have applied. The accounting policies that have been identified as critical to our business operations and to understanding the results of our operations pertain to the valuation of inventories and accruals of certain liabilities.

Recently Issued Accounting Pronouncements

Our management has considered all recent accounting pronouncements issued since the last audit of our financial statements. Our management believes that these recent pronouncements will not have a significant effect on our financial statements.

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DESCRIPTION OF THE BUSINESS

Company Overview

We, through our wholly owned subsidiaries Digital Power and TOGT, designs and manufactures innovative, feature-rich, and highly engineered power electronic solutions for mission-critical applications operating in some of the world’s most demanding environments. The Company serves a diverse set of industries, including defense and aerospace, medical and healthcare, telecommunications, industrial, and e-Mobility.

With more than 50 years of experience in high-performance power conversion, TOGI delivers reliable, high-efficiency products tailored to meet complex operational requirements. The Company collaborates closely with customers to develop customized solutions that enhance performance, sustainability, and system reliability across a broad range of applications.

Leveraging this long-standing expertise, TOGT has expanded TOGI’s proprietary power technology into the EV charging market. The Company began commercial sales of its high-speed EV charging solutions in 2021 and has developed a portfolio of hardware and networked charging systems for residential, commercial, and fleet use. These charging solutions feature compact power electronics, high output density, and configurable firmware and are designed to support customers across hospitality, workplace, healthcare, municipal, educational, and industrial locations.

Digital Power Corporation

At Digital Power, we provide a comprehensive range of advanced, integrated power system solutions engineered to meet the diverse and precise requirements of our customers with the highest levels of efficiency, flexibility, and scalability. The core focus of our business is the design, development, and manufacture of custom power systems for mission-critical defense and aerospace applications. These systems are built to operate with exceptional reliability in harsh, high-stress environments, including extreme temperatures, electromagnetic exposure, altitude variation, and rigorous shock and vibration conditions. Our defense-grade products are utilized in a wide variety of platforms and subsystems, including communications, surveillance, guidance, targeting, and unmanned systems.

Beyond defense and aerospace, our power solutions are deployed in demanding industrial, telecommunications, and medical instrumentation applications. Our products incorporate adaptive digital power management and configurable software control, enabling high power density, improved efficiency, and precise output performance to satisfy both end-user needs and OEM specifications.

In addition to custom-engineered defense and industrial systems, Digital Power offers a broad range of industry-standard power products. These include our AC/DC Open Frame series, which we believe to be among the industry’s leading high-efficiency power switchers, available in highly compact formats and modular architectures that support configurable multiple DC outputs. We also supply high-power and high-voltage laser power solutions tailored for medical, dental, and industrial pulsed-energy applications, as well as high-performance power products used in data-center infrastructure, semiconductor fabrication equipment, and desktop computing. Our portfolio further includes ruggedized AC/DC and DC/DC conversion systems and value-added engineered solutions for customers requiring highly specialized performance characteristics.

TOG Technologies, Inc.

At TOG Technologies we provide EV drivers and site hosts with convenient, reliable, and high-speed charging solutions. TOGT designs, manufactures, resells, owns, operates, and supplies Level 2 AC and DCFC equipment for residential, commercial, and fleet applications. Our Level 2 charging systems are deployed at single-family homes, multi-family residences, hospitality and healthcare facilities, retail properties, municipalities, schools, workplaces, and fleet depots. Our DCFC systems are designed for high-traffic urban, suburban, corridor, destination, and fleet locations, where rapid charging and high utilization are essential.

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Leveraging more than 50 years of experience in high-performance power conversion, TOGT develops charging hardware and software solutions that address the expected global expansion of EV infrastructure and the increasing energy demands of battery-electric vehicles. Our innovative DCFC platforms are capable of delivering an approximately full charge to a 250-mile range EV battery in roughly 35 minutes, depending on vehicle specifications.

We offer a comprehensive portfolio of networked EV charging products, including Level 2 AC chargers supporting the SAE J1772 standard, and DCFC systems compatible with the North American Combined Charging System Type 1 (“CCS1”), the SAE J3400 North America Charging Standard (“NACS”), and the CHArge de MOve (“CHAdeMO”) standard used in certain Japanese-manufactured EVs. Our chargers are supported by a cloud-based charging station management system (“CSMS”) that operates, monitors, and manages charging infrastructure, enabling remote diagnostics, charging data collection, access control, and payment processing.

We expect demand for EV charging infrastructure to grow significantly as EV adoption increases and utilities enhance grid capabilities. TOGT intends to generate revenue primarily through sales of networked charging hardware and recurring subscription fees for TOG Network Services, which include charger connectivity, software features, authentication, energy billing, and site-host management tools. Access to the TOG Network is available through each networked commercial charging port, and optional extended-warranty coverage is billed annually. Based on current projections, we anticipate that recurring subscription-based revenue from TOG Network Services and extended warranties will reach parity with one-time commercial charger hardware sales (including EV700, EVP700, EV1100, and EVP1900 models) after approximately five years. TOGT also offers a charger-as-a-service (“CaaS”) model in which customers receive hardware bundled with TOG Network access.

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Power electronics and EV charging products and services renderings:

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Our strategy is to be the supplier of choice in markets that demand high-quality, advanced and comprehensive power system solutions, where custom engineering, exceptional product performance, reliability, rapid time-to-market, and competitive pricing are essential. We believe our advanced custom product design capabilities to deliver high-efficiency, high-density and reach features power solutions engineered to withstand rigorous environmental and operational requirements. Our customers benefit from direct collaboration with our management, engineering, manufacturing, and support teams, enabling tailored solutions that address their specific technical and commercial needs.

Looking ahead, our mission is to maintain and expand our core power electronics business while leveraging the expertise gained in advanced power system development to support the growth of our EV charging solutions. Through TOG Technologies, we intend to broaden our portfolio of best-in-class charging reliable hardware and recurring affordable subscription e-mobility network services. We believe this strategy positions us for sustainable long-term growth and allow us to continue serving as a recognized and trusted provider of advanced power technology.

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Our Power System Markets and Customers

We sell our power systems as integrated solutions to customers across a wide range of global markets, including defense and aerospace, medical and healthcare, industrial, and telecommunications. Our portfolio includes a comprehensive range of highly integrated, high-performance power systems designed to meet the precise needs of customers that require efficiency, flexibility, scalability, and innovative power technologies for mission-critical and life-sustaining applications.

We design, develop, and manufacture custom power systems that address performance and form-factor requirements not achievable with standard off-the-shelf products. These solutions are engineered to operate reliably in harsh environments associated with defense and aerospace platforms, and are also deployed in demanding industrial systems and advanced medical instrumentation. In addition to fully integrated solutions, we sell certain power products as stand-alone units to commercial customers.

Beginning in 2021, we expanded our product offering with the launch of our TOGI initiative to introduce EV charging products to consumers and commercial customers.

Our current commercial customer base consists of approximately 98 companies, which we serve through our direct sales teams and strategic partner channels. During the years ending December 31, 2024 and 2023, approximately 98.5% and 89.8% of our revenues, respectively, were generated from customers located in North America. During the year ending December 31, 2024, revenues from Europe accounted for approximately 1.0% of our revenues and did not exceed 10% of our revenues in prior periods.

Medical and Healthcare.

Our power solutions are ideal for healthcare and medical applications that require a high level of reliability and performance due to their quality, output power and high-power density. Our power supplies meet the rigorous medical safety requirements and major industrial safety standards related to such products to major industrial safety standards, including the EN60601-1 safety standard and the 4th Edition EMC compliance requirements, and help medical device and system manufacturers speed compliance testing of their own products. Our qualification testing facilities are also approved by various safety agencies to test and qualify power products to be used in medical devices. We have obtained the medical quality management systems ISO 13485 certification to support rigorous design requirements and high-quality manufacturing of our medical power systems. Our medical power products help OEMs minimize the risk of encountering unexpected development problems outside of their own areas of expertise. The typical applications for our power products in the medical and healthcare industry include portable oxygen concentrators, patient monitoring systems, pulsed lasers drivers for dental and surgical treatment, DNA sequencers, medical beds and ultrasounds. Revenues from the medical and healthcare industry accounted for approximately 11% and 23% of all revenues received from our power supply products for the years ended December 31, 2024, and 2023, respectively.

Defense and Aerospace.

We offer a broad range of rugged power solutions for the defense and aerospace market. These solutions feature the ability to withstand harsh environments. For more than 50 years, we have been providing rugged COTS products and custom power solutions designed end-to-end for military and aerospace applications. We offer a wide variety of units designed to comply with the most demanding United States and international MIL-STDs. Our military products meet all relevant military standards in accordance with the Defense Standardization Program Policies and Procedures. This includes specifications related to space, weight, output power, electromagnetic compatibility, power density and multiple output requirements, all of which we meet due to decades of experience held by our engineering teams. Certain of our products that are specifically designed, modified, configured or adapted for military systems are subject to the United States ITAR, which are administered by the U.S. Department of State. We obtain the required export licenses for any exports subject to ITAR. Our defense manufacturing facilities are compliant with the international Quality Management System standard for the AS&D AS9100.

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The typical applications for our power products in the defense and aerospace industry include mobile and ground communications, naval power conversion, automated test and simulation equipment for weapon systems, combat and airborne power supplies, radar arrays power source, tactical gyro position and navigation systems and active protection of tactical vehicles. Revenues from the defense and aerospace industry accounted for approximately 48% and 41% of all revenues received from our power supply products for the years ended December 31, 2024, and 2023, respectively.

Industrial and Telecommunications.

We build products for custom and standard applications used in industrial and telecommunication markets and set the standard in flexibility, efficiency and reliability. Our compact, high-density and flexible power supplies and power converters allow optimal performance, boost functionality and decrease costs. Due to the breadth of our experience, our products have proven to easily meet stringent design requirements. Our industrial power solutions are designed to stand up to the extreme temperatures, input surges, vibration and shock found through uses such as industrial automation, material handling, industrial lasers, robotics, agriculture, oil, and gas, mining and outdoor applications. Our technology is designed for superior thermal management, reliability, electromagnetic interference (“EMI”) and electromagnetic compatibility (“EMC”) specifications and power density, with rugged performance that is typically unavailable in standard power supplies. The typical applications for our power products in the industrial and telecommunications industry include packaging equipment, laboratory and diagnostic equipment, industrial laser drivers, datacenter computing and turbomachinery control solutions. Revenues from the industrial and telecommunications industry accounted for approximately 41% and 36% of all revenues received from our power supply products for the years ended December 31, 2024, and 2023, respectively.

Our Growth Strategies

We sell our power systems and EV charging solutions through custom, value-added and standard hardware sales, engineering services, recurring network subscriptions, extended warranty offerings, and related services. Our strategy is to continue expanding our core advanced power electronics business while supporting long-term growth through selective expansion of our EV charging products and network services. We intend to optimize our operating model by combining high-performance technology, differentiated engineering, and competitive pricing with customer-focused business models that support recurring revenue streams.

Key elements of our growth strategy include:

•	Expand Power Electronics Capabilities in Core Markets. Our primary growth focus is to continue advancing our custom and integrated power electronic solutions across defense, aerospace, medical, industrial, telecommunications, and other mission-critical markets. We plan to invest in new product architectures, higher-density power conversion, software-managed controls, ruggedized electronics, and advanced form-factor designs to meet the evolving requirements of these customers. Our goal is to deepen our role as a trusted supplier of high-reliability power systems for harsh and demanding operating environments, including programs requiring long service life, precision performance, and military-grade durability.

•	Increase Market Penetration with Existing and New Customers. We intend to grow revenue within our established customer base by expanding power system deployment across additional platforms, applications, and programs. We also expect new opportunities through emerging defense, medical, and industrial projects that require customized solutions, higher efficiency, and improved power density. Our direct sales teams and strategic partner channels will continue to pursue long-term supply relationships with OEMs, defense contractors, and system integrators.

•	Strengthen Recurring Revenue Opportunities. As we expand our installed base of custom and integrated power systems, we plan to increase recurring revenues through replacement units, system upgrades, firmware updates, value-added engineering support, and long-term service agreements. We believe our technology roadmap and long-standing customer relationships create opportunities for multi-year supply and support arrangements.

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•	Develop and Expand Strategic Partnerships. We intend to continue providing reliable, feature-rich power electronic solutions to our existing customers while developing and offering new advanced power products to address evolving market needs. In parallel, we will continue forming strategic partnerships that support deployment of our EV charging infrastructure and expand our market reach. Our agreements span a broad range of sectors, including construction and infrastructure service providers, large commercial fleet operators, hospitality networks, national accounts integrators, regional transportation organizations, municipalities, engineering and consulting firms, solar energy installers, universities, public school districts, car rental operators, and automotive dealerships. These partnerships support site development, product installation, and broader adoption of our charging hardware and network services.

•	Continue to Expand Our EV Charging Products and Network Services. While our core focus remains power electronics, we intend to continue scaling our EV charging hardware and software offerings to meet growing e-Mobility demand. We plan to expand our portfolio of Level 2 chargers and DCFC systems, supported by our cloud-based management platform, TOG Network Services. This includes charger connectivity, authentication, billing, diagnostics, energy management, and fleet solutions. We may also deploy a charger-as-a-service (“CaaS”) model that bundles hardware with subscription-based network access.

•	Cooperative and Turnkey Site-Host Programs. For select EV charging locations, we may partner directly with commercial property owners under a cooperative revenue-sharing model. In these cases, we fund, install, and operate the charging systems while retaining a majority of the revenue generated from charging sessions for a contracted period. We seek to offset capital costs through rebates, grant programs, sale of carbon credits, and energy revenue where applicable.

•	Strategic Acquisitions and Investments. We may pursue acquisitions or investments that expand our technical capabilities, customer base, geographic reach, or product offerings. Potential targets may include power electronics businesses, technology assets, infrastructure partners, or software platforms that align with our core competencies and growth objectives.

Sales and Markets

We sell and market our products through a variety of sales channels. Our direct sales groups are dedicated to developing commercial and fleet sales in well-defined customer segments in specific geographic regions. Our channel partners, which include independent manufacturer representatives and distributors, focus on e-commerce and business-to-business sales.  Our sales and marketing efforts target specific verticals and territories that we believe will have the highest demand for EVSE over the forthcoming five-to-ten-year period. Our segment-based sales strategy focuses on regional priorities where demand is highest, strategic partnerships in commercial real estate development and business development projects that provide ongoing revenue to EV owners.

We have an internal marketing team that has built a digital and social media marketing program to increase brand awareness, product promotion and product sales. We have a variety of digital assets that can be easily shared across multiple platforms to help us scale sales quickly. We plan to market directly to consumers through our software applications, e-commerce platforms and digital advertising campaigns. We will also work across channels to help our distribution partners market our products and services by utilizing their ecommerce and social platforms.

Revenues of approximately $4.5 million and $3.9 million or 92% and 92%, of total revenues were attributable to power electronics products under various OEM agreements for the years ended December 31, 2024, and 2023, respectively. One customer accounted for more than 10% of our total revenues for the year ended 2024 and two customers accounted for more than 10% for the year ended 2023.

Manufacturing and Supplies

Consistent with our strategy of focusing on custom designed, high-grade, flexible and configurable products to support our diverse applications in the markets we serve, we aim to maintain a high degree of flexibility in our manufacturing through the use of strategically focused contract manufacturer partners. These partnerships give us access to new markets and benefit our production processes, which are designed for high-mix and fast-line-charge and take advantage of technologies such as electronically controlled operating instructions, automated pick and place, automatic optical inspection and automatic testing. To achieve our high-quality and low-cost manufacturing goals with labor-intensive products, we have entered into strategic manufacturing agreements with certain contract manufacturers in the United States and Asia.

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We strive to bring low cost and fast delivery production to our customers in a way that limits the impact on the natural environment. Our Asia manufacturing capabilities have provided the opportunity to not only sell but also manufacture high quality, energy efficient power systems for our global customers, with recognized standards, that we control and audit. We demonstrate through our manufacturing partners our attitude to the environment by holding our partners accountable for certain environmental-friendly standards for their manufacturing facilities. We are also continually improving our internal processes and monitoring the processes of our contract manufacturers to ensure the highest quality and consistent manufacturing of our power product solutions so that our customers can use our products right out of the box. Customer specific testing services are offered with custom designed test standards to simulate operation within our customer applications.

We believe that we are in compliance with international safety standards, which is critical for every application. By obtaining the ISO 9001 quality management system, we seek to offer total quality at every stage, from in-house design to manufacturing facilities around the world. Our contract manufacturing partners are also in compliance with such international safety standards and maintain the same ISO 9001 quality management system, as well as the ISO 14001 environmental management system, the ISO 13485 medical management system and the AS&D AS9100 quality management system. Such standards are the cornerstones of our integrated management system to drive continuous improvement of our product quality.

Product Design and Development

Our product design and development efforts are primarily directed toward developing new products in conjunction with our strategy of continuing to introduce advanced product solutions for the markets we serve and to expand our business into emerging markets based on our disruptive power technology.

Our engineering groups are strategically located around the world to facilitate communication with, and access to, our worldwide customer base and manufacturing facilities. This collaborative approach facilitates partnerships with customers for technical development efforts and enables us to develop technological products that support complex and evolving markets such as eMobility, cloud computing, military and aerospace. On occasion, we execute non-disclosure agreements with customers to help develop proprietary, next generation products designed for rapid deployment. We also sponsor memberships in technical organizations that allow our engineers to participate in developing standards for emerging technologies. We believe that this participation is critical in establishing credibility and a reputable level of expertise in the marketplace, as well as to position us among industry leaders in new product development.

Our internal product design and development programs have also been augmented by third party development programs with engineering partners to achieve the best technological and product design results for specific customer product applications. In June 2021, we entered into a partnership agreement with ChargeLab, Inc. to design, build and publish cross-platform mobile experiences for residential and commercial end-users of our EV chargers. Under this agreement, ChargeLab will support us in the pre-production stage of our EV charging products by performing testing sessions to ensure and validate solid firmware compliance with the Open Charge Point Protocol.

When required, we modify standard products to meet specific customer requirements. Such modifications include, but are not limited to, redesigning commercial products to meet MIL-STD requirements for military applications based on COTS products and to meet other customized product requirements. We continually seek to improve our product power density, adaptability and efficiency, while attempting to anticipate changing market demands for increased functionality, such as PFC controlled digital signal processors, customized firmware and improved EMI filtering. We also continue to attempt to differentiate all of our products from commodity-type products by enhancing, modifying and customizing our existing product portfolio through our engineering integrating laboratory located in California.

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The development of our new custom and emerging product solutions is driven by our ability to provide our customers with advanced technologies that meet their product needs within a short turnaround time at a competitive price point. We believe that we are successfully executing our strategic account focus, as evidenced by the award of second and third generation product development contracts from some of our customers. In addition, our standard contract for custom power solutions includes a multi-year high-volume production forecast that could allow us to secure long-term production guarantees while providing an environment that promotes the development of our IP portfolio.

Product design and development expenditures were approximately $0.4 million for the years ended December 31, 2024, and 2023.

Key Design Consideration for Safety Compliance

TOG’s EVSE product line (product) complies with several safety requirements and regulations to ensure electric safety and prevent hazardous accidents, in which safety requirements for the EV supply equipment and the EV battery. To facilitate the safety requirements in our EVSE product line, key requirements of electrical safety are presented. These crucial design rules implemented in our products including functional requirements, constructional requirements, personal protection against electric shock, insulation coordination, electromagnetic compatibility and charging control were implemented to fulfil the electrical safety completely.

To meet national and international safety standards requirements, we use step design methodology including product design review, product testing, approval, certificate, and listing. To obtain the safety certification for our EVSE product, we designed the product to be compliant with the safety requirements and standards for North America.

Electric shock hazard, fire hazard and injury hazard are three major concerns for all EV charging systems address by the various standards. TOG corresponding design of our EVSE product considering these standard requirements to prevent above-mentioned hazards. To assure we design and manufacture safe charging equipment, we compliance with the major standards and we have implemented crucial design rules to meet these requirements for the different element of our EVSE product include construction of exterior and interior, personal protection against electric shock, insulation coordination, electromagnetic compatibility, charging control, and the like.

Competitive Strengths and Competition

We offer highly engineered, feature-rich, high-grade power conversion and power system solutions on a global scale. We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following key competitive strengths:

•	Custom-Made Products. We have designed our base model power system platform so that it can be quickly and economically adapted to the specific power needs of any hosting platform or OEM, which minimizes the time between customer consultation and delivery of the products.

•	Specialized Technical Expertise. We benefit from more than 50 years of expertise in power technologies and energy management. This has given us a wealth of experience in designing and manufacturing AC/DC power conversion solutions and positions us to benefit from the ongoing transformation towards eMobility with smarter and greener EV charging infrastructure solutions.

•	Diverse Product and Customer Base and Revenue Streams. We have a diverse power supply product and customer base. With our growing EV charging solution segment, we will receive additional revenue streams through a range of different sources such as energy sales, hardware sales, network management services, advertising sales and energy services. We will also offer customers a variety of business model options, particularly with respect to our EV charging solution installation and maintenance services.

•	Minimal Non-Recurring Engineering Expenses. Our ability to seamlessly modify our base model power system platform to produce bespoke products for our customer needs results in minimal NRE expenses, meaning that we generally avoid charging our OEM customers for such NRE expenses.

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•	Emphasis on Product Design Development Efforts. We have strategically deployed engineering groups around the world to facilitate communication with and access to our global customer base and manufacturing facilities. This enables us to develop cutting-edge products to support highly complex and evolving markets such as eMobility, cloud computing, military and aerospace.

We compete in two operating segments, power solutions and EV charging solutions.

Power Electronic Segment. Our competition in the power solutions industry includes many companies located throughout the world. Many of our competitors, including Bel Fuse, Artesyn Embedded Technologies, TDK-Lambda, Delta Electronics, Murata and Mean-Well Power Supplies, have greater fiscal and marketing resources and a more expansive geographic presence than we do. We also face competition from current and prospective customers who may decide to internally design, and manufacture power supplies needed for their products. Further, certain larger OEMs tend to contract only with larger power supply manufacturers. We believe that our power system solutions and advanced technology are superior to our competitors’ power supplies based in part on our use of the latest power technology processing and controls, which make our power supplies highly customized and efficient. In addition, we believe the power-to-volume ratio makes our power solutions more compact compared to what is offered by our competitors and is suitable for custom infrastructures to meet our customers’ requirements.

Notably, the flexibility of our power system products provides us with another advantage by employing an adjustable power range and a selectable number of output product design platforms. We believe that we are in a competitive position with our targeted customers that need a high-quality, compact product that can be readily modified to meet specific requirements. We have also designed the base model power system platform so that it can be quickly and economically modified and adapted to the specific power needs of any hosting platform or OEM. This emphasis on flexibility has allowed us to provide samples of modified power systems to OEM customers only a few days after initial consultation. This is an important capability given the emphasis placed by OEMs on “time to market.” It also results in very low NRE expenses, which allow us generally not to charge our OEM customers for NRE expenses related to tailoring a power system to a customer’s specific requirements. We believe that this approach gives us an additional advantage over our competitors, many of which charge their customers for NRE expenses.

Electrical Vehicle Supply Equipment and Network Segment. Our EVSE business segment competes directly with several companies in the North American market. We expect to face competition across multiple verticals in the future as demand for EVSE increases. The EV charging market has grown significantly over the past five years and can be divided into the three following macro segments:

•	Public open network Level 2 and DCFC charging;

•	Commercial fleet closed network charging; and

•	Residential single and multi-family home charging.

Growth in the North American market has primarily been driven by a subset of companies including Tesla, ChargePoint, Blink Charging, EVGO, Electrify America, and Sema Connect. These companies primarily focus on the growth of public open network charging solutions but are increasingly diversifying into commercial and residential closed network sales. The EVSE competitive market is fragmented, and not necessarily aligned with the EV needs of tomorrow. As EVSE charging standards are established and the market is consolidated, we expect that the competitive landscape will favor our approach to market segmentation, strategic partnerships and product development. EV driver charging behavior indicates that residential and commercial closed network charging are the areas with the most potential for growth, as an estimated of 85% of EV drivers charge at home or at work.

The competitive landscape for closed network residential EVSE sales can be found in the ecommerce segment, where there are several product and class competitors that vary in size and market reach. This segment is primarily driven by purchasing decisions that are dictated by price, consumer reviews and product features. Competitors will likely consolidate in the future to establish larger open charging networks, cooperative relationships with OEM’s, and other EVSE product-based companies. As new alliances emerge in the market, EVSE manufactures that have greater market share, access to more dynamic and user-friendly software and hardware will put us at a competitive disadvantage. If we are slow to adapt to changing market conditions and EV innovations our growth will be limited or curtailed, which would negatively affect our ability to scale business and operations.

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Intellectual Property and Proprietary Technology

We rely on a combination of trade secrets, industry expertise, confidential procedures and contractual provisions to protect our intellectual property. Given the continuous updates and revisions that we are making to our products, we believe that the cost of obtaining patents would outweigh the benefits of doing so. However, we may seek to obtain patents in the future as we continue to develop unique core technologies.

We do not patent technology developed by us and we cannot be sure that others will not independently develop the same or similar technology or otherwise obtain access to our technology. To protect our rights in these areas, we require all employees, consultants and others who work for or with us to enter into confidentiality agreements. We cannot be sure, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other information in the event of any unauthorized use, misappropriation or disclosure.

We have a registered our trademarks with the United States Patent and Trademark Office for our brand name “TURNONGREEN” and for our brand names “DP Digital Power” “DP Digital Power Flexible Power Solutions” among some other trademarks names which we also registered with the World Intellectual Property Organization (WIPO) – Madrid System.

Currently we are not planning to apply for a protected patent for some of the products we have developed for EV charging supply equipment. However, we will maintain the IP of the proprietary products and solutions we developed for the power electronic and eMobility market and some other adjacent markets. We periodically monitor for infringements on our intellectual property and have never encountered such an infringement. We do not believe that our lack of patents is material to our ongoing business.

Environmental Matters and Other Government Regulations

Our businesses are heavily regulated in most of our markets. We handle power electronics products mainly in the form of power conversion. We must take into account several standards for electronic safety to protect the health of humans and animals. We serve diverse markets including automotive, medical and healthcare, defense and aerospace, and industrial and telecommunications, each of which has its own set of their safety regulations and standards with which we must comply. Complying with these laws has not been a material cost to us and has not had a material effect upon our capital expenditures, earnings or competitive position.

Environmental Matters. We are subject to various federal, state local and non-U.S. laws and regulations relating to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We continually assess our compliance status and management of environmental matters to ensure that our operations are in compliance with all applicable environmental laws and regulations. Investigation, remediation and operation and maintenance costs associated with environmental compliance and management of sites are a normal, recurring part of our operations. Because we typically use third party manufacturing sources for our products, compliance with these laws has not been a material cost to us and has not had a material effect upon our capital expenditures, earnings or competitive position.

Government Contracts. The U.S. government and foreign governments may terminate any of our government contracts at their convenience, as well as for default based on our failure to meet specified performance requirements. If any of our U.S. government contracts were to be terminated for convenience, we would generally be entitled to receive payment for work completed and allowable termination or cancellation costs. If any of our government contracts were to be terminated for breach or default on our part, generally the U.S. government would pay only for the work that has been accepted and could require us to pay the difference between the original contract price and the cost to re-procure the contract items, net of the work accepted from the original contract. The U.S. government can also hold us liable for damages resulting from the default.

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Medical Device Power Supplies. Our medical power supplies must incorporate one or more means of protection (“MOP”) to avoid electrocution. A MOP can be safety insulation, a protective earth, a defined creepage distance, an air gap (clearance) or other protective impedance. These can be used in various combinations – having two MOPs means if one fails, there is another in place. We must comply with a standard that treats operators and patients, resulting in the classifications “means of operator protection” and “means of patient protection.” The latter requirements are more stringent because the patient may be physically connected via an AP and unconscious when the fault occurs.

Non-U.S. Sales. Our non-U.S. sales are subject to both U.S. and non-U.S. governmental regulations and procurement policies and practices, including regulations relating to import-export control, tariffs, investment, exchange controls, anti-corruption and repatriation of earnings. Non-U.S. sales are also subject to varying currency, political and economic risks.

Human Capital Resources

We are committed to attracting and retaining the brightest and best talent, so investing in human capital is critical to our success. The employee traits we value include industriousness, intellectual curiosity, growth mindset and deeply caring about the quality of work. The human capital measures and objectives that we focus on in managing our business include employee safety, talent acquisition and retention, employee engagement, development and training, diversity and inclusion, and compensation and pay equity. None of our employees is represented by a collective bargaining unit or is a party to a collective bargaining agreement. We believe that our relationship with our employees is good.

Employee Profile

As of September 30, 2025, we have approximately seventeen full-time employees and one part-time employee, of whom two were in engineering, four in production, six in customer support, sales and marketing and six in general and administrative. Our employees are not covered by any collective bargaining agreements. We consider relations with our employees to be good.

As of December 31, 2024, approximately 28% of our current workforce is female, 72% male, and our average tenure is 9.2 years, a decrease of 37% from an average tenure of 14.7 years as of December 31, 2023.

We believe we materially comply with all applicable state, local and international laws governing nondiscrimination in employment in every location in which we operate. All applicants and employees are treated with the same high level of respect regardless of their gender, ethnicity, religion, national origin, age, marital status, political affiliation, sexual orientation, gender identity, disability or protected veteran status.

Pay Equity

Our employee compensation strategy supports three primary objectives: attract and retain the best team members; reflect and reinforce our most important values; and align team member interests with stockholder interests in building enduring value. We believe people should be paid for what they do and how they do it, regardless of their gender, race or other personal characteristics. To deliver on that commitment, we benchmark and set pay ranges based on market data and consider factors such as an employee’s role and experience, the location of their job, and their performance. We also regularly review our compensation practices, both in terms of our overall workforce and individual employees, to ensure our pay is fair and equitable.

Total Rewards

As part of our compensation philosophy, we believe that we must offer and maintain market competitive total rewards programs for our employees in order to attract and retain superior talent. In addition to healthy base wages, additional programs include annual bonus opportunities, healthcare and insurance benefits, paid time off, family leave, family care resources and flexible work schedules. We have established a Company matched 401(k) plan.

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Health and Safety

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of flexible and convenient health and welfare programs, including benefits that support their physical and mental health by providing tools and resources to help them improve or maintain their health status; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.

Backlog

As of September 30, 2025, December 31, 2024, and December 31, 2023, our backlog was approximately $5.4 million, $6.1 million, and $4.2 million, respectively. Due to the nature of our manufacturing process and customer base, we purchase and ship products to our customers without experiencing a significant backlog and recognize revenue at a point in time when control of goods are transferred.

Properties and Facilities

We lease our executive offices in Milpitas, California. The leased space consists of approximately 31,165 square feet, and our total rent expense for this office is $77,619 per month. Our current lease expires on January 31, 2026. Upon expiration of this lease, we expect to commence a new lease for executive office space located in San Jose, California, consisting of approximately 41,792 square feet, with total monthly rent of approximately $31,486.

Legal Proceedings

The Company is currently involved in litigation arising from matters in the ordinary course of business. We are regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.

Certain of these outstanding matters include speculative or indeterminate monetary amounts. We record an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgment is required to determine both likelihood of there being a loss and the estimated amount of loss related to such matters.

With respect to our outstanding matters, based on our current knowledge, we believe that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

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MANAGEMENT AND BOARD OF DIRECTORS

The following table sets forth the names and positions of our executive officers and directors. Directors will be elected at our annual meeting of stockholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

Name	Age	Positions
Amos Kohn	65	Founder, Chief Executive Officer, Chief Financial Officer and Chairman
Marcus Charuvastra	47	President and Director
Douglas Gintz	59	Director

Amos Kohn serves as our Chief Executive Officer, Chief Financial Officer and Chairman of the Board, roles he has held since the Company’s acquisition. Prior to the acquisition, Mr. Kohn served as the Founder, Chief Executive Officer and Chairman of TurnOnGreen, Inc. (formerly Coolisys Technologies Corp.) since its formation in January 2020. Mr. Kohn has led Digital Power Corporation for more than 15 years, serving as its Chief Executive Officer from 2008 to 2025. He served as President and Chief Executive Officer of Hyperscale Data Inc. from 2008 to 2017 and as President from 2017 to 2020. From 2003 to 2020, Mr. Kohn also served as a director of Hyperscale Data Inc. Prior to his service with Digital Power Corporation, Mr. Kohn held senior executive leadership positions with U.S. and international companies in the high-technology sector. He has over 30 years of experience providing executive management, strategic oversight, operational leadership, financial management, and public company reporting for both privately held and publicly traded entities. Mr. Kohn is named as an inventor on several United States and international patents. Mr. Kohn holds a degree in Electronics and Communication Engineering and a Certificate of Executive Business Administration from the University of California, Berkeley. He holds the rank of Major (Ret) in the IDF.

Marcus Charuvastra has served as our President since March 2022. Mr. Charuvastra served as the President of TOGI between January 2022 and September 2022, and served as its Chief Revenue Officer between June 2021 and December 2025. On January 1, 2026, Mr. Charuvastra was named Chief Executive Officer of Gresham Worldwide, Inc. Mr. Charuvastra is an accomplished leader with 20 years of experience in strategic planning, sales, services, marketing and business and organizational development. Mr. Charuvastra spent nine years at Targeted Medical Pharma, Inc. serving as Vice President of Operations and as the Managing Director of this microcap biotech start-up, from 2012 to May 2021. During his tenure, he was instrumental in guiding Targeted Medical Pharma’s initial public offering. Mr. Charuvastra was previously Director of Sales and Marketing at Physician Therapeutics from 2009 to 2012 and was responsible for building the sales and distribution network in the United States and abroad. He is a graduate of UCLA.

Douglas Gintz was appointed as a Director on September 6, 2022. Mr. Gintz served as our Chief Technology Officer from September 2022 to May 2025 and previously served as Chief Technology Officer of TOGI between February 2021 and September 2022. On January 1, 2026, Mr. Gintz was named Chief Technology Officer of Gresham Worldwide, Inc. Mr. Gintz is responsible for driving strategic software initiatives and delivering key technologies essential to the market penetration of our EV charging solutions business. Mr. Gintz previously served as the Chief Technology Officer and Director of Global Technology Implementation at HSD from February 2021 to January 2025. Mr. Gintz's previous leadership roles include Chief Executive Officer of Pacific Coders, LLC. from August 2002 to January 2022; Chief Technology Officer of Endocanna Health, Inc. from January 2019 to January 2021; Mr. Gintz served at Targeted Medical Pharma, Inc., a publicly traded microcap, as Chief Marketing Officer and Technology Officer from January 2018 to December 2019, and Chief Technology Officer and Chief Information Officer from January 2012 to May 2016. Mr. Gintz has over 30 years of hands-on experience bringing products to market. Specializing in emerging technologies, Mr. Gintz has developed manufacturing compliance systems, DNA reporting engines, medical billing software, e-commerce applications, and retail software for companies ranging from startups to multinational corporations.

Corporate Governance

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board is currently composed of three members, one of whom qualifies as “independent” under the listing standards of Nasdaq Marketplace Rules. Prior to the Acquisition, we had only two directors, neither of whom was independent.

Our Board is currently composed of three members and maintains the following three standing committees: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Nominating and Governance Committee. The membership and the function of each of the committees are described below. Our Board may, from time to time, establish a new committee or dissolve an existing committee depending on the circumstances.

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Audit Committee

Messrs. Kohn, Charuvastra and Gintz currently comprise the Audit Committee of our Board. Mr. Kohn serves as the Chairman of the Audit Committee.

The Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, approving the audit and pre-approving any non-audit services to be performed by our independent auditors; reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work; reviewing our financial statements, internal accounting and auditing procedures, and corporate programs to ensure compliance with applicable laws; and reviewing the services performed by our independent auditors to determine if the services rendered are compatible with maintaining the independent auditors’ impartial opinion.

Compensation Committee

Messrs. Kohn, Charuvastra and Gintz currently comprise the Compensation Committee of our Board. Mr. Kohn serves as Chairman of the Compensation Committee.

The Compensation Committee is responsible for, among other things, reviewing and approving executive compensation policies and practices; reviewing and approving salaries, bonuses and other benefits paid to our officers, including our Executive Chairman, Chief Executive Officer, President and Chief Financial Officer; and administering our stock option plans and other benefit plans.

Nominating and Governance Committee

Messrs. Kohn, Charuvastra and Gintz currently comprise the Nominating and Governance Committee of our Board. Mr. Kohn serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee is responsible for, among other things, assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board; developing and recommending governance principles applicable to our Board; overseeing the evaluation of our Board and management; and recommending potential members for each Board committee to our Board.

The Nominating and Governance Committee considers diversity when identifying Board candidates. In particular, it considers such criteria as a candidate’s broad-based business and professional skills, experiences and global business and social perspective.

Family Relationships

No family relationship exists among any of our directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of our company. All executive officers are appointed annually by the Board. Directors serve until the next annual meeting of our stockholders and until their successors are elected and qualified.

Code of Business Conduct and Code of Ethics

Our Board has adopted a code of business conduct, which applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Our Board has also adopted a code of ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and code of ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

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EXECUTIVE AND DIRECTOR COMPENSATION

As a smaller reporting company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

The following table sets forth summary compensation information for the following persons: (i) all persons serving as our principal executive officer and principal financial officer during the years ended December 31, 2025, and 2024, and (ii) our two most highly compensated executive officers who received compensation during the years ended December 31, 2025, and 2024 of at least $100,000 and who were executive officers on December 31, 2025. Amos Kohn served as both our Principal Executive Officer and Principal Financial Officer during the periods presented. We refer to these persons as our “Named Executive Officers”. The following table includes all compensation earned by the Named Executive Officers for the respective period, regardless of whether such amounts were actually paid during the period:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Amos Kohn	2025	350,000	50,000	-	-	33,720	458,720
Chief Executive Officer and Chief Financial Officer	2024	350,000	10,000	-	-	33,120	393,120
Marcus Charuvastra	2025	140,000	50,000	-		-	190,000
President	2024	140,000		-		-	140,000

Narrative Disclosure to Summary Compensation Table

The compensation of our named executive officers consists of base salary, discretionary bonus opportunities, and customary employee benefits. Neither Mr. Charuvastra nor Mr. Kohn is party to an employment agreement. Their base salary and bonus amounts for the periods presented were established by the Board of Directors based on their respective responsibilities, performance, and relevant market considerations. Neither executive received equity awards during the fiscal years presented. Amounts reported as “All Other Compensation” reflect employer-paid benefits, including health insurance premiums, retirement plan contributions, and other customary perquisites.

Termination Provisions

As of the date of this prospectus, we have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to a Named Executive Officer at, following, or in connection with any termination, including resignation, severance, retirement, constructive termination, a change in control of the Company, or a change in the Named Executive Officer’s responsibilities.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2025, none of our Named Executive Officers held any unexercised options, stock that have not vested, or other equity incentive plan awards.

Director Compensation

To date, we have not paid any of our directors any compensation for serving on our Board.

Equity Compensation Plan Information

On June 27, 2023, the Company held a special meeting of shareholders, and the shareholders voted and approved three proposals presented for a vote, including approving the TurnOnGreen, Inc. 2023 Stock Incentive Plan which reserved 100,000,000 shares for issuance. As of December 31, 2025, no shares had been issued under the plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock based on 183,983,122 shares issued and outstanding as of the close of business on January 20, 2026 by (i) each person who is known by the company to own beneficially more than 5% of any classes of outstanding common stock, (ii) each director of the company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the company as a group.

Name and Address of Beneficial Owners of Common Stock (1)	Number of shares beneficially owned	% of Common Stock
Amos Kohn (3)	24,800	*
Marcus Charuvastra	-	- - -
Douglas Gintz (4)	18,080	*
All Directors and Officers as a group (three persons)	42,880	*
Hyperscale Data, Inc. (2)	59,461,470	16.6%

* Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o TurnOnGreen, Inc., 1421 McCarthy Blvd., Milpitas, California 95035.
(2)	Consisting of (i) 30,555 shares held by Sentinum, Inc., (ii) 12,806,817 shares held by Ault Lending, (iii) 12,452,919 shares underlying warrants held by Ault Lending, (iv) 33,539,181 shares underlying the Series A Preferred Stock, (iv) 315,999 shares and 315,999 underlying warrants are held by Ault and Company, Inc. Hyperscale may be deemed to beneficially own the shares beneficially owned by Sentinum, Inc. and Ault Lending as Sentinum, Inc. and Ault Lending are wholly owned subsidiary of Hyperscale. Milton C. Ault, III, the Executive Chairman of Hyperscale, exercises voting and dispositive power over the shares owned by Hyperscale and subsidiaries. The business address of each of these entities and individuals is 11411 Southern Highlands Parkway, Suite 190, Las Vegas, Nevada 89141.
(3)	Represents 12,400 shares and an equal number of warrants.
(4)	Represents 9,040 shares and an equal number of warrants.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

We use the definition of “independence” of the Nasdaq Marketplace Rules to make this determination. Rule 5605(a)(2) of the Nasdaq Marketplace Rules provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Rule 5605(a)(2) generally provides that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company or its parent;

•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•	the director is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Policies and Procedures for Related Party Transactions

The TurnOnGreen audit committee, when established, will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer or greater than 5% beneficial owner of common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. An investor may obtain a written copy of this policy, once adopted, by sending a written request to TurnOnGreen, Inc., 1421 McCarthy Blvd., Milpitas, California 95035, Attention: Legal Department. Our audit committee charter that will be in effect, once adopted, will provide that the audit committee shall review and approve or disapprove certain related party transactions, including material transactions with Hyperscale Data, Inc. (“Hyperscale”).

Except as described below, we did not engage in any related party transactions since January 1, 2025 in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest, and we have no currently proposed related party transactions.

On September 26, 2024, the Company entered into an amendment to its Loan and Security Agreement with Hyperscale, an affiliate of the Company. The original Loan and Security Agreement, dated August 15, 2023, provided for a secured, non-revolving credit facility with an aggregate principal amount of up to $2.0 million and an initial maturity date of December 31, 2023.

Pursuant to the amendment, the Company and Hyperscale agreed, among other things, to increase the aggregate credit limit from $2.0 million to $8.0 million, extend the maturity date to December 31, 2026, and provide that loans made in excess of the original credit limit would also constitute advances under the credit facility. Advances under the credit facility are payable upon demand by Hyperscale.

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Allocation of General Corporate Expenses

Hyperscale provides human resources, accounting and other services to the Company, which are included as allocations of these expenses.  The allocation method calculates an appropriate share of overhead costs by using Company revenue as a percentage of total revenue.  This method is reasonable and consistently applied.  Costs incurred in connection with the allocation of these costs are reflected in selling, general and administrative of $196,000 and $401,000 for the fiscal year end December 31, 2025, and 2024, respectively and were recorded in Hyperscale advance payable.

Related Party Sales and Receivables

The Company recognized $0 and $28,000 in revenue in the years ended December 31, 2025, and 2024, respectively, from sales to another subsidiary of Hyperscale. As of December 31, 2025, and 2024, the Company had related party receivables of $0, and $17,000, respectively.

Related Party Notes and Advances Payable

Related party notes and advances payable were used for working capital purposes and on December 31, 2024, and December 31, 2025, were comprised of the following:

	Interest rate	Due date	Credit Limit	December 31, 2024	December 31, 2025
Hyperscale advance payable	10%	-	$8,000,000	$5,118,000	$7,802,876
Chief Executive Officer	14%	Default		46,000	51,000
Chief Executive Officer	22%
Non-officer advance payable	-	-		21,000
Total related party notes and advances payable				$5,185,000	$7,854,071

On September 26, 2024, The Company entered into an Amendment to the Loan and Security Agreement (the “Amendment”) with Hyperscale dated August 15, 2023 (the “Credit Agreement”). The Credit Agreement provided for a secured, non-revolving credit facility with an aggregate principal amount of up to $2,000,000 (the “Credit Limit”) through December 31, 2023 (the “Credit Termination Date”). All loans under the Credit Agreement (collectively, the “Advances”) were payable within five business days of a request by Hyperscale, and Hyperscale was not obligated to provide any further Advances after the Credit Termination Date.

Pursuant to the Amendment, the Company and Hyperscale have agreed to, among other things, amend the Credit Agreement to increase the Credit Limit to $8,000,000, extend the Credit Termination Date to December 31, 2026, and provide for additional loans made in excess of the initial Credit Limit to become Advances.

During June 2023, Hyperscale and the Company’s management determined that all allocations and capital funding provided to us by Hyperscale beginning April 1, 2023, would be repaid, and treated as a related party note payable. On August 15, 2023, the Company entered into a loan and security agreement with Hyperscale in relation to the June 30, 2023, outstanding Hyperscale advance payable of $701,000. The related party note payable accrues interest of 10%, has no fixed terms of repayment and is recorded as related party notes and advances payable.

The Company recorded related party interest expense of $583,000 and $368,000 for the years ended December 31, 2025, and 2024, respectively in interest expense, related party.

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Convertible Note Financing

On October 29, 2025, we entered into the Securities Purchase Agreement with SJC, pursuant to which SJC agreed to purchase up to an aggregate principal amount of $1,650,000 in Convertible Notes for a total purchase price of $1,500,000.

The Securities Purchase Agreement provides that the purchase of the Convertible Notes will occur in seven separate tranche closings, although SJC may, in its sole discretion, purchase any principal face amount of Convertible Notes prior to the scheduled tranche dates. The initial tranche closing, which occurred on October 29, 2025, consisted of the issuance of a Convertible Note in the principal amount of $440,000 for a purchase price of $400,000.

Pursuant to the Securities Purchase Agreement, SJC purchased the second tranche of Convertible Notes in the principal amount of $220,000 for a purchase price of $200,000 on December 16, 2025.

Additionally in accordance with the Securities Purchase Agreement, and subject to certain conditions being satisfied, SJC will purchase additional Convertible Notes having an aggregate principal face amount of $990,000 for a total purchase price of $900,000, to be funded in monthly increments consistent with the tranche schedule set forth in the Securities Purchase Agreement.

The Convertible Notes accrue interest at 12% per annum, increasing to 20% per annum on amounts in excess of $300,000 upon the occurrence of an event of default (as defined in the Convertible Notes). The Convertible Notes mature on the first anniversary of their respective issuance dates. The Convertible Notes are convertible into shares of our common stock at a conversion price equal to the greater of (i) $0.035 per share, which shall not be adjusted for stock dividends, stock splits, stock combinations, or other similar transactions, and (ii) an amount representing a 20% discount to the lowest VWAP (as defined in the Convertible Notes) of our common stock on any trading day during the 10 trading days immediately preceding the conversion date.

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DESCRIPTION OF CAPITAL STOCK

The description of certain terms of our Common Stock in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to, the relevant provisions of our articles of incorporation and our bylaws, in certain cases as amended, establishing the terms of our Common Stock, our description of capital stock and Nevada corporate law. Copies of the foregoing documents are available from us upon request and accessible at www.sec.gov.

General

We are authorized to issue 2,000,000,000 shares of Common Stock.

We have designated 25,000 shares of preferred stock as series A convertible redeemable preferred stock (the “Series A Preferred Stock”).

As of the date of this prospectus, there were 183,983,122 shares of our Common Stock issued and outstanding and 25,000 shares of Series A Preferred Stock outstanding. The outstanding shares of our Common Stock are validly issued, fully paid and nonassessable.

A description of the material terms and provisions of our articles of incorporation affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary only.

TurnOnGreen Common Stock

Holders of our shares of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our Common Stock are entitled to share in all dividends that our Board, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our Common Stock. Our Common Stock has no preemptive, subscription or conversion rights and there are no redemption provisions applicable to our Common Stock.

We have not paid any dividends and do not expect to pay cash dividends on the Common Stock in the foreseeable future.

TurnOnGreen Preferred Stock

Our preferred stock may be issued in one or more classes or series by the Board, who has the authority to designate the rights, preferences and other aspects of each class or series of preferred stock, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board authorized the issuance of shares of preferred stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our company and may adversely affect the rights of the holders of our Common Stock. Also, preferred stock could have preferences over our Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights.

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TurnOnGreen Warrants

We have issued warrants (the “Warrants”) to purchase an aggregate of approximately 140,000,000 shares of our Common Stock in three separate distributions (the “Hyperscale Distributions”) to the stockholders of Hyperscale Data, Inc. (“HSD”) without any consideration from the recipients, in connection with HSD’s spin-off of our securities. The first distribution occurred on July 10, pursuant to which HSD distributed an aggregate of approximately 58.6 million Warrants on the basis of 40 TurnOnGreen securities for each share of HSD Common Stock held. The second distribution occurred on July 24, 2023, pursuant to which HSD distributed an additional 56.4 million Warrants on the basis of 15 TurnOnGreen securities for each share of HSD Common Stock held. The final distribution occurred on April 29, 2024, pursuant to which HSD distributed approximately 25.0 million Warrants on the basis of approximately 6.6 TurnOnGreen securities for each share of HSD Common Stock held. The Warrants were issued in registered form under a warrant agency agreement between us and Computershare Trust Company, N.A., as warrant agent.

Each Warrant entitles the holder to purchase one share of our Common Stock at an exercise price equal to 125% of the volume-weighted average price (VWAP) of our Common Stock during the ten trading days preceding the initial exercise date, subject to adjustment as described in the Warrants. The Warrants became exercisable immediately following the distribution and will expire on the fifth anniversary of the distribution date. Notwithstanding any adjustment to the exercise price, the exercise price may not be reduced below $0.10 per share.

The Warrants are exercisable, in whole or in part, by delivering a duly executed exercise notice and payment in full of the aggregate exercise price to the warrant agent. No fractional shares will be issued upon exercise; holders otherwise entitled to receive fractional shares will receive cash in lieu thereof. The Warrants are transferable, subject to applicable law, but are not listed for trading on any securities exchange.

Under certain circumstances, we may call the Warrants for cancellation at a nominal price if, for a 20-trading-day measurement period, the VWAP of our Common Stock exceeds 300% of the exercise price and daily trading volume exceeds $1.0 million per day. The Warrants are also subject to beneficial ownership limitations that restrict any holder (together with its affiliates) from exercising Warrants to the extent such exercise would cause the holder to beneficially own more than the specified percentage of our outstanding Common Stock.

Except as provided in the Warrants, holders do not have any rights as stockholders, including voting rights or the right to receive dividends, until the Warrants are exercised for shares of Common Stock.

Anti-Takeover Law, Charter Provisions, Limitations of Liability and Indemnification

Chapter 78 of the Nevada Revised Statutes (the “NRS”), our articles of incorporation and our bylaws contain provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

NRS 78.378 through 78.3793, commonly referred to as the “Control Share Act,” contains provisions governing the acquisition of a “controlling interest” in certain corporations. The Control Share Act generally provides that any person or entity who, individually or in association with others, acquires 20% or more of the outstanding voting shares of an “issuing corporation” (as defined in the NRS) may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The Control Share Act provides that a person or entity, individually or in association with others, acquires a “controlling interest” whenever it acquires, direct or indirect, ownership of outstanding voting shares of an issuing corporation in an amount that would be sufficient, but for the provisions of the Control Share Act, to enable the acquirer, individually or in association with others, to directly or indirectly exercise voting power in the election of directors within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

The stockholders or Board of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Share Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our Common Stock from the Control Share Act.

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The Control Share Act is only applicable to acquisitions of a controlling interest in an “issuing corporation” which is defined in the NRS as a Nevada corporation which (i) has 200 or more stockholders, at least 100 of whom have had an address in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the date in question, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record who have an address in Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, we do not believe that the provisions of the Control Share Act currently apply to acquisitions of our shares. At such time as they may apply, the provisions of the Control Share Act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

NRS 78.411 through 78.444, commonly referred to as the “Business Combination Act,” may also have an effect of delaying or making it more difficult to effect a change in control of our company and certain other business combinations and transactions. The Business Combination Act generally prohibits a resident domestic Nevada corporation (in general, a Nevada corporation with 200 or more stockholders of record) from entering into certain business “combinations” with an “interested stockholder” or the interested stockholder's affiliates or associates during the two-year period after the stockholder first became an interested stockholder, unless certain requirements and conditions are met. The Business Combination Act defines “combination” to include, among other things, any merger or consolidation with an “interested stockholder” or any entity that is or will become an affiliate or associate of the interested stockholders, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or any affiliate or associate of the interested stockholder, of assets having (i) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, or (iii) representing more than 10% of the earning power or net income of the corporation.

For purposes of the Business Combination Act, an “interested stockholder” means any person or entity who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of a resident domestic corporation, or (ii) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting shares of the resident domestic corporation. A corporation that is subject to the Business Combination Act may not engage in any “combination” with an interested stockholder for two years after the interested stockholder acquires its shares unless the combination or purchase meets the requirements, if any, in the corporation’s articles of incorporation, and is approved by the Board before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the Board or a majority of the voting power held by disinterested stockholders, or if the combination satisfies specific fair value requirements as further set forth in the Business Combination Act.

Articles of Incorporation and Bylaws

Nevada corporate law provides that a corporation’s stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of our outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. The absence of cumulative voting rights makes it more difficult for stockholders to replace our Board or for a third party to obtain control of our company by replacing our Board. Other than as described above, our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of our company.

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Limited Liability and Indemnification

Our articles of incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, individual liability of directors and officers is eliminated. Our articles of incorporation also provide that our directors and officers and certain other persons shall be indemnified and held harmless, to the fullest extent permitted by the Nevada Revised Statutes, against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they, or a person of whom they are the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise. We have also agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act.

Neither our articles of incorporation nor by-laws prevent us from indemnifying our officers, directors and agents to the extent permitted under the NRS. NRS Section 78.7502 generally provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by them in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding as set forth in NRS Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if they: (a) are not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they: (a) are not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise specifically provided by statute or agreement, no person other than a corporation is individually liable for a debt or liability of the corporation, unless the person acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a person acts as the alter ego of a corporation.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Provisions of Our Charter that May Have an Anti-Takeover Effect

Other than our authorized but unissued “blank check” preferred stock available for future issuance without stockholder approval, our articles of incorporation do not contain any provisions that may be deemed to have an anti-takeover effect or may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

While certain provisions of Nevada law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer Agent

The Transfer Agent and Registrar for our Common Stock is Computershare, 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

Trading Symbol and Market

Our Common Stock is quoted on the OTCID market under the symbol “TOGI”. The quotations reported on the OTCID Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 47,142,858 shares (such amount includes the conversion of the principal amount of the Conversion Notes) of Common Stock that may be issued by us to the Selling Stockholder upon conversion of the Convertible Notes (based upon the Floor Price of $0.035 per share). For additional information regarding the shares of our Common Stock included in this prospectus, see the section titled “Description of the Convertible Note Financing” above. We are registering the Conversion Shares included in this prospectus in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Convertible Notes set forth in this section below, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of January 20, 2026. The number of shares in the column “Shares of Common Stock to be Sold in this Offering” represents all of the shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of our Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 183,983,122 shares of Common Stock outstanding on January 20, 2026. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares of Common Stock to be Sold in this	Shares of Common Stock Beneficially Owned After Offering(3)
Name of Selling Stockholder	Number	Percentage	Offering(2)	Number	Percentage
SJC Lending LLC	15,847,507	8.6%	47,142,858	15,847,507	6.9%

___________________

(1)	Represents 15,847,507 shares of common stock held by the Selling Stockholder. Steven J. Caspi, the sole member of the Selling Stockholder, has shared voting and investment power over the shares held by the Selling Stockholder. The number of shares reported in this column does not include up to 47,142,858 shares of common stock issuable upon the conversion of the Convertible Notes issued to the Selling Stockholder. The business address of SJC Lending LLC is 120 Bloomingdale Road, Suite 105, White Plains, New York 10605.

(2)	Represents the maximum number of shares of Common Stock issuable upon the conversion of the Conversion Notes, based upon the Floor Price.

(3)	Assumes that the Selling Stockholder has sold all of the Conversion Shares, which may or may not occur.

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PLAN OF DISTRIBUTION

This prospectus relates to the sale by the Selling Stockholder of up to 47,142,858 shares (such amount includes the conversion of the principal amount of the Conversion Notes) of our Common Stock. All of the shares being offered are issuable upon conversion of the Convertible Notes. The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions it assumes. The Selling Stockholder may also sell shares of the Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under Section 2(11) of the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We will pay all the expenses, estimated to be approximately $50,000, in connection with this offering, other than underwriting commissions and discounts of the Selling Stockholder. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF THE CONVERTIBLE NOTE FINANCING

On October 29, 2025, we entered into the Securities Purchase Agreement with SJC, pursuant to which SJC agreed to purchase up to an aggregate principal amount of $1,650,000 in Convertible Notes for a total purchase price of $1,500,000.

The Securities Purchase Agreement provides that the purchase of the Convertible Notes will occur in seven separate tranche closings, although SJC may, in its sole discretion, purchase any principal face amount of Convertible Notes prior to the scheduled tranche dates. The initial tranche closing, which occurred on October 29, 2025, consisted of the issuance of a Convertible Note in the principal amount of $440,000 for a purchase price of $400,000.

Pursuant to the Securities Purchase Agreement, SJC purchased the second tranche of Convertible Notes in the principal amount of $220,000 for a purchase price of $200,000 on December 16, 2025.

Additionally in accordance with the Securities Purchase Agreement, and subject to certain conditions being satisfied, SJC will purchase additional Convertible Notes having an aggregate principal face amount of $990,000 for a total purchase price of $900,000, to be funded in monthly increments consistent with the tranche schedule set forth in the Securities Purchase Agreement.

The Convertible Notes accrue interest at 12% per annum, increasing to 20% per annum on amounts in excess of $300,000 upon the occurrence of an event of default (as defined in the Convertible Notes). The Convertible Notes mature on the first anniversary of their respective issuance dates. The Convertible Notes are convertible into shares of our common stock at a conversion price equal to the greater of (i) the Floor Price of $0.035 per share, which shall not be adjusted for stock dividends, stock splits, stock combinations, or other similar transactions, and (ii) an amount representing a 20% discount to the Company’s lowest VWAP (as defined in the Convertible Notes) of our Common Stock on any trading day during the ten (10) trading days immediately preceding the conversion date.

The Securities Purchase Agreement and Convertible Notes contain customary affirmative and negative covenants applicable to the Company and its subsidiaries. For so long as any Convertible Notes remain outstanding, we and our subsidiaries are restricted from incurring additional indebtedness or granting liens (other than permitted indebtedness and liens), declaring or paying dividends, entering into mergers, acquisitions, or change-of-control transactions, selling or transferring material assets outside the ordinary course of business, issuing additional equity or convertible securities except as expressly permitted, or amending our charter, bylaws, or other governing documents in a manner adverse to SJC. Additionally, commencing on October 29, 2025, and continuing until the earlier of (i) such time as all Convertible Notes have been repaid or fully converted or (ii) one year thereafter, we are prohibited from entering into any variable-rate transactions, and SJC has a right of first refusal with respect to any proposed public or private equity offering, including any debt instrument convertible into equity, during such period.

In connection with the Loan, we and our subsidiaries granted SJC a continuing security interest in substantially all of our assets, including intellectual property, as collateral for repayment of the Convertible Notes. Specifically, under an Intellectual Property Security Agreement, we and our subsidiaries, Digital Power Corporation and TOG Technologies, Inc., granted SJC a security interest in our trademarks, copyrights, patents, and mask works; under a Security Agreement, we and our subsidiaries granted SJC a security interest in substantially all other assets; and under a Pledge Agreement, we pledged the capital stock of our subsidiaries as additional collateral.

The Convertible Notes include customary events of default, including non-payment, failure to deliver Conversion Shares, breaches of covenants, and bankruptcy or insolvency events, upon which interest may increase to 20% per annum and SJC may exercise all rights and remedies available to a secured creditor. The Conversion Shares being registered pursuant to this registration statement are intended to satisfy our contractual obligations under the Securities Purchase Agreement requiring registration of the shares issuable upon conversion of the Convertible Notes.

Subsequent to the effectiveness of this registration statement, the Company issued additional Convertible Notes to SJC pursuant to the Securities Purchase Agreement on January 9, 2026, in the aggregate principal amount of $220,000 for a purchase price of $200,000, on substantially the same terms as the previously issued Convertible Notes.

72

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the Common Stock offered hereby as our counsel.

EXPERTS

The consolidated balance sheets of TurnOnGreen, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in our annual report on Form 10-K for fiscal year ended December 31, 2024, and related notes, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements have been included in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports pertaining to such consolidated financial statements of such firms given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.turnongreen.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

73

F-1

TURNONGREEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$67,000	$27,000
Accounts receivable	951,000	730,000
Inventories	1,091,000	890,000
Prepaid expenses	10,000	107,000
TOTAL CURRENT ASSETS	2,119,000	1,754,000

Property and equipment, net	186,000	154,000
Right-of-use assets	180,000	567,000
Other noncurrent assets	250,000	270,000
TOTAL ASSETS	$2,735,000	$2,745,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable, accrued expenses and other current liabilities	$1,504,000	$1,376,000
Lawsuit liability	1,148,000	1,122,000
Operating lease liability, current	201,000	581,000
Related party notes and advances payable	7,181,000	5,185,000
TOTAL CURRENT LIABILITIES	10,034,000	8,264,000

LONG TERM LIABILITIES
Operating lease liability, non-current	-	50,000
Other long term liabilities	131,000	163,000
TOTAL LIABILITIES	10,165,000	8,477,000

COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Preferred stock series A subject to possible redemption, 50,000,000 shares authorized: 25,000 issued and outstanding at stated redemption value of $1,000 per share as of September 30, 2025, and December 31, 2024, respectively	25,000,000	25,000,000

STOCKHOLDERS’DEFICIT:
Common Stock, par value $0.001 a share; 2,000,000,000 shares authorized as of September 30, 2025, and December 31, 2024: 183,983,122 shares issued and outstanding on September 30, 2025, and 183,949,923 as of December 31, 2024, respectively	184,000	184,000
Additional paid-in capital	16,174,000	16,171,000
Accumulated deficit	(48,788,000)	(47,087,000)
TOTAL STOCKHOLDERS’ DEFICIT	(32,430,000)	(30,732,000)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$2,735,000	$2,745,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

TURNONGREEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$1,742,000	$1,290,000	$5,026,000	$3,751,000
Cost of revenue	1,025,000	615,000	2,898,000	1,950,000
Gross profit	717,000	675,000	2,128,000	1,801,000

Operating expenses:
General and administration	823,000	909,000	2,654,000	2,718,000
Selling and marketing	243,000	326,000	737,000	1,019,000
Total operating expenses	1,066,000	1,235,000	3,391,000	3,737,000
Operating loss	(349,000)	(560,000)	(1,263,000)	(1,936,000)
Other expense:
Interest expense, related party	152,000	100,000	414,000	257,000
Interest expense	8,000	-	22,000	-
Total other expense	160,000	100,000	436,000	257,000
Loss before income taxes	(509,000)	(660,000)	(1,699,000)	(2,193,000)
Income tax provision	-	-	2,000	-
Net loss	(509,000)	(660,000)	(1,701,000)	$(2,193,000)
Preferred dividends	-	-	-	(1,011,000)
Net loss available to common stockholders	$(509,000)	$(660,000)	$(1,701,000)	$(3,204,000)
Net loss per common share basic and diluted:	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Weighted average common shares, basic and diluted	183,983,122	183,943,705	183,982,271	183,942,957

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

TURNONGREEN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

Three Months Ended September 30, 2025

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, July 1, 2025	183,983,122	184,000	16,174,000	(48,279,000)	(31,921,000)
Net loss	-	-	-	(509,000)	(509,000)
Balance, September 30, 2025	183,983,122	$184,000	$16,174,000	$(48,788,000)	$(32,430,000)

Three Months Ended September 30, 2024

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, July 1, 2024	183,943,705	184,000	13,504,000	(45,658,000)	(31,970,000)
Forgiveness of accrued dividends	-	-	3,678,000	-	3,678,000
Net loss	-	-	-	(660,000)	(660,000)
Balance, September 30, 2024	183,943,705	$184,000	$17,182,000	$(46,318,000)	$(28,952,000)

Nine Months Ended September 30, 2025

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2025	183,949,923	184,000	16,171,000	(47,087,000)	(30,732,000)
Common Stock issued upon exercise of warrants	33,199	-	3,000		3,000
Net loss	-	-	-	(1,701,000)	(1,701,000)
Balance, September 30, 2025	183,983,122	$184,000	$16,174,000	$(48,788,000)	$(32,430,000)

Nine Months Ended September 30, 2024

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2024	183,941,422	184,000	13,504,000	(43,114,000)	(29,426,000)
Common Stock issued upon exercise of warrants	2,283	-	-	-	-
Preferred dividends	-	-	-	(1,011,000)	(1,011,000)
Forgiveness of accrued dividends	-	-	3,678,000	-	3,678,000
Net loss	-	-	-	(2,193,000)	(2,193,000)
Balance, September 30, 2024	183,943,705	$184,000	$17,182,000	$(46,318,000)	$(28,952,000)

F-4

TURNONGREEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Nine Months ended September 30,
Cash flows from operating activities:	2025	2024
Net (loss)	$(1,701,000)	$(3,204,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	59,000	68,000
Amortization of right-of-use assets	387,000	426,000
Inventory adjustment	90,000	46,000
Changes in operating assets and liabilities
Accounts receivable	(221,000)	345,000
Prepaid expenses and other assets	117,000	(64,000)
Inventory	(291,000)	206,000
Accounts payable	(107,000)	(362,000)
Accrued expenses, other current liabilities, and lawsuit liability	261,000	(29,000)
Dividends payable	-	1,011,000
Operating lease liabilities and other liabilities	(462,000)	(415,000)
Net cash used in operating activities	(1,868,000)	(1,972,000)

Cash flows from investing activities:
Purchase of property and equipment	(91,000)	(53,000)
Cash used in investing activities	(91,000)	(53,000)

Cash flows from financing activities:
Proceeds from related party advances	1,996,000	2,037,000
Proceeds from exercise of warrants	3,000	-
Net cash provided by financing activities	1,999,000	2,037,000

Net decrease in cash and cash equivalents	40,000	12,000
Cash at beginning of period	27,000	21,000
Cash at end of period	$67,000	$33,000

Supplemental disclosures of cash flow information
Cash paid for income taxes	$2,000	$-
Non-cash financing activities
Forgiveness of accrued dividends	$-	$3,678,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

1. DESCRIPTION OF BUSINESS

Overview

TurnOnGreen, Inc., a Nevada corporation (“TOG”), through its wholly owned subsidiaries Digital Power Corporation (“Digital Power”) and TOG Technologies Inc. (“TOGT,” and together with Digital Power, the “Company”), is an emerging provider of premium power electronic and electric vehicle (EV) charging solutions. The Company designs, develops, manufactures, and sells highly engineered, feature-rich, high-grade power conversion systems and power solutions for mission-critical, life-sustaining, and lifesaving applications across a variety of sectors, particularly those operating in demanding and harsh environments.

The Company serves a broad range of markets, including defense and aerospace, medical and healthcare, industrial applications, telecommunications, e-Mobility, and OEM solutions. Our products are highly adaptive, featuring customized firmware meticulously configured to meet the specific requirements and challenges of our customers’ applications. In addition, we provide comprehensive EV charging infrastructure and subscription-based network management services for residential, fleet, hospitality, workplace, healthcare, municipal, and educational environments including universities and schools.

2. LIQUIDITY AND GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring operating and net losses that have not provided sufficient cash flows. Management believes that the Company will continue to incur operating and net losses each quarter until at least the time it begins significant deliveries of its products. The Company’s inability to continue as a going concern could have a negative impact on the Company, including its ability to obtain needed financing. In view of these matters, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to finance its future development activities and its working capital needs largely through advances from Hyperscale Data, Inc. (“Hyperscale”) (See Note 10) until such time as funds provided by operations are sufficient to fund working capital requirements. Although management believes that capital sources will be available, there can be no assurances that Hyperscale will continue providing financing to the Company when needed to allow the Company to continue its operations, or if available, on terms acceptable to the Company. The condensed consolidated financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the instructions to Form 10-Q and Regulation S-X and do not include all the information and disclosures required by GAAP. The Company has made estimates and judgments affecting the amounts reported in the Company’s condensed consolidated financial statements and the accompanying notes. The actual results experienced by the Company may differ materially from the Company’s estimates. The condensed consolidated financial information is unaudited and reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for interim periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC on April 23, 2025.

Reclassifications

Certain prior period amounts have been reclassified for comparative purposes to conform to the current-period financial statement presentation. These reclassifications had no effect on previously reported results of operations.

Significant Accounting Policies

There have been no material changes to the Company’s significant accounting policies previously disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on April 23, 2025.

The Company does not expect that any recently issued accounting guidance will have a significant effect on its condensed consolidated financial statements.

F-6

4. REVENUE DISAGGREGATION

The Company’s disaggregated revenues consisted of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Primary Geographical Markets
North America	$1,694,000	$1,228,000	$4,815,000	$3,565,000
Other	48,000	62,000	211,000	186,000
Total Revenue	$1,742,000	$1,290,000	$5,026,000	$3,751,000

Major Goods
Power supply units	$1,504,000	$1,238,000	$3,990,000	$3,468,000
EV chargers	238,000	52,000	1,036,000	283,000
Total Revenue	$1,742,000	$1,290,000	$5,026,000	$3,751,000

Timing of Revenue Recognition
Goods transferred at a point in time	$1,723,000	1,278,000	4,970,000	3,720,000
Revenue recognized over time	19,000	12,000	56,000	31,000
Total Revenue	$1,742,000	$1,290,000	$5,026,000	$3,751,000

Customer advances

We defer revenues when cash payments are received in advance of our performance obligation required under the guidelines of ASC 606. The revenue is recognized upon completion of our related performance obligations, typically within twelve months following receipt of the customer advances.

Customer advances consisted of the following:

Customer advances
Balance, December 31, 2024	$125,000
Advances received	1,292,000
Revenue recognized	(822,000)
Advances refunded	(261,000)
Total	$334,000

The customer advances are recorded in the Accounts payable, accrued expenses and other current liabilities line of the condensed consolidated balance sheets.

The following table provides the percentage of total revenue attributable to a single customer from which 10% or more of total revenue was derived:

	For the Three Months Ended September 30, 2025		For the Nine Months Ended September 30, 2025
	Total Revenue	Percentage of	Total Revenue	Percentage of
	by Major	Total Company	by Major	Total Company
	Customers	Revenue	Customers	Revenue
Customer A	$351,000	20%	$1,325,000	26%
Customer B	$599,000	34%	$659,000	13%
Customer C	$96,000	6%	$529,000	11%
Customer D	$48,000	3%	$479,000	10%

	For the Three Months Ended September 30, 2024		For the Nine Months Ended September 30, 2024
	Total Revenue	Percentage of	Total Revenue	Percentage of
	by Major	Total Company	by Major	Total Company
	Customers	Revenue	Customers	Revenue
Customer A	$549,000	45%	$1,373,000	37%

F-7

5. TRADE RECEIVABLES

The following table provides the percentage of total trade receivables attributable to a single customer that accounted for 10% or more of the Company’s outstanding receivables:

	As of	As of
	September 30, 2025	December 31, 2024
Customer A	38%	3%
Customer B	15%	47%
Customer C	-%	12%

Related party receivables

As of September 30, 2025, and December 31, 2024, the Company had related party receivables of $0 and $17,000 respectively.

6. PROPERTY AND EQUIPMENT, NET

As of September 30, 2025, and December 31, 2024, property and equipment consisted of the following:

	September 30, 2025	December 31, 2024
Machinery and equipment	$648,000	$648,000
Leasehold improvements, furniture and equipment	312,000	221,000
Gross property and equipment	960,000	869,000
Less: accumulated depreciation and amortization	(774,000)	(715,000)
Property and equipment, net	$186,000	$154,000

Depreciation and amortization expenses related to property and equipment was $20,000 and $17,000 for the three months ended September 30, 2025, and 2024, respectively. Depreciation and amortization expenses related to property and equipment was $59,000 and $68,000 for the nine months ended September 30, 2025, and 2024, respectively.

7. INVENTORIES

As of September 30, 2025, and December 31, 2024, inventories consisted of:

	September 30, 2025	December 31, 2024
Raw materials, parts and supplies	$891,000	$416,000
Finished products	200,000	474,000
Total inventories	$1,091,000	$890,000

8. LAWSUIT LIABILITY

Gordon v. Digital Power Corporation

On or about November 21, 2019, the plaintiff William Gordon filed a complaint against defendant, DPC, alleging wrongful termination and disability discrimination. The arbitration was conducted during October 2022. Aside from the opening and responding trial briefs, the arbitrator requested additional briefing on two subjects, undisclosed principal liability, and disclosed principal liability, both of which were submitted. In May 2023 the arbitrator entered a final award against the Company and in favor of Mr. Gordon in the amount of $1.1 million inclusive of interest, legal fees, administrative fees and expenses. Interest accrues at 10% per annum.

The Company has recorded a lawsuit liability of $1.1 million for this judgement as of September 30, 2025, and December 31, 2024, in the condensed consolidated balance sheets. Interest expense related to liability was $7,000 and $0 for the three months ended September 30, 2025, and 2024, respectively. Interest expense for the nine months ended September 30, 2025, and 2024 was $26,000 and $0, respectively.

F-8

9. LEASES

Office and Warehouse Leases and Sublease

The components of net operating lease expenses, recorded within operating expenses on the Company's condensed consolidated statements of operations for the three and nine months ended September 30, 2025, and 2024, were as follows:

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Operating lease cost	$137,000	$412,000

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Operating lease cost	$162,000	$486,000
Less: Sublease income	(25,000)	(75,000)
Total	$137,000	$411,000

10. RELATED PARTY TRANSACTIONS

The Company is a controlled subsidiary of Hyperscale, and as a result Hyperscale is deemed a related party.

Allocation of General Corporate Expenses

Hyperscale provides human resources, accounting and other services to the Company, which are included as allocations of these expenses. The allocation method calculates an appropriate share of overhead costs by using Company revenue as a percentage of total revenue. This method is reasonable and consistently applied. Costs incurred in connection with the allocation of these costs are reflected in selling, general and administrative of $36,000 and $103,000 for the three months ended September 30, 2025, and 2024, respectively and $146,000 and $298,000 for the nine months ended September 30, 2025, and 2024, respectively.

Related Party Notes and Advances Payable

Related party notes and advances payable were used for working capital purposes and on September 30, 2025, and December 31, 2024, were comprised of the following:

	Interest rate	Due date	Credit Limit	September 30, 2025	December 31, 2024
Hyperscale advance payable	10%	Demand	$8,000,000	$7,104,000	$5,118,000
Chief Executive Officer	14%	Default		26,000	46,000
Chief Executive Officer	22%	Default		25,000	-
Non-officer advance payable	-	-		26,000	-
Total related party notes and advances payable				$7,181,000	$5,185,000

Pursuant to the Amendment, the Company and Hyperscale have agreed to, among other things, amend the Credit Agreement to increase the Credit Limit to $8,000,000, extended the date to which credit extensions may be made to December 31, 2026, and provide for additional loans made in excess of the initial Credit Limit to become Advances. The related party note payable accrues interest of 10%, has no fixed terms of repayment and is recorded as related party advance payable.

Summary of interest expense, related party, recorded on the condensed consolidated statement of operations:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Interest expense, related party	$152,000	$100,000	$414,000	$257,000

F-9

11. LOSS PER SHARE

Anti-dilutive securities, which are convertible into or exercisable for the Company’s Common Stock, consisted of the following:

	September 30,
	2025	2024
Warrants	140,922,530	140,961,864
Convertible preferred stock	1,250,000,000	1,250,000,000
Total	1,390,922,530	1,390,961,864

12. SEGMENT INFORMATION

Disclosures regarding the Company’s reportable segment with reconciliations to consolidated totals for the three and nine months ended September 30, 2025, and 2024, are presented below:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue	$1,742,000	$1,290,000	$5,026,000	$3,751,000
Cost of revenue
Manufacturing costs	654,000	431,000	1,629,000	1,126,000
Distribution costs	55,000	90,000	273,000	388,000
Inventory adjustment	48,000	(1,000)	90,000	46,000
EV chargers	147,000	21,000	689,000	144,000
Other	121,000	74,000	217,000	246,000
Cost of revenue	1,025,000	615,000	2,898,000	1,950,000
Gross profit	717,000	675,000	2,128,000	1,801,000
Operating expenses:
Research and development:
Payroll and benefits	60,000	63,000	188,000	178,000
Occupancy costs	24,000	24,000	73,000	71,000
Other research and development	21,000	10,000	76,000	61,000
Total research and development	105,000	97,000	337,000	310,000
Selling and marketing:
Payroll and benefits	182,000	255,000	554,000	763,000
Occupancy costs	36,000	42,000	72,000	124,000
Other selling and marketing	25,000	29,000	111,000	132,000
Total selling and marketing	243,000	326,000	737,000	1,019,000
General and administrative
Payroll and benefits	299,000	267,000	976,000	810,000
Professional fees and outside services	32,000	149,000	237,000	373,000
Occupancy costs	170,000	164,000	516,000	497,000
Other general and administrative	217,000	232,000	588,000	728,000
Total general and administrative	718,000	812,000	2,317,000	2,408,000
Total operating expenses	1,066,000	1,235,000	3,391,000	3,737,000
Operating loss	$(349,000)	$(560,000)	$(1,263,000)	$(1,936,000)

13. SUBSEQUENT EVENTS

Securities Purchase Agreement

On October 29, 2025, the Company entered into a Securities Purchase Agreement (“Agreement”) with SJC Lending LLC ("SJC"), pursuant to which the Company agreed to sell to SJC convertible promissory notes in the aggregate principal amount of up to $ 1,650,000 (the "Convertible Notes") for a total purchase price of up to $ 1.5 million (the "Loan").

The Agreement provides that the Loan shall be conducted through seven (7) separate tranche closings, provided, that SJC has the ability, exercisable in its sole discretion, to purchase any principal face amount of Convertible Notes prior to the dates of the tranche closings provided for in the Agreement.

Pursuant to the Agreement, the initial tranche closing, which occurred on October 29,2025, consisted of the issuance of a Convertible Note to SJC in the principal face amount of $440,000 for a purchase price of $400,000. The Convertible Note accrues interest at 10% per annum and will mature October 29, 2026. The Convertible Note is convertible into shares of the Company’s Common Stock at any time at a conversion price equal to the greater of (i) $0.035 per share, which shall not be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) 20% discount to the Company’s lowest VWAP (as defined in the Convertible Note) of the Common Stock during the ten trading days immediately prior to the date of conversion into shares of Common Stock.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

TurnOnGreen, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TurnOnGreen, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

April 23, 2025

F-11

TURNONGREEN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,000	$21,000
Accounts receivable	730,000	966,000
Inventories	890,000	1,339,000
Prepaid expenses	107,000	630,000
TOTAL CURRENT ASSETS	1,754,000	2,956,000

Property and equipment, net	154,000	358,000
Right-of-use assets	567,000	1,133,000
Other noncurrent assets	270,000	270,000
TOTAL ASSETS	$2,745,000	$4,717,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable, accrued expenses and other current liabilities	$1,376,000	$1,583,000
Dividends payable	-	2,667,000
Lawsuit liability	1,122,000	1,066,000
Operating lease liability, current	581,000	619,000
Related party notes and advances payable	5,185,000	2,472,000
TOTAL CURRENT LIABILITIES	8,264,000	8,407,000

LONG TERM LIABILITIES
Operating lease liability, non-current	50,000	631,000
Other long term liabilities	163,000	105,000
TOTAL LIABILITIES	8,477,000	9,143,000

COMMITMENTS AND CONTINGENCIES (NOTE 13)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Preferred stock series A subject to possible redemption, 50,000,000 shares authorized: 25,000 issued and outstanding at stated redemption value of $1,000 per share as of December 31, 2024, December 31, 2023, respectively	25,000,000	25,000,000

STOCKHOLDERS’ DEFICIT:
Common Stock, par value $0.001 a share; 2,000,000,000 shares authorized as of December 31, 2024 and December 31, 2023: 183,949,923 shares issued and outstanding on December 31, 2024, and 183,941,422 as of December 31, 2023, respectively	184,000	184,000
Additional paid-in capital	16,171,000	13,504,000
Accumulated deficit	(47,087,000)	(43,114,000)
TOTAL STOCKHOLDERS’ DEFICIT	(30,732,000)	(29,426,000)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$2,745,000	$4,717,000

The accompanying notes are an integral part of these consolidated financial statements.

F-12

TURNONGREEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
Revenue	$4,912,000	$4,201,000
Cost of revenue	2,790,000	3,306,000
Gross profit	2,122,000	895,000

Operating expenses:
General and administration	3,610,000	4,123,000
Selling and marketing	1,293,000	1,446,000
Write off EV assets	763,000	-
Total operating expenses	5,666,000	5,569,000
Operating loss	(3,544,000)	(4,674,000)
Other expense:
Interest expense, related party	368,000	160,000
Interest expense	56,000	-
Total other expense	424,000	160,000
Loss before income tases	(3,968,000)	(4,834,000)
Income tax provision	5,000	-
Net loss	(3,973,000)	(4,834,000)
Preferred Dividends	-	(2,028,000)
Net loss available to common stockholders	$(3,973,000)	$(6,862,000)

Net loss per common share basic and diluted:	$(0.02)	$(0.04)

Weighted average common shares, basic and diluted	183,944,607	177,562,045

The accompanying notes are an integral part of these consolidated financial statements.

F-13

TURNONGREEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2024	183,941,422	$184,000	$13,504,000	$(43,114,000)	$(29,426,000)
Common stock issued upon exercise of warrants	8,501	-	-	-	-
Preferred dividends - forgiveness	-	-	2,667,000		2,667,000
Net loss	-	-	-	(3,973,000)	(3,973,000)
Balance, December 31, 2024	183,949,923	$184,000	$16,171,000	$(47,087,000)	$(30,732,000)

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2023	172,694,837	$173,000	$12,691,000	$(36,252,000)	$(23,388,000)
Contribution from Parent	-	-	730,000	-	730,000
Fair value of warrants at issuance	-	-	39,000	-	39,000
Common stock issued upon conversion of convertible notes	11,241,370	11,000	44,000	-	55,000
Common Stock issued upon exercise of warrants	5,215	-	-	-	-
Preferred dividends	-	-	-	(2,028,000)	(2,028,000)
Net loss	-	-	-	(4,834,000)	(4,834,000)
Balance, December 31, 2023	183,941,422	$184,000	$13,504,000	$(43,114,000)	$(29,426,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-14

TURNONGREEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from operating activities:	2024	2023
Net loss	$(3,973,000)	$(6,862,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	94,000	93,000
Amortization of right-of-use assets	566,000	528,000
Amortization of debt discount	-	89,000
Write off EV assets	763,000	-
Inventory adjustment	270,000	853,000
Allocation of parent company overhead	-	153,000
Changes in operating assets and liabilities
Accounts receivable	236,000	56,000
Prepaid expenses and other assets	(88,000)	(29,000)
Inventory	179,000	403,000
Accounts payable	(85,000)	(89,000)
Accrued expenses and other current liabilities	(66,000)	(48,000)
Dividends payable	-	2,028,000
Operating lease and other liabilities	(561,000)	(516,000)
Net cash used in operating activities	(2,665,000)	(3,341,000)

Cash flows from investing activities:
Purchase of property and equipment	(42,000)	(42,000)
Cash used in investing activities	(42,000)	(42,000)

Cash flows from financing activities:
Proceeds from related party advances, net of payments	2,713,000	2,482,000
Proceeds from contribution from parent	-	577,000
Proceeds from note payable, fees	-	250,000
Net cash provided by financing activities	2,713,000	3,309,000

Net decrease in cash and cash equivalents	6,000	(74,000)
Cash at beginning of period	21,000	95,000
Cash at end of period	$27,000	$21,000
Non-cash investing and financing activities
Forgiveness of accrued dividends	$2,667,000	$-
Conversion of principal and interest on convertible note	$-	$55,000

The accompanying notes are an integral part of these consolidated financial statements.

F-15

TURNONGREEN, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024

1. DESCRIPTION OF BUSINESS

Overview

TurnOnGreen, Inc., a Nevada corporation (“TOG”), through its wholly owned subsidiaries Digital Power Corporation (“Digital Power”) and TOG Technologies Inc. (“TOGT,” and together with Digital Power, the “Company”), is an emerging provider of premium power electronic and electric vehicle (EV) charging solutions. The Company designs, develops, manufactures, and sells highly engineered, feature-rich, high-grade power conversion systems and power solutions for mission-critical, life-sustaining, and lifesaving applications across a variety of sectors, particularly those operating in demanding and harsh environments. We serve a broad range of markets, including defense and aerospace, medical and healthcare, industrial applications, telecommunications, e-Mobility, and OEM solutions. Our products are highly adaptive, featuring customized firmware meticulously configured to meet the specific requirements and challenges of our customers’ applications. In addition, we provide comprehensive EV charging infrastructure and subscription-based charging network management services for residential, fleet, hospitality, workplace, healthcare, municipal, and educational environments including universities and schools.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). The consolidated financial statements include the accounts of the Company and its subsidiaries, and all intercompany transactions have been eliminated in consolidation. All significant intercompany accounts have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements, in conformity with GAAP, requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Key estimates include net realizable inventory value and useful lives of asset.

 Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer,
•	Step 2: Identify the performance obligations in the contract,
•	Step 3: Determine the transaction price,
•	Step 4: Allocate the transaction price to the performance obligations in the contract, and
•	Step 5: Recognize revenue when the company satisfies a performance obligation.

F-16

The Company recognizes revenue primarily from four different types of contracts:

•	Product sales and installation - The Company generates revenues from the sale of its products through a direct and indirect sales force and primarily receives fixed consideration for sales of products. Some contracts contain a combination of product sales with a service such as installation of the products, which is expected to be performed in the near term. Such services are distinct and accounted for as separate performance obligations. For sales, the Company’s performance obligations to deliver products are satisfied at the point in time when products are shipped to the customer, which is when the customer obtains control over the goods. The installation service on these types of contracts is usually completed within six to twelve weeks.

•	The Company recognizes installation service revenue over time using the cost-to-cost measure of progress, which measures an installation obligation’s progress toward completion based on the ratio of actual contract costs incurred to date to the Company’s estimated costs at completion. Significant judgment may be required by management in the cost estimation process for these contracts, which is based on the knowledge and experience of the Company’s project managers, subcontractors and financial professionals. Total estimated costs to complete projects include direct labor, material, permits and subcontractor costs.

The Company also provides standard assurance warranties on product functionality, which are not separately priced or considered material.

Some of the Company’s contracts with distributors include stock rotation rights after six months for slow-moving inventory, which represents variable consideration. The Company uses an expected value method to estimate variable consideration and constrains revenue for estimated stock rotations until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, returns have been insignificant.

Because the Company’s product sales agreements have an expected duration of one year or less, the Company has elected to adopt the practical expedient in ASC 606-10-50-14(a) of not disclosing information about its remaining performance obligations.

Sales Tax Collected from Customers

As a part of the Company’s normal course of business, sales taxes are collected from customers in accordance with local regulations. Sales taxes collected are remitted, in a timely manner, to the appropriate governmental tax authority on behalf of the customer. The Company’s policy is to present revenue and costs net of sales taxes.

Deferred Revenue

Deferred revenue consists of billings on contracts where performance has commenced, and payments have been received in advance of revenue recognition. Deferred revenue is recognized in revenue as the related revenue recognition criteria are met.

Cash and Cash Equivalents

The Company’s cash is maintained in checking accounts with reputable financial institutions. These balances may, at times, exceed the U.S. Federal Deposit Insurance Corporation insurance limits. As of December 31, 2024, and December 31, 2023, the Company had cash of $27,000 and $21,000, respectively. The Company has not experienced any losses on deposits of cash and cash equivalents.

Accounts Receivable and Allowance for Credit Losses

The Company’s receivables are recorded when invoiced and represent claims against third parties that will be settled in cash. The Company records accounts receivable at the invoiced amount less an allowance for any potentially uncollectible accounts under the current expected credit loss impairment model and discloses the net amount of the financial instrument expected to be collected. The Company estimates the allowance for credit losses based on an ongoing review of existing economic conditions, the financial conditions of the customers, historical trends in credit losses, and the amount and age of past due accounts. Past-due receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amount due.

F-17

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases. Operating leases are recognized as Right-of-use (“ROU”) assets, Operating lease liability, current, and Operating lease liability, non-current on the consolidated balance sheets. Lease assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In certain of the lease agreements, the Company receives rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis over the lease term without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the life of the lease, without assuming renewal features, if any, are exercised. The Company elected the practical expedient in ASC 842 and does not separate lease and non-lease components for any of its leases.

Inventory

Inventories, inclusive of raw materials and finished goods, are valued at the lower cost or net realizable value after using the first-in, first-out method. Management compares the cost of inventory with the net realizable value and adjustments are made for writing down inventory to net realizable value, if lower.

The Company periodically assesses its inventories valuation with respect to obsolete items by reviewing revenue forecasts and technological obsolescence and moving such items into a reserve for obsolescence. When inventories on hand exceed the foreseeable demand or become obsolete, the value of excess inventory, which at the time of the review was not expected to be sold, is written off.

 Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property and equipment is retired or otherwise disposed of the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the results of operations for the respective period.

Warranty

The Company offers a warranty period for all its manufactured products to function free from defects in material and workmanship under normal use and service for one to two years on most products and up to five years for rugged power products for the defense and aerospace markets. For the Company’s electric vehicle supply equipment product line, the Company offers up to a three-year extended warranty beyond the manufacturing warranty period, although not considered material to its revenue stream. The Company also provides end user technical support for up to fifteen (15) years on many of its products that have long lifetimes. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, the sector product being used, historical rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability.

F-18

Litigation

The Company records an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when it considers it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Income Taxes

The Company determines its income taxes under the asset and liability method in accordance with ASC No. 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with ASC No. 740-10-25. ASC No. 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC No. 740-10-25 also requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of December 31, 2024, and December 31, 2023, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.

 Impairment of Long-lived Assets

The Company analyzes its long-lived assets for potential impairment at least annually or when changes in circumstances indicate a possibility of impairment. Impairment losses are recorded on long-lived assets when indicators of impairment are present. When the carrying value of an asset exceeds the associated undiscounted expected future cash flows, it is considered to be impaired and is written down to fair value.

Segments

The Company determined that its two primary brands constitute its two operating segments. However, the Company’s operating segments continue to be aggregated into one reportable segment based on the similarity in economic characteristics, other qualitative factors and the objectives and principles of ASC 280, Segment Reporting.

Receivables and Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables.

Trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the U.S. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

F-19

Preferred Shares

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity.

New Accounting Guidance – Recently Adopted

On November 27, 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 is designed to improve the reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker. The new standard is effective for the Company for the fiscal year beginning after 15 December 2023, and interim periods within fiscal years beginning after 15 December 2024. The Company adopted ASU No. 2023-07 during the fiscal year ended December 31, 2024, and the adoption did not result in any material changes to the consolidated financial statements.

Recent Accounting Pronouncements not yet Adopted

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement may affect the Company’s financial reporting, the Company undertakes an analysis to determine any required changes to its Consolidated Financial Statements.

In December 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income- Expense Disaggregation Disclosures (ASU 2024-03). ASU 2024-03 requires disclosure of specific information about certain costs and expenses in the notes to its financial statements for interim and annual reporting periods. The objective of the disclosure requirements is to provide disaggregated information to help financial statement users (a) better understand the Company’s performance, (b) better assess the Company’s prospects for future cash flows, and (c) compare the Company’s performance over time and with that of other entities. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which intends to enhance the transparency and decision usefulness of income tax disclosures. The amendments address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for the Company for annual periods beginning after December 15, 2024, on a prospective or retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

3. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses and operations have not provided sufficient cash flows. The Company believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant deliveries of its products. The Company’s inability to continue as a going concern could have a negative impact on the Company, including its ability to obtain needed financing, and could adversely affect the trading price of the Company’s Common Stock. These factors create substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date that the Company’s audited consolidated Financial Statements are issued. The Company intends to finance its future development activities and its working capital needs largely through the sale of equity securities with some additional funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements.

F-20

The consolidated financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

  4. REVENUE DISAGGREGATION

The Company’s disaggregated revenues consisted of the following:

	For the Year Ended December 31,
	2024	2023
Primary Geographical Markets
North America	$4,839,000	$3,771,000
Europe	49,000	29,000
Other	24,000	401,000
Total Revenue	$4,912,000	$4,201,000

Major Goods
Power supply units	$4,501,000	$3,854,000
EV chargers	411,000	347,000
Total Revenue	$4,912,000	$4,201,000

Timing of Revenue Recognition
Revenue recognized over time	$47,000	$16,000
Goods transferred at a point in time	4,865,000	4,185,000
Total Revenue	$4,912,000	$4,201,000

The Company’s related party sales consisted of the following:

	For the Year Ended December 31,
	2024	2023
Related Party
Subsidiaries of Hyperscale	$28,000	$14,000

The following table provides the percentage of total revenue attributable to a single customer from which 10% or more of total revenue is derived:

	For the Year Ended		For the Year Ended
	December 31, 2024		December 31, 2023
	Total Revenue	Percentage of Total	Total Revenue	Percentage of Total
	by Major	Company	by Major	Company
	Customers	Revenue	Customer	Revenue
Customer A	$1,721,000	35%	$769,000	18%
Customer B	$-	-%	$476,000	11%

F-21

5. TRADE RECEIVABLES

	For the Year Ended		For the Year Ended
	December 31, 2024		December 31, 2023
	Trade Receivables	Percentage of	Total Receivables	Percentage of
	by Major	Total Trade	by Major	Total Trade
	Customer	Receivables	Customer	Receivables
Customer A	$346,000	47%	$342,000	35%
Customer C	$91,000	12%	$179,000	18%

Related party receivables

As of December 31, 2024, and 2023, the Company had related party receivables of $17,000 and $0, respectively.

 6. WRITE OFF EV RELATED ASSETS

During the year ended December 31, 2024, the Company determined that the EV charging business was not performing to expectations and that little to no revenue growth in that business is expected in the immediate future. The Company determined that based on this further investment in the EV charging business would be minimal and that recoverability of investments in assets specific to the EV charging business would not be realized. This resulted in a write off of approximately $763,000 to prepaid and fixed assets related to the EV business for the year ended December 31, 2024.

The expenses totaling approximately $763,000 are recorded on the Write off EV assets line of the Consolidated statements of operations for the year ended December 31,2024.

7. PROPERTY AND EQUIPMENT

As of December 31, 2024, and 2023, property and equipment consisted of the following:

	December 31, 2024	December 31, 2023
Machinery and equipment	$648,000	$649,000
Leasehold improvements, furniture and equipment	221,000	217,000
EV chargers	-	141,000
	869,000	1,007,000
Less: accumulated depreciation and amortization	(715,000)	(649,000)
Property and equipment, net	$154,000	$358,000

Depreciation and amortization expense related to property and equipment was $94,000 and $63,000 for the years ended December 31, 2024, and 2023, respectively.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following rates:

Useful Lives
Asset	(In Years)
Computer software and office and computer equipment	3 - 5
Machinery and equipment, automobiles, furniture, and fixtures	3 - 15
Leasehold improvements	Over the term of the lease or the life of the asset, whichever is shorter

F-22

8. INVENTORIES

As of December 31, 2024, and 2023, inventories consisted of:

	December 31, 2024	December 31, 2023
Finished products	$416,000	$878,000
Raw materials, parts and supplies	474,000	461,000
Total inventories	$890,000	$1,339,000

9. LAWSUIT LIABILITY

Gordon v. Digital Power Corporation

On or about November 21, 2019, the plaintiff-William Gordon, filed a complaint against defendant, DPC, alleging wrongful termination and disability discrimination. The arbitration was conducted during October 2022. Aside from the opening and responding trial briefs, the arbitrator requested additional briefing on two subjects, undisclosed principal liability, and disclosed principal liability, both of which were submitted. In May 2023 the arbitrator entered a final award against the Company and in favor of Mr. Gordon in the amount of $1.1 million inclusive of interest, legal fees, administrative fees and expenses. Interest accrues at 10% per annum.

The Company has recorded a lawsuit liability of $1.1 million for this judgement as of December 31, 2024, and 2023 in the consolidated balance sheets. Interest expense related to the liability was $56,000 for the year ended December 31, 2024.

10. LEASES

Office and Warehouse Leases

During the years ended December 31, 2024, and 2023, the Company was a lessee as well as a sublessor for a certain office space lease. No residual value guarantees have been provided by the sublessee. For the years ended December 31, 2024, and 2023, the Company recognized income related to the sublease of $91,000 and $84,000, respectively. The sublease expired November 30, 2024. Fixed sublease payments received are recognized on a straight-line basis over the sublease term and netted against operating lease expenses.

The Company leases offices and warehouse space under operating leases requiring periodic payments. The following table provides a summary of leases by balance sheet category as of December 31, 2024, and 2023:

	December 31, 2024	December 31, 2023
Operating right-of-use assets	$567,000	$1,133,000
Operating lease liability – current	581,000	619,000
Operating lease liability – non-current	50,000	631,000

The components of lease expenses recorded within operating expenses on the Company’s consolidated statements of operations for the years ended December 31, 2024, and 2023, were as follows:

	December 31,
	2024	2023
Operating lease costs	$649,000	$623,000
Less: Sublease income	(91,000)	(84,000)
Total	$558,000	$539,000

F-23

The following tables provides a summary of other information related to leases for the year ended December 31, 2024:

December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:	-
Operating cash flows related to operating leases	$702,000
Right-of-use assets obtained in exchange for new operating lease liabilities	-
Weighted-average remaining lease term – operating leases	1.1 years
Weighted-average discount rate – operating leases	8%

Payments due by period of lease liabilities under the Company’s non-cancellable operating lease as of December 31, 2024, were as follows:

2025	$609,000
2026	51,000
Total lease payments	660,000
Less interest	(29,000)
Present value of lease liabilities	$631,000

11. RELATED PARTY TRANSACTIONS

The Company is a subsidiary of Hyperscale Data, Inc. (“Hyperscale”), and as a result Hyperscale is deemed a related party.

Allocation of General Corporate Expenses

Hyperscale provides human resources, accounting and other services to the Company, which are included as allocations of these expenses.  The allocation method calculates an appropriate share of overhead costs by using Company revenue as a percentage of total revenue.  This method is reasonable and consistently applied.  Costs incurred in connection with the allocation of these costs are reflected in selling, general and administrative of $401,000 and $642,000 for the fiscal year end December 31, 2024, and 2023, respectively.  As of December 31, 2024, and 2023, $401,000 and $488,000, respectively were recorded in Hyperscale advance payable. As of December 31, 2023, $153,000 was recorded as Contribution from Parent in the statement of changes in stockholders’ deficit.

Total Contributions from Parent are $0 and $730,000 for the period ended December 31, 2024, and 2023, respectively.

Related Party Sales and Receivables

The Company recognized $28,000 and $14,000 in revenue in the years ended December 31, 2024, and 2023, respectively, from sales to another subsidiary of Hyperscale. As of December 31, 2024, and 2023, the Company had related party receivables of $17,000 and $0, respectively.

Related Party Notes and Advances Payable

Related party notes and advances payable were used for working capital purposes and on December 31, 2024, and 2023, were comprised of the following:

	Interest rate	Due date	December 31, 2024	December 31, 2023
Hyperscale advance payable	10%	-	$5,118,000	$2,407,000
Chief Executive Officer	14%	Default	46,000	51,000
Non-officer advance payable	-	-	21,000	14,000
Total related party notes and advances payable			$5,185,000	$2,472,000

On September 26, 2024, The Company entered into an Amendment to the Loan and Security Agreement (the “Amendment”) with Hyperscale dated August 15, 2023 (the “Credit Agreement”). The Credit Agreement provided for a secured, non-revolving credit facility with an aggregate principal amount of up to $2,000,000 (the “Credit Limit”) through December 31, 2023 (the “Credit Termination Date”). All loans under the Credit Agreement (collectively, the “Advances”) were payable within five business days of a request by Hyperscale, and Hyperscale was not obligated to provide any further Advances after the Credit Termination Date.

F-24

Pursuant to the Amendment, the Company and Hyperscale have agreed to, among other things, amend the Credit Agreement to increase the Credit Limit to $8,000,000, extend the Credit Termination Date to December 31, 2026, and provide for additional loans made in excess of the initial Credit Limit to become Advances.

During June 2023, Hyperscale and the Company’s management determined that all allocations and capital funding provided to us by Hyperscale beginning April 1, 2023, would be repaid, and treated as a related party note payable. On August 15, 2023, the Company entered into a loan and security agreement (the “security agreement”) with Hyperscale in relation to the June 30, 2023, outstanding Hyperscale advance payable of $701,000. The related party note payable accrues interest of 10%, has no fixed terms of repayment and is recorded as related party notes and advances payable.

The Company recorded related party interest expense of $368,000 and $160,000 for the years ended December 31, 2024, and 2023, respectively in interest expense, related party.

12. INCOME TAXES

The following is a geographical breakdown of loss before the provision for income tax, for the years ended December 31, 2024, and 2023.

	2024	2023
Pre-tax loss
U.S. Federal	$(3,968,000)	$(4,834,000)
Foreign	-	-
Total	$(3,968,000)	$(4,834,000)

The federal and state income tax (provision) benefit is summarized as:

	2024	2023
Current
U.S. Federal	$-	$-
U.S. State	5,000	-
Foreign	-	-
Total current provision	5,000	-
Deferred
U.S. Federal	-	-
U.S. State		-
Foreign	-	-
Total deferred provision (benefit)	-	-
Total provision (benefit) for income taxes	$5,000	$-

F-25

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes and (b) operating losses and tax credit carryforwards. Significant components of the Company’s deferred taxes as of December 31 were as follows:

	2024	2023
Deferred tax asset:
Net operating loss	$7,396,000	$6,558,000
Intangible asset basis	113,000	118,000
Deferred rent liability	177,000	349,000
Inventory adjustments	375,000	352,000
R&D capitalization	102,000	201,000
Asset retirement obligation	7,000	4,000
Settlement liability	298,000	267,000
Accrued warranty	13,000	14,000
Accrued salaries	69,000	65,000
Deferred revenue	35,000	12,000
Accrued interest	122,000	-

Total deferred tax asset	8,707,000	7,940,000

Deferred tax liability:
ROU assets	(159,000)	(316,000)
Fixed asset basis	(90,000)	(97,000)
Total deferred income tax liabilities	(249,000)	(413,000)
Net deferred income tax assets	8,458,000	7,527,000
Valuation allowance	(8,458,000)	(7,527,000)
Deferred tax asset (liability), net	$-	$-

Events which may restrict utilization of a company’s net operating loss and credit carryforwards include, but are not limited to, certain ownership change limitations as defined in Internal Revenue Code Section 382 and similar state provisions. In the event the Company has had a change of ownership, utilization of carryforwards could be restricted to an annual limitation. The annual limitation may result in the expiration of net operating loss carryforwards before utilization. The Company has not undertaken a study to determine if its net operating losses are limited. In the event the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating loss carryovers available in any taxable year could be limited and may expire unutilized. The impact of any such limitations or expirations would not have a material impact on the financials since all the deferred tax assets for the Company’s attributes are fully offset by a valuation allowance.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The valuation allowance increased by $803,000, and $915,000 during the years ended December 31, 2024, and 2023, respectively. Net operating losses and tax credit carryforwards as of December 31, 2024, and 2023 were as follows:

	2024 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$16,359,000	Do Not Expire
Net operating losses, federal (Pre-January 1, 2018)	9,263,000	2024 to 2037
Net operating losses, state	28,641,000	2029 to 2041

	2023 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$12,724,000	Do Not Expire
Net operating losses, federal (Pre-January 1, 2018)	10,169,000	2023 to 2037
Net operating losses, state	25,095,000	2029 to 2041

F-26

The effective tax rate of the Company’s provision (benefit) for income taxes as of December 31, 2024, and 2023 differed from the federal statutory rate as follows:

	2024	2023
Statutory Rate	21.00%	21.00%
State Tax	7.67%	6.98%
Permanent Differences	(2.19)%	(0.57)%
Changes in VA	(22.18)%	(28.06)%
NOL Expiration	(5.25)%	0.00%
Prior Year True-ups	(0.28)%	0.65%
Total	(0.13)%	0.00%

The Company’s statute of limitations remains open for various taxable years in various U.S. federal and California jurisdictions.

13. LOSS PER SHARE

In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of Common Stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of Common Stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company excluded the potential Common Stock equivalents outstanding from the calculation of diluted weighted average net loss per share for each of the years ended December 31, 2024, and 2023, which would be anti-dilutive due to the net loss from continuing operations in those periods.

Anti-dilutive securities, which are convertible into or exercisable for the Company’s Common Stock, consisted of the following as of December 31, 2024, and 2023:

	December 31,
	2024	2023
Warrants	140,955,729	116,010.720
Convertible notes	-	-
Convertible preferred stock	1,250,000,000	1,250,000,000
Total	1,390,955,729	1,366,010,720

14. COMMITMENTS AND CONTINGENCIES

Litigation Matters

 The Company is involved in litigation arising from other matters in the ordinary course of business. The Company is regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. The Company records an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred, and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as additional information becomes available. Significant judgment is required to determine both the likelihood of there being a loss, and the estimated amount of a loss related to such matters.

With respect to the Company’s outstanding litigation matters, based on the Company’s current knowledge, the Company believes that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

F-27

Non-cancelable Obligations

In the normal course of business, the Company enters non-cancelable obligations with certain parties to purchase services, such as technology equipment and subscription-based cloud service arrangements. As of December 31, 2024, and 2023, the Company had outstanding non-cancelable purchase obligations with terms of one year or longer aggregating $18,000 and $36,000, respectively.

15. STOCKHOLDERS’ DEFICIT

Authorized Capital

The Company is authorized to issue 2 billion (2,000,000,000) shares of Common Stock, par value $0.001 per share and fifty million (50,000,000) shares of preferred stock, par value $0.001 per share, of which twenty-five thousand shares (25,000) have been designated as Series A Convertible Redeemable Preferred Stock, par value $0.001 per share and the remaining authorized shares of preferred stock are “blank check” shares, which can be issued with various rights as determined by the Board. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

Common Stock

The holders of the Company’s Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Company’s board of directors (the “Board”). Holders of Common Stock are also entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Company’s affairs.

Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of Common Stock, all rights to vote and all voting power shall be vested in the holders of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote.

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock.

16. REDEEMABLE SERIES A PREFERRED STOCK – RELATED PARTY

Series A Preferred Stock

There are 25,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has a stated value of $1,000, for an aggregate value of $25 million.

On August 9, 2024, the Company amended and restated its certificate of designations of rights and preferences of the Series A Convertible Redeemable Preferred Stock (“Preferred Stock”). Pursuant to the Series A Amendment, the holder of the preferred stock, which is a related party, waived all accrued and future dividends in exchange for an increase in the liquidation preference to 125%. This modification of the Preferred Stock resulted in a non-cash decrease in accrued dividends and a corresponding increase in additional paid in capital of $2,667,000.

On April 22, 2024, the Company amended its articles of incorporation. Pursuant to the Series A Amendment, the conversion price, for purposes of determining the number of votes the holder of Series A Preferred Stock is entitled to cast, shall not be lower than $0.072. Further, the price at which the Series A Preferred Stock shall become convertible into shares of common stock of the Company shall be equal to the greater of (i) $0.02 per share or (ii) eighty (80%) percent of the Market Price as at the Conversion Date.

F-28

Each holder shall be entitled to vote on an “as converted” basis with holders of outstanding shares of our common stock, voting together as a single class, with respect to any and all matters presented to the stockholders for their action or consideration. For so long as the holder shall continue to hold any shares of Series A Preferred Stock issued to it on the date of the Acquisition, the holder shall be entitled to elect a number of directors to the Board equal to a percentage determined by the number of Series A Preferred Stock beneficially owned by the holders, determined on an “as converted” basis, divided by the sum of the number of shares of Common Stock outstanding plus the number of Series A Preferred Stock outstanding on an “as converted” basis, provided, that the number of directors that the holders are entitled to elect shall never be less than a majority of our Board.

Beginning January 1, 2026, the shares of Series A Preferred Stock shall be subject to redemption in cash at the option of the holder in an amount per share equal to the stated value plus all accrued and unpaid dividends thereon. In accordance with FASB ASC Topic 480, “Distinguishing Liabilities from Equity”, paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the shares of Series A Preferred Stock are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

17. WARRANTS

A summary of warrant activity for the years ended December 31, 2024, and 2023 is presented below:

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Outstanding on January 1, 2023	-	$-	-
Granted	116,015,935	0.1
Forfeited	-	-
Exercised	(5,215)	0.1
Outstanding on December 31, 2023	116,010,720	0.1	4.6
Granted	24,954,170	0.1
Forfeited
Exercised	(9,161)	0.1
Outstanding on December 31, 2024	140,955,729	$0.1	3.7

The following summarizes information about common stock warrants outstanding on December 31, 2024:

Warrants received by related parties consisted of 13,235,252, and 13,228,170 as of December 31, 2024, and 2023, respectively.

Commitment Fee; Warrant

On July 25, 2024, the Company entered into a purchase agreement (the “ELOC Purchase Agreement”) with GCEF Opportunity Fund, LLC (“GCEF”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, the Company has the right to direct GCEF to purchase up to an aggregate of $25.0 million of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) over the 36-month term of the ELOC Purchase Agreement and the Company will execute a warrant to purchase shares of Common Stock (“ELOC Warrant”), granting the GCEF the right to purchase Common Stock issuable upon the exercise of the ELOC Warrants, with an expiration date that is the third anniversary of the First Trading Day (as defined ELOC Purchase Agreement). Under the ELOC Warrant, GCEF has the right to buy up to 2% of our outstanding Common Stock within three business days after our Common Stock is publicly listed for trading on a U.S. national securities exchange or other trading platform.

F-29

In consideration for GCEF’s execution of the ELOC Purchase Agreement, the Company is required to issue to GCEF, as a commitment fee, a number of Common Stock equivalent to 2.0% of the Aggregate Limit or $0.5 million (“Commitment Fee Shares”), payable either in cash or freely tradeable Common Stock on the first trading day after 30 consecutive trading days commencing with the first trading day designated in each draw down notice. The draw down notice shall specify the draw down amount requested, set the threshold price for such draw down and designate the first trading day of the draw down pricing period that the Company wishes to grant to the purchaser during the draw down pricing period.

18. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive and Financial Officer, who reviews the assets, operating results, and financial metrics for the Company to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on gross profit and net loss that are also reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net loss, which include the following:

	Years ended December 31,
	2024	2023
Revenue	$4,912,000	$4,201,000
Cost of revenue
Manufacturing costs	1,524,000	1,434,000
Distribution costs	481,000	410,000
Inventory adjustment	270,000	853,000
EV chargers	206,000	248,000
Other	309,000	361,000
Cost of revenue	2,790,000	3,306,000
Gross profit	2,122,000	895,000
Operating expenses:
Research and development:
Payroll and benefits	238,000	229,000
Occupancy costs	93,000	98,000
Other research and development	76,000	91,000
Total research and development	407,000	418,000
Selling and marketing:
Payroll and benefits	972,000	798,000
Occupancy costs	164,000	168,000
Other selling and marketing	157,000	481,000
Total selling and marketing	1,293,000	1,447,000
General and administrative
Payroll and benefits	1,209,000	927,000
Professional fees and outside services	472,000	422,000
Write off EV related assets	763,000	-
Occupancy costs	660,000	707,000
Other general and administrative	862,000	1,648,000
Total general and administrative	3,966,000	3,704,000
Total operating expenses	5,666,000	5,569,000
Operating loss	$(3,544,000)	$(4,674,000)

F-30

Up to 47,142,858 shares of Common Stock

TurnOnGreen, Inc.

PROSPECTUS

_______, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than discounts and underwriting commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$390.93
Accounting fees and expenses	$25,000
Legal fees and expenses	$20,000
Printing and miscellaneous expenses	$5,000
Total expenses	$50,390.93

______________

The Selling Stockholder will be responsible for its underwriting commissions and discounts.

Item 14. Indemnification of Directors and Officers

Under our Bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise.

Without limiting the application of the foregoing, the Board may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises. We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On April 6, 2023, the Company, entered into a Purchase Agreement with FAR Holdings International, LLC (the “Investor”) pursuant to which the Company borrowed $250,000 and issued a promissory note to the Investor in the principal face amount of $300,000. The Company also issued to the Investor warrants (the “Investor Warrants”) to purchase an aggregate of 1,000,000 shares of Common Stock of the Company (the “Warrant Shares”). The Investor Warrants entitle the holder to purchase shares of Common Stock for a period of five years at an exercise price of $0.044 per share, subject to adjustment. The exercise price of each Investor Warrant is subject to adjustment for customary stock splits, stock dividends, combinations or similar events.

The Warrants and the Warrant Shares were offered and sold to the Investors in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933.

On July 25, 2024, the Company entered into a Securities Purchase Agreement (the “ELOC Purchase Agreement”) with the Selling Stockholder, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct the Selling Stockholder to purchase up to an aggregate of $25,000,000 of shares of Common Stock over the 36-month term of the ELOC Purchase Agreement and the Company will execute a warrant to purchase shares of our Common Stock (“ ELOC Warrant”) granting the Selling Stockholder the right to purchase shares our Common Stock issuable upon the exercise of the ELOC Warrants, with an expiration date that is the third anniversary of the First Trading Day (as defined ELOC Purchase Agreement). Pursuant to the Warrant, the Selling Stockholder shall have the right to purchase up to 2% of the total number of shares of our Common Stock outstanding as of the Public Listing Date.

The execution of the ELOC Purchase Agreement and the transactions contemplated thereby were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

On October 29, 2025, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with SJC Lending LLC (“SJC”), pursuant to which SJC agreed to purchase up to an aggregate principal amount of $1,650,000 in convertible promissory notes (the “Convertible Notes”) for a total purchase price of $1,500,000 (the “Loan”).

The Securities Purchase Agreement provides that the purchase of the Convertible Notes will occur in seven (7) separate tranche closings, although SJC may, in its sole discretion, purchase any principal face amount of Convertible Notes prior to the scheduled tranche dates. The initial tranche closing, which occurred on October 29, 2025, consisted of the issuance of a Convertible Note in the principal amount of $440,000 for a purchase price of $400,000.

 Pursuant to the Securities Purchase Agreement, SJC purchased the second tranche of Convertible Notes in the principal amount of $220,000 for a purchase price of $200,000 on December 16, 2025.

Additionally in accordance with the Securities Purchase Agreement, and subject to certain conditions being satisfied, SJC will purchase additional Convertible Notes having an aggregate principal face amount of $990,000 for a total purchase price of $900,000, to be funded in monthly increments consistent with the tranche schedule set forth in the Securities Purchase Agreement.

II-2

The Convertible Notes accrue interest at 12% per annum, increasing to 20% per annum on amounts in excess of $300,000 upon the occurrence of an event of default (as defined in the Convertible Notes). The Convertible Notes mature on the first anniversary of their respective issuance dates. The Convertible Notes are convertible into shares of our common stock at a conversion price equal to the greater of (i) $0.035 per share (the “Floor Price”), which shall not be adjusted for stock dividends, stock splits, stock combinations, or other similar transactions, and (ii) an amount representing a 20% discount to the Company’s lowest VWAP (as defined in the Convertible Notes) of our common stock on any trading day during the ten (10) trading days immediately preceding the conversion date.

The Securities Purchase Agreement and Convertible Notes contain customary affirmative and negative covenants applicable to the Company and its subsidiaries. For so long as any Convertible Notes remain outstanding, we and our subsidiaries are restricted from incurring additional indebtedness or granting liens (other than permitted indebtedness and liens), declaring or paying dividends, entering into mergers, acquisitions, or change-of-control transactions, selling or transferring material assets outside the ordinary course of business, issuing additional equity or convertible securities except as expressly permitted, or amending our charter, bylaws, or other governing documents in a manner adverse to SJC. Additionally, commencing on October 29, 2025, and continuing until the earlier of (i) such time as all Convertible Notes have been repaid or fully converted or (ii) one (1) year thereafter, we are prohibited from entering into any variable-rate transactions, and SJC has a right of first refusal with respect to any proposed public or private equity offering, including any debt instrument convertible into equity, during such period.

In connection with the Loan, we and our subsidiaries granted SJC a continuing security interest in substantially all of our assets, including intellectual property, as collateral for repayment of the Convertible Notes. Specifically, under an Intellectual Property Security Agreement, we and our subsidiaries, Digital Power Corporation and TOG Technologies, Inc., granted SJC a security interest in our trademarks, copyrights, patents, and mask works; under a Security Agreement, we and our subsidiaries granted SJC a security interest in substantially all other assets; and under a Pledge Agreement, we pledged the capital stock of our subsidiaries as additional collateral.

The Convertible Notes include customary events of default, including non-payment, failure to deliver Conversion Shares, breaches of covenants, and bankruptcy or insolvency events, upon which interest may increase to 20% per annum and SJC may exercise all rights and remedies available to a secured creditor. The Conversion Shares being registered pursuant to this registration statement are intended to satisfy our contractual obligations under the Securities Purchase Agreement requiring registration of the shares issuable upon conversion of the Convertible Notes.

The Convertible Notes were offered and sold in reliance upon an exemption from registration requirements under Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description

2.1**	Securities Purchase Agreement dated March 20, 2022, by and among Imperalis Holding Corp., BitNile Holdings, Inc and TurnOnGreen, Inc. Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed March 21, 2022.
2.2**	Form of Amendment to Securities Purchase Agreement, dated September 5, 2022. Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed September 6, 2022.
3.1**	Articles of Incorporation, dated April 5, 2005. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 filed April 13, 2021.
3.2**	Certificate of Amendment to the Articles of Incorporation, dated March 11, 2011. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 filed April 13, 2021.
3.3**	Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 31, 2023.
3.4**	Certificate of Amendment filed with the Nevada Secretary of State on December 21, 2023. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed January 18, 2024.
3.5**	Certificate of Designations of Rights and Preferences of Series A Convertible Redeemable Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed September 6, 2022.
3.6**	Amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock, filed with the Nevada Secretary of State on March 21, 2024. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed March 26, 2024.
3.7**	Amendment to the Certificate of Designations of Rights and Preferences of Series A Convertible Redeemable Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed April 25, 2024.
3.8**	Amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock, filed with the Nevada Secretary of State on August 9, 2024. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed August 15, 2024.
3.9**	By-Laws of TurnOnGreen, Inc. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10 filed April 13, 2021.
3.10**	Amended and Restated Bylaws of the Company as of January 11, 2024. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed January 18, 2024.
4.1**	Convertible Promissory Note, dated December 15, 2021, made by Imperalis Holding Corp. in favor of Digital Power Lending, LLC. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed December 21, 2021.
4.2**	Form of Warrant. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed April 12, 2023.
4.3**	Form of Convertible Note, issued October 29, 2025. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed October 29, 2025.
5.1**	Opinion of Olshan Frome Wolosky LLP, as to the legality of the shares being offered.
10.1**	Convertible Promissory Note issued January 14, 2021. Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form 10 filed April 13, 2021.
10.2**	Exchange Agreement between Imperalis Holding Corp. and Digital Power Lending, LLC, dated as of December 15, 2021. Incorporated by reference to Exhibit 10.1 the Current Report on Form 8-K filed December 21, 2021.
10.3**	Share Exchange Agreement with CannaCure Sciences, Inc. Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form 10 filed April 13, 2021.
10.4**	Form of Partnership Agreement, dated April 26, 2021, between TurnOnGreen, Inc. (formerly Coolisys Technologies Corp.) and ChargeLab, Inc. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed September 6, 2022.
10.5**	Form of Distribution and Resale Agreement with Tesco Solutions LLC an Indiana based construction firm. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed September 6, 2022.
10.6**	Form of Purchase Agreement with Unique Electric Solutions, a New York based entity. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed September 6, 2022.
10.7**	Form of Best Western International Marketing Agreement. Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed September 6, 2022.
10.8**	Form of EV-olution Charging Systems Distribution Agreement. Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed September 6, 2022.
10.9**	Form of CED National Accounts Distribution Agreement. Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed September 6, 2022.

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10.10**	Form of Electric Vehicle Charger Site License Agreement dated May 23, 2002 by and between TurnOnGreen and Sunrise Hills Commercial Association. Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed September 6, 2022.
10.11**	Form of Purchase Agreement. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed April 12, 2023.
10.12**	Form of Note. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed April 12, 2023.
10.13**	Form of Loan and Security Agreement. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed August 21, 2023.
10.14**	Purchase Agreement dated July 25, 2024, by and between TurnOnGreen, Inc. and GCEF Opportunity Fund, LLC. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed July 31, 2024.
10.15**	Form of Amendment to Loan and Security Agreement. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 2, 2024.
10.16**	Securities Purchase Agreement, dated October 29, 2025, by and between TurnOnGreen, Inc. and SJC Lending LLC. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 29, 2025.
10.17**	Form of IP Security Agreement, dated October 29, 2025. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed October 29, 2025.
10.18**	Form of Security Agreement, dated October 29, 2025. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed October 29, 2025.
10.19**	Form of Pledge Agreement, dated October 29, 2025. Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed October 29, 2025.
21.1**	List of Subsidiaries.
23.1*	Consent of CBIZ CPAs P.C., Independent Registered Public Accountants.
23.2**	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1).
24.1**	Power of Attorney (included on signature page of the Registration Statement).
107**	Calculation of Filing Fee Table.

__________________________________

*	Filed herewith.
**	Previously Filed.

(b) Financial statements schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, California, on January 21, 2026.

TURNONGREEN, INC.

By:	/s/ Amos Kohn
	Name:	Amos Kohn
	Title:	Chief Executive Officer (principal executive officer) and Chief Financial Officer

 Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amos Kohn		January 21, 2026
Amos Kohn	Chaiman, Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial and accounting officer)

/s/ Marcus Charuvastra*	Director	January 21, 2026
Marcus Charuvastra

/s/ Douglas Gintz*	Director	January 21, 2026
Douglas Gintz

* Pursuant to Power of Attorney

By:	/s/ Amos Kohn
Amos Kohn Attorney-in-Fact